As filed with the Securities and Exchange Commission on July 14, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Horizon Bancorp

(Exact name of registrant as specified in its charter)

Indiana	6022	35-1562417
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

515 FRANKLIN SQUARE, MICHIGAN CITY, INDIANA 46360 (219) 874-0211

(Address, including zip code and telephone number, including area code, of principal executive offices)

Todd Etzler

Vice President, General Counsel

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

(219) 879-0211

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Curt W. Hidde, Esq. David P. Hooper, Esq. Barnes & Thornburg LLP 11 S. Meridian Street Indianapolis, Indiana 46204 (317) 236-1313	John W. Tanselle, Esq. SmithAmundsen LLC Capital Center, South Tower 201 N. Illinois Street, Suite 1400 Indianapolis, Indiana 46204 (317) 464-4148

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger of Lafayette Community Bancorp with and into the Registrant pursuant to the Agreement and Plan of Merger described in the proxy statement/prospectus included in Part I of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.        ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	1,091,795	N/A	$28,009,984	$3,247

(1)	Represents the maximum number of shares of common stock of the Registrant, Horizon Bancorp (NASDAQ GS: HBNC), that is expected to be issued in connection with the merger of Lafayette Community Bancorp into the Registrant.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f), based on $16.81 per share, the average of the high and low prices of a share of Lafayette Community Bancorp common stock on July 10, 2017 (which date is within five business days prior to the date of the filing of this Registration Statement), multiplied by 1,857,426 shares of Lafayette Community Bancorp common stock that may be received by the Registrant and/or cancelled upon consummation of the merger, less $3,213,347, which is the estimated aggregate amount of cash expected to be paid by the Registrant in exchange for shares of Lafayette Community Bancorp common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 14, 2017

PROXY STATEMENT FOR THE SPECIAL MEETING OF

SHAREHOLDERS OF LAFAYETTE COMMUNITY BANCORP

and

PROSPECTUS OF

HORIZON BANCORP

The boards of directors of Lafayette Community Bancorp (“LFCB”) and Horizon Bancorp (“Horizon”) have approved an Agreement and Plan of Merger (which is referred to herein as the “Merger Agreement”) that provides for LFCB to merge with and into Horizon. If the merger is approved by LFCB’s shareholders and all other closing conditions are satisfied, each outstanding share of LFCB common stock (other than shares then held of record by Horizon, shares held as treasury shares of LFCB, or dissenting shares) owned by shareholders owning of record and/or beneficially at least 100 shares of LFCB common stock shall be converted into the right to receive 0.5878 shares of Horizon common stock (subject to certain adjustments as described in the Merger Agreement) and $1.73 in cash. Shareholders of LFCB who own of record and/or beneficially fewer than 100 shares of LFCB common stock will be entitled to receive only fixed consideration of $17.25 per share in cash and will not be entitled to receive any shares of Horizon common stock. Each LFCB shareholder also will receive cash in lieu of any fractional shares of Horizon common stock that such shareholder would otherwise receive in the merger, with the amount of cash based on the market value of one share of Horizon common stock determined shortly before the closing of the merger. Additionally, LFCB has the right to terminate the Merger Agreement during the five-day period following the date on which all regulatory approvals and other approvals required for the merger are received if Horizon’s average common stock closing price is below $21.57 per share, and the percentage decrease in Horizon’s stock price from its average closing price for the 15-day trading period ended immediately prior to the date of the Merger Agreement is more than 15% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period. If LFCB elects to exercise its termination rights, Horizon has the right to prevent LFCB’s termination under those circumstances, however, by agreeing to increase the exchange ratio pursuant to a formula set forth in the Merger Agreement.

Subject to the adjustments described in the Merger Agreement and based on Horizon’s closing stock price of $26.68 on July 13, 2017, the value of the aggregate consideration that LFCB’s shareholders will receive in the merger is approximately $32.3 million. The boards of directors of both LFCB and Horizon believe that the merger is in the best interests of each of their respective companies and shareholders.

Your vote is very important. We cannot complete the merger unless the shareholders of LFCB approve the Merger Agreement and the merger. This document is a proxy statement that LFCB is using to solicit proxies for use at its special meeting of shareholders to be held on [•], 2017 to vote on the Merger Agreement and the merger. This document also serves as a prospectus relating to Horizon’s issuance of up to 1,091,795 shares of Horizon common stock in connection with the merger. This proxy statement/prospectus describes the LFCB special meeting, the merger proposal, and other related matters.

LFCB’s board of directors unanimously recommends that LFCB’s shareholders vote “FOR” approval of the Merger Agreement and the merger.

Horizon’s common stock is traded on the NASDAQ Global Select Market under the trading symbol “HBNC.” On May 22, 2017, the last day prior to the public announcement of the merger, the closing price of a share of Horizon common stock was $25.38. On [•], 2017, the latest practicable date before the date of this document, the closing price of a share of Horizon common stock was $[•]. LFCB’s common stock is not listed on any national securities exchange, but rather is quoted on the OTC Pink Marketplace, which is maintained by OTC Markets Group Inc., under the symbol “LFYC.” On May 22, 2017, the closing price of a share of LFCB common stock was $16.40. On [•], 2017, the closing price of a share of LFCB common stock was $[•]. Please see “Risk Factors” beginning on page [•] for a discussion of certain risks relating to the merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

This proxy statement/prospectus is dated [•], 2017, and it

is first being mailed to LFCB’s shareholders on or about [•], 2017.

AVAILABLE INFORMATION

As permitted by Securities and Exchange Commission rules, this document incorporates certain important business and financial information about Horizon from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

Attn: Dona Lucker, Shareholder Relations Officer

(219) 874-9272

In order to ensure timely delivery of these documents, you should make your request no later than five business days before the special meeting date, or by [•], 2017.

You also can obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information.”

In addition, if you are an LFCB shareholder and have questions about the merger or the LFCB special meeting, need additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the following:

Lafayette Community Bancorp

301 South Street

Lafayette, Indiana 47901

Attn: Bradley W. Marley, President and Chief Executive Officer

(765) 429-7200

In order to ensure timely delivery of these documents, you should make your request no later than five business days before the special meeting date, or by [•], 2017.

LFCB does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.

All information in this proxy statement/prospectus concerning Horizon and its subsidiaries has been furnished by Horizon, and all information in this proxy statement/prospectus concerning LFCB and its subsidiaries has been furnished by LFCB. You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to LFCB’s shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

This proxy statement/prospectus is dated [•], 2017. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Horizon shares as contemplated by the Merger Agreement shall create any implication to the contrary.

301 South Street

Lafayette, Indiana 47901

(765) 429-7200

Notice of Special Meeting of Shareholders

To Be Held on [•], 2017

To the Shareholders of Lafayette Community Bancorp:

We are pleased to notify you of and invite you to a special meeting of the shareholders of Lafayette Community Bancorp (“LFCB”) to be held on [•], [•], 2017, at [•] [a.m./p.m.], local time, at the main office of LFCB, located at 301 South Street, Lafayette, Indiana 47901, to consider and vote upon the following matters:

1.	Merger Proposal. To approve the Agreement and Plan of Merger dated May 23, 2017 (which we refer to as the “Merger Agreement”) by and between Horizon Bancorp (“Horizon”) and LFCB, pursuant to which LFCB will merge with and into Horizon. Immediately after the effective time of the merger, Lafayette Community Bank, the wholly-owned Indiana state chartered bank subsidiary of LFCB, will merge with and into Horizon Bank, the wholly-owned Indiana state-chartered commercial bank subsidiary of Horizon. In connection with the merger, you will receive in exchange for each of your shares of LFCB common stock:

•	0.5878 shares of Horizon common stock (subject to certain adjustments as provided in the Merger Agreement), which we refer to as the “exchange ratio,” and $1.73 in cash, which we refer to as the “cash consideration;” provided, however, that, if you own beneficially and/or of record fewer than 100 shares of LFCB common stock, you will be entitled to receive only fixed consideration of $17.25 per share in cash and will not be entitled to receive any shares of Horizon common stock; and

•	in lieu of any fractional shares of Horizon common stock, an amount of cash equal to such fraction multiplied by the average of the daily closing sales price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the 15 consecutive trading days immediately preceding the second business day prior to the closing of the merger on which such shares were actually traded.

2.	Adjournment. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the merger.

3.	Other Matters. To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

The enclosed proxy statement/prospectus describes the Merger Agreement and the proposed merger in detail and includes, as Appendix A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page [•] of the enclosed proxy statement/prospectus for a discussion of certain risk factors relating to the Merger Agreement and the merger.

The board of directors of LFCB recommends that LFCB’s shareholders vote “FOR” the approval and adoption of the Merger Agreement and the merger, and “FOR” adjournment of the special meeting, if necessary.

The board of directors of LFCB has fixed the close of business on [•], 2017, as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

YOUR VOTE IS VERY IMPORTANT. The Merger Agreement must be adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of LFCB common stock in order for the proposed merger to be consummated. IF YOU DO NOT RETURN YOUR PROXY CARD OR DO NOT VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE A VOTE AGAINST THE PROPOSED MERGER. Whether or not you plan to attend the special meeting in person, we urge you to date, sign, and return promptly the enclosed proxy card in the accompanying envelope. You may revoke your proxy at any time before the special meeting or by attending the special meeting and voting in person.

As required by Indiana Code 23-1-44-10, LFCB is notifying all shareholders entitled to vote on the merger that you are or may be entitled to assert dissenters’ rights under the dissenters’ rights chapter of the Indiana Business Corporation Law. A copy of the dissenters’ rights chapter is included with the accompanying proxy statement/prospectus as Appendix D. See also “Dissenters’ Rights” beginning on page [•] in the accompanying proxy statement/prospectus.

By Order of the Board of Directors,

Richard D. Murray

Senior Vice President, Chief Operating Officer,

and Corporate Secretary

Lafayette, Indiana

[•], 2017

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why do LFCB and Horizon want to merge?

A:	We believe that combining LFCB and Horizon will create a stronger Indiana banking franchise. The merger will give the combined company greater scale, not only for serving existing customers more efficiently but also for future expansion. We have similar, community-oriented philosophies, and the merger is expected to give us a stronger presence in current and new markets. We also believe the locations of LFCB’s banking offices are consistent with Horizon’s strategic expansion plan in the Northern Indiana market.

For additional information regarding each company’s reasons for the merger, see “The Merger – LFCB’s Reasons for the Merger; Board Recommendation” beginning on page [•], and “The Merger – Horizon’s Reasons for the Merger” beginning on page [•].

Q:	What will LFCB’s shareholders receive in the merger?

A:	If the merger is completed, each share of LFCB common stock held by an LFCB shareholder owning 100 or more shares will be converted into the right to receive (i) 0.5878 shares of Horizon common stock (subject to certain adjustments as described in the Merger Agreement) (which we refer to as the “exchange ratio”), and (ii) $1.73 in cash (which we refer to as the “cash consideration”). We refer to the cash consideration and the exchange ratio, as adjusted, collectively as the “merger consideration.” The cash consideration and exchange ratio are subject to adjustment as described below. Because the exchange ratio for the stock consideration is fixed, the value of the stock consideration will fluctuate with the market price of Horizon’s common stock. Accordingly, any change in the market price of Horizon’s common stock prior to the completion of the merger will affect the amount and the market value of the merger consideration ultimately received by LFCB’s shareholders at the time of the merger. If the merger is completed, each share of LFCB common stock held by an LFCB shareholder who owns of record and/or beneficially fewer than 100 shares will receive fixed consideration in the amount of $17.25 per share in cash and will not be entitled to receive any shares of Horizon common stock.

For those LFCB shareholders who are entitled to receive the cash consideration, Horizon will be entitled to reduce the amount of the cash consideration if the estimated environmental clean-up costs with respect to the real property owned or leased by LFCB exceed $50,000, or exceed $350,000 and Horizon elects not to terminate the Merger Agreement. For more details, see “The Merger Agreement – Environmental Inspections” beginning on page [•].

For those LFCB shareholders who are entitled to receive shares of Horizon common stock as part of the merger consideration, the exchange ratio is subject to adjustment as follows:

•	if prior to the effective time of the merger, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend, or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of LFCB common stock receive at the effective time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred; or

•	if LFCB elects to terminate the Merger Agreement because the average closing price of Horizon’s common stock is less than $21.57 for the fifteen consecutive trading days before the date of the receipt of the approvals and consents necessary to consummate the merger (including any waiting periods applicable to regulatory applications), and if the decline in Horizon’s share price is more than 15% greater than the corresponding price decline in the SNL Small Cap U.S. Bank and Thrift Index, Horizon may elect to negate LFCB’s termination by exercising Horizon’s option to increase the exchange ratio pursuant to the formula specified in the Merger Agreement. See “The Merger Agreement – Merger Consideration” beginning on page [•].

In lieu of any fractional shares of Horizon common stock, Horizon will distribute an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the fifteen consecutive trading days preceding the second business day prior to the closing of the merger on which such shares were actually traded.

Q:	How do I vote shares held in the Lafayette Community Bank 401(k) Plan?

A:	Each participant in LFCB’s 401(k) Plan is entitled to direct the 401(k) plan trustee as to the shares held in the plan which are allocated to the participant’s account. The 401(k) plan trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the 401(k) plan trustee received voting instructions. Participants in the 401(k) plan will need to vote by mail (by completing and signing the instruction card that accompanies this proxy statement/prospectus). Participants must return their instruction cards to the 401(k) plan trustee by 11:59 p.m. on [•], 2017 in order to instruct the trustee how to vote such LFCB shares.

If a participant properly executes the instruction card distributed by the trustee, the trustee will vote such participant’s shares in accordance with the participant’s instructions. Where properly executed instruction cards are returned to the trustee with no specific instruction as to how to vote at the Special Meeting, the trustee will vote shares “FOR” the adoption and approval of the Merger Agreement, and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies.

Q:	Will Horizon’s shareholders receive any shares or cash as a result of the merger?

A:	No, Horizon’s shareholders will not receive any cash or shares in the merger.

Q:	What risks should LFCB’s shareholders consider before voting on the Merger Agreement?

A:	You should review “Risk Factors” beginning on page [•].

Q:	What are the tax consequences of the merger to LFCB’s shareholders?

A:	The merger has been structured so that Horizon, LFCB, and their respective shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of LFCB shares for Horizon shares in the merger. Taxable income will result, however, to the extent an LFCB shareholder receives cash (including cash received in lieu of a fractional share of Horizon common stock) and the cash received exceeds the shareholder’s adjusted basis in the surrendered stock. The tax treatment of any gain or loss will depend upon the shareholder’s individual circumstances. At the closing, Horizon and LFCB are to receive an opinion confirming these tax consequences. See “Material Federal Income Tax Consequences” beginning on page [•].

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What will LFCB’s shareholders be voting on at the special shareholders meeting?

A:	At the Special Meeting of Shareholders of LFCB (the “Special Meeting”), LFCB’s shareholders will be asked to approve the Merger Agreement, as well as any proposal of the LFCB board of directors to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes, in person or by proxy, to approve any of these items. The LFCB board of directors unanimously recommends that LFCB’s shareholders vote “FOR” approval of the Merger Agreement, and “FOR” any proposal of the LFCB board of directors to adjourn or postpone the Special Meeting, if necessary.

Q:	What are the vote requirements to approve the matters that will be considered at the Special Meeting?

A:	At the Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of LFCB common stock is required to approve the Merger Agreement. Approval of the proposal to adjourn the Special Meeting to allow extra time to solicit proxies requires more votes to be cast in favor of the proposal than are cast against it.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly. If you hold stock in your name as a shareholder of record, you must complete, sign, date, and mail your proxy card in the enclosed return envelope as soon as possible. If you hold your stock through a bank or broker (commonly referred to as held in “street name”), you may direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the [•], 2017 LFCB Special Meeting.

Q:	Why is my vote important?

A:	If you do not vote by proxy or in person at the Special Meeting, it will be more difficult for LFCB to obtain the necessary quorum to hold the Special Meeting. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote “AGAINST” the approval of the Merger Agreement. The Merger Agreement must be approved by the holders of a majority of the issued and outstanding shares of LFCB common stock entitled to vote at the Special Meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you hold LFCB shares in street name with a broker, your broker will not be able to vote your shares without instructions from you on the proposal to approve the Merger Agreement or the proposal to adjourn the Special Meeting. You should contact your broker and ask what directions your broker will need from you. If you hold LFCB shares in street name with a broker and you do not provide instructions to your broker on how to vote on the merger, your broker will not be able to vote your shares on that proposal, and this will have the effect of a vote “AGAINST” the merger.

Q:	Can I attend the Special Meeting and vote my shares in person?

A:	Yes. All LFCB shareholders are invited to attend the Special Meeting. If you are an LFCB shareholder of record, you can vote in person at the Special Meeting. If you hold LFCB shares in street name through a bank, broker, or other nominee, then you must obtain a legal proxy from the holder of record by contacting your bank, broker, or other nominee to vote your shares in person at the Special Meeting. However, we would prefer that you vote by proxy, even if you plan to attend the meeting. As noted below, you still will have a right to change your vote at the meeting, should you so choose.

Q:	What happens if I do not vote?

A:	Because the required vote of LFCB’s shareholders to approve the Merger Agreement is based upon the number of issued and outstanding shares of LFCB common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same practical effect as a vote “AGAINST” the merger. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the approval and adoption of the Merger Agreement and the merger.

Q:	Can I change my vote before the Special Meeting?

A:	Yes. If you are an LFCB shareholder of record, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to LFCB’s Corporate Secretary before the Special Meeting stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card before the Special Meeting that is dated later than the date of your prior proxy card. Third, you may vote in person at the Special Meeting. Merely being present at the Special Meeting, without voting at the meeting, will not constitute a revocation of a previously given proxy. If you hold your shares in street name with a bank or broker, you must follow the directions you receive from your bank or broker to change your vote.

Q:	When do you currently expect to complete the merger?

A:	We expect to complete the merger in the third quarter of 2017. However, we cannot assure you when or if the merger will occur. The approval of LFCB’s shareholders on the Merger Agreement, among other things, must first be obtained before we are able to close the merger.

Q:	Do LFCB’s shareholders have dissenters’ rights?

A:	Dissenters’ rights are available to LFCB’s shareholders under Indiana law, but you will only be able to dissent from the proposed merger by complying with the applicable provisions of the Indiana Business Corporation Law (“IBCL”). To claim dissenters’ rights under the IBCL, you must (i) before the vote on the merger is taken at the Special Meeting, deliver to LFCB written notice of your intent to demand payment for your shares if the merger is effectuated, and (ii) not vote in favor of the merger in person or by proxy at the Special Meeting. Your written notice to demand payment for your shares must be delivered to: Lafayette Community Bancorp, 301 South Street, Lafayette, Indiana 47901, Attention: Richard D. Murray, Corporate Secretary. If the merger is approved at the Special Meeting, LFCB will send any dissenting shareholders a notice of dissenters’ rights within 10 days after the Special Meeting date which will state the procedures such shareholders must follow to further exercise their dissenters’ rights in accordance with the IBCL. If an LFCB shareholder executes and returns a proxy card but does not specify a choice on the merger, such shareholder will be deemed to have voted “FOR” the merger and to have waived such shareholder’s dissenters’ rights, unless the shareholder revokes his or her proxy prior to its being voted. See “Dissenters’ Rights” beginning on page [•] for a further description of the dissenters’ rights available to LFCB’s shareholders. See also Appendix D for the relevant section of the IBCL concerning dissenters’ rights.

Q:	Should I send in my LFCB stock certificates now?

A:	No. As soon as practicable after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares for the merger consideration and surrender your LFCB share certificates. At that time, you must send your completed letter of transmittal to Horizon’s exchange agent for the merger named in the letter of transmittal in order to receive the merger consideration. You should not send your LFCB share certificates until you receive the letter of transmittal.

Q:	Whom should I contact if I have other questions about the Merger Agreement or the merger?

A:	If you have more questions about the Merger Agreement or the merger, you should contact:

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

(219) 873-2611

Attention: Mark E. Secor, Chief Financial Officer

You may also contact:

Lafayette Community Bancorp

301 South Street

Lafayette, Indiana 47901

(765) 429-7200

Attention: Bradley W. Marley, President and Chief Executive Officer

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the appendices and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption “Where You Can Find More Information” beginning on page [•].

The Companies

Horizon Bancorp

515 Franklin Square

Michigan City, IN 46360

(219) 874-9272

Horizon Bancorp is a registered bank holding company incorporated in Indiana and headquartered in Michigan City, Indiana. Horizon provides a broad range of banking services in Northern and Central Indiana and Southwestern and Central Michigan through its Indiana state-chartered commercial bank subsidiary, Horizon Bank, and other affiliated entities, including Horizon Risk Management, Inc. Horizon operates as a single segment, which is commercial banking. Horizon Bank was chartered as a national banking association in 1873, and converted from a national bank to an Indiana state commercial bank effective as of June 23, 2017. Horizon Bank currently operates 56 full service offices and 5 loan and deposit production offices. Horizon Bank is a full-service commercial bank offering commercial and retail banking services, corporate and individual trust and agency services, and other services incident to banking. Horizon Risk Management, Inc. is a captive insurance company incorporated in Nevada and was formed as a wholly-owned subsidiary of Horizon. Horizon’s common stock is traded on the NASDAQ Global Select Market under the trading symbol “HBNC.” Horizon’s primary regulator is the Board of Governors of the Federal Reserve System, referred to in this proxy statement/prospectus as the Federal Reserve Board. Horizon Bank’s primary regulator is the Indiana Department of Financial Institutions (“IDFI”), and its primary federal regulator is the Federal Deposit Insurance Corporation (“FDIC”). At March 31, 2017, Horizon Bank had total assets of $3.17 billion and total deposits of $2.44 billion.

Horizon’s website address is www.horizonbank.com. Information contained in, or accessible through, Horizon’s website does not constitute a part of this joint proxy statement/prospectus. Additional information about Horizon and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page [•].

Lafayette Community Bancorp

301 South Street

Lafayette, IN 47901

(765) 429-7200

LFCB, headquartered in Lafayette, Indiana, is an Indiana corporation and is a one bank holding company. It owns 100% of the capital stock of its subsidiary bank, Lafayette Community Bank (“LCB”), an Indiana-chartered commercial bank. LCB was established in 2000 and offers a full range of banking services and products with four branch locations serving Lafayette, Tippecanoe County, and the surrounding area. LFCB is quoted on the OTC Pink Marketplace under the symbol “LFYC.” There is no established trading market for LFCB’s common stock.

LFCB’s website address is www.lafayettecommunitybank.com. Information contained in, or accessible through, LFCB’s website does not constitute a part of this proxy statement/prospectus. Additional information about LFCB and LCB is included elsewhere in this proxy statement/prospectus. For more information, please see the section entitled “Where You Can Find More Information” beginning on page [•].

Special Meeting of LFCB’s Shareholders; Required Vote (page [•])

The Special Meeting of LFCB’s shareholders is scheduled to be held on [•], [•], 2017, at [•] [a.m./p.m.], local time, at the main office of LFCB, located at 301 South Street, Lafayette, Indiana 47901. At the Special Meeting, LFCB’s shareholders will be asked to vote to approve the Merger Agreement and the merger of LFCB into Horizon contemplated by that agreement. Only LFCB shareholders of record as of the close of business on [•], 2017 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting.

As of [•], 2017, the directors and executive officers of LFCB, and their affiliates, beneficially owned 1,081,806 shares or approximately 53.1% of the 1,948,000 outstanding shares of LFCB common stock. In connection with the execution of the Merger Agreement, all of the directors of LFCB and LCB executed a voting agreement pursuant to which they agreed to vote all their shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this proxy statement/prospectus.

Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of LFCB common stock. Approval of the proposal to adjourn the Special Meeting to allow extra time to solicit proxies requires more votes to be cast in favor of the proposal than are cast against it.

The Merger and the Merger Agreement (page [•])

Horizon’s acquisition of LFCB is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions are satisfied or waived, LFCB will be merged with and into Horizon, with Horizon as the surviving corporation. Immediately after the effective time of the merger, LCB will be merged with and into Horizon Bank, a wholly-owned subsidiary of Horizon, with Horizon Bank surviving. We encourage you to read the Merger Agreement, which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

What LFCB’s Shareholders Will Receive in the Merger (page [•])

If the merger is completed, each share of LFCB common stock held by an LFCB shareholder owning 100 or more shares will be converted into the right to receive (i) 0.5878 shares of Horizon common stock, and (ii) $1.73 in cash. However, if a shareholder owns beneficially and/or of record fewer than 100 shares of LFCB common stock, that shareholder will be entitled to receive only $17.25 per share in cash and will not be entitled to receive any shares of Horizon common stock. The exchange ratio is subject to the following adjustments:

•	Anti-Dilution Adjustments. If prior to the effective time of the merger, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend, or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of LFCB common stock receive at the effective time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred; or

•	Decrease in Market Price of Horizon Common Stock. If LFCB elects to terminate the Merger Agreement because the market price of Horizon’s common stock has decreased below certain amounts specified in the Merger Agreement, Horizon will have the option of increasing the exchange ratio pursuant to the formula specified in the Merger Agreement in lieu of LFCB’s right to terminate the Merger Agreement.

Because the exchange ratio for the stock consideration is fixed, the value of the stock consideration will fluctuate with the market price of Horizon’s common stock. Accordingly, any change in the market price of Horizon’s common stock prior to the completion of the merger will affect the amount and the market value of the merger consideration ultimately received by LFCB’s shareholders at the time of the merger.

In lieu of any fractional shares of Horizon common stock, Horizon will distribute an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the fifteen consecutive trading days preceding the second business day prior to the closing of the merger on which such shares were actually traded.

Treatment of LFCB Stock Options (page [•])

The Merger Agreement provides that each option to acquire shares of LFCB common stock outstanding and unexpired as of the effective date of the merger will become fully vested and be converted into the right to receive from LFCB, at or prior to the effective time of the merger, an amount in cash equal to $17.25 per share, minus the per share exercise price for each share subject to an LFCB stock option, less applicable tax withholdings. As of the date of this document, there were outstanding and unexpired options to purchase an aggregate of 97,500 shares of LFCB common stock at a weighted average exercise price of $6.26 per share.

Recommendation of LFCB’s Board of Directors (page [•])

The LFCB board of directors unanimously approved the Merger Agreement and the proposed merger. The LFCB board believes that the Merger Agreement, including the merger contemplated by the Merger Agreement, is advisable and fair to, and in the best interests of, LFCB and its shareholders, and therefore recommends that LFCB’s shareholders vote “FOR” the proposal to adopt the Merger Agreement. In reaching its decision, the LFCB board of directors considered a number of factors, which are described in the section captioned “The Merger – LFCB’s Reasons for the Merger; Board Recommendation” beginning on page [•]. Because of the wide variety of factors considered, the LFCB board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

The LFCB board also recommends that you vote “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting in person or by proxy to approve the merger.

Dissenters’ Rights (page [•])

Dissenters’ rights are available to LFCB’s shareholders under Indiana law, but LFCB’s shareholders will only be able to dissent from the proposed merger by complying with the applicable provisions of the Indiana Business Corporation Law (the “IBCL”). For more information, see “Dissenters’ Rights” beginning on page [•].

Voting Agreements (page [•])

As of [•], 2017, the directors and executive officers of LFCB beneficially owned 1,081,806 shares or approximately 53.1% of the 1,948,000 outstanding shares of LFCB common stock. In connection with the execution of the Merger Agreement, all of the directors of LFCB and LCB executed a voting agreement pursuant to which they agreed to vote their shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this proxy statement/prospectus.

Opinion of LFCB’s Financial Advisor (page [•])

In connection with the merger, LFCB jointly retained Renninger & Associates, LLC (“Renninger”) and Ausdal Financial Partners as its financial advisors. In this regard, Renninger delivered a written opinion, dated May 23, 2017, to the LFCB board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of LFCB common stock in the proposed merger. The full text of Renninger’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Renninger in preparing the opinion, is attached as Appendix B to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the LFCB board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of LFCB to engage in the merger or enter into the Merger Agreement or constitute a recommendation to the LFCB board in connection with the merger, and it does not constitute a recommendation to any holder of LFCB common stock as to how to vote in connection with the merger or any other matter.

Reasons for the Merger (page [•])

The LFCB board of directors believes that the merger and the Merger Agreement are advisable and fair to, and in the best interests of, LFCB and its common shareholders and, therefore, the board of directors recommends that LFCB’s shareholders vote “FOR” the proposal to adopt the Merger Agreement. In reaching its decision, the LFCB board of directors considered many factors, including the factors described under the heading “The Merger – LFCB’s Reasons for the Merger; Board Recommendation” beginning on page [•].

Regulatory Approvals (page [•])

Under the terms of the Merger Agreement, the merger cannot be completed until Horizon receives necessary regulatory approvals, which include a waiver from the Federal Reserve Bank of Chicago (“FRB”) of the application requirements for the merger of LFCB into Horizon, and the approvals of the FDIC and IDFI of the merger of LCB into Horizon Bank. As of the date of this proxy statement/prospectus, Horizon has filed the required applications with the FDIC and IDFI, and we expect to receive FDIC and IDFI approval and the FRB’s waiver in August or September 2017. Although we believe that we will be able to obtain these regulatory approvals and waivers, there can be no assurance that all requisite approvals and waivers will be obtained or that they will be obtained within the time period we anticipate.

New Horizon Shares Will Be Eligible for Trading (page [•])

The shares of Horizon common stock to be issued in the merger will be eligible for trading on the NASDAQ Global Select Market.

Conditions to the Merger (page [•])

The obligation of Horizon and LFCB to consummate the merger is subject to the satisfaction or waiver, on or before the completion of the merger, of a number of conditions, including, but not limited to:

•	the Merger Agreement must receive the requisite approval of LFCB’s shareholders;

•	approval of the transaction by the appropriate regulatory authorities;

•	the representations and warranties made by the parties in the Merger Agreement must be true, accurate, and correct as of the effective date of the merger;

•	the covenants made by the parties must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through and as of the effective time of the merger;

•	the parties must have received the respective closing deliveries of the other parties to the Merger Agreement;

•	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, relating to the Horizon shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission;

•	at the request of Horizon and subject to bank regulatory approval, LCB shall dividend its excess capital to LFCB at least 10 days prior to the effective time of the merger;

•	the boards of directors of Horizon and LFCB must have received an opinion from Barnes & Thornburg LLP to the effect that the merger constitutes a tax free “reorganization” for purposes of Section 368 of the Internal Revenue Code, as amended (the “Code”);

•	As of the end of the month prior to the effective time of the merger, LFCB’s adjusted consolidated shareholders’ equity, as defined in the Merger Agreement, shall not be less than $19,902,000;

•	Horizon shall have received executed cancellation agreements with respect to the outstanding options to purchase shares of LFCB common stock;

•	LCB shall have provided notice of termination to Computer Services, Inc. under that certain Data Processing Agreement, dated July 30, 2010 between LCB and Computer Services, Inc.;

•	the LFCB employees specified in the Merger Agreement shall have executed and delivered noncompetition agreements;

•	Bradley W. Marley, the President and Chief Executive Officer of LFCB, shall have executed and delivered a mutual termination of employment agreement to Horizon;

•	the shares of Horizon common stock to be issued to LFCB’s shareholders in the merger must have been approved for listing on the NASDAQ Global Select Market; and

•	there shall be no legal proceedings initiated or threatened seeking to prevent the completion of the merger.

For a further description of the conditions necessary to the completion of the merger, see “The Merger Agreement – Conditions to the Merger” beginning on page [•]. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Termination (page [•])

Horizon or LFCB may mutually agree at any time to terminate the Merger Agreement without completing the merger, even if LFCB’s shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the Merger Agreement under specified circumstances, including if the merger is not consummated by December 31, 2017, if the required regulatory approvals are not received, or if LFCB’s shareholders do not approve the Merger Agreement at the Special Meeting. In addition, either party may terminate the Merger Agreement if there is a breach of the agreement by the other party that would cause the failure of conditions to the terminating party’s obligation to close, unless the breach is capable of being cured and is cured within twenty business days of notice of the breach. Horizon also has the right to terminate the Merger Agreement if LFCB’s board of directors approves another acquisition proposal with a third party other than Horizon or publicly recommends that LFCB’s shareholders approve such other acquisition proposal.

Additionally, LFCB has the right to terminate the Merger Agreement during the five-day period following the date on which all regulatory approvals and other approvals (disregarding any waiting period applicable to the regulatory approvals) required for the merger are received if Horizon’s average common stock closing price is below $21.57 per share, and the percentage decrease in the stock price of Horizon from Horizon’s average closing stock price for the 15-day trading period ended on the date immediately prior to the date of the Merger Agreement is more than 15% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period. Horizon has the right to prevent LFCB’s termination under those circumstances, however, by agreeing to increase the exchange ratio pursuant to a formula set forth in the Merger Agreement.

Termination Fee (page [•])

LFCB is required to pay Horizon a $1,280,000 termination fee under the following circumstances:

•	if Horizon terminates the Merger Agreement because LFCB’s board of directors fails to include its recommendation to approve the merger in the proxy statement/prospectus delivered to shareholders or has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement or approves or publicly recommends an acquisition proposal with a third party, or LFCB has entered into or publicly announced an intention to enter into another acquisition proposal;

•	if either party terminates the Merger Agreement because it is not approved by the requisite vote of the shareholders of LFCB at the Special Meeting and, prior to the date that is twelve months after such termination LFCB or LCB enters into any acquisition agreement with a third party or an acquisition proposal is consummated;

•	if either party terminates the Merger Agreement because the consummation of the merger has not occurred by December 31, 2017, and (i) prior to the date of such termination an acquisition proposal was made by a third party, and (ii) prior to the date that is twelve months after such termination, LFCB or LCB enters into any acquisition agreement or any acquisition proposal is consummated; or

•	if Horizon terminates the Merger Agreement because an event occurs which is not capable of being cured prior to December 31, 2017 and would result in the conditions to Horizon’s obligation to close not being satisfied, LFCB breaches or fails to perform any of its representations, warranties, or covenants, or an event occurs that has or would reasonably be expected to have a material adverse effect on LFCB, and such matters are the result of an intentional, willful, or grossly negligent breach or nonperformance by LFCB of any representation, warranty, or covenant in the Merger Agreement.

Interests of Officers and Directors in the Merger that Are Different From Yours (page [•])

When LFCB’s shareholders consider the recommendation of the LFCB board of directors to approve the Merger Agreement and the merger, you should be aware that certain of LFCB’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of LFCB’s shareholders generally that may present actual or apparent conflicts of interest, including certain payments under the employment agreement of LFCB’s chief executive officer, and the continuation of director and officer indemnification and liability insurance protections. See “Interests of Certain Directors and Officers of LFCB in the Merger” beginning on page [•].

Accounting Treatment of the Merger (page [•])

The merger will be accounted for as a business combination in accordance with United States generally accepted accounting principles.

Rights of Shareholders After the Merger (page [•])

When the merger is completed, LFCB’s shareholders owning at least 100 shares of LFCB common stock will become Horizon shareholders, and their rights then will be governed by Horizon’s articles of incorporation and bylaws and applicable law. Horizon and LFCB are both organized under Indiana law. To review the differences in the rights of shareholders under each company’s governing documents, see “Comparison of the Rights of Shareholders” beginning on page [•].

Material Federal Income Tax Consequences of the Merger (page [•])

Horizon and LFCB expect the merger to qualify as a “reorganization” for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•	a holder of LFCB common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of cash received, or (2) the amount of gain “realized” in the merger. The amount of gain an LFCB shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value of the Horizon common stock received, exceeds (b) the shareholder’s aggregate adjusted tax basis in the LFCB common stock; and

•	an LFCB shareholder will recognize gain or loss, if any, on any fractional share of Horizon common stock for which cash is received equal to the difference between the amount of cash received and the LFCB shareholder’s allocable tax basis in the fractional share.

To review the tax consequences of the merger to LFCB’s shareholders in greater detail, please see the section “Material Federal Income Tax Consequences” beginning on page [•]. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HORIZON

The following data is derived from Horizon’s audited annual historical financial statements and its unaudited financial statements at or for the periods indicated. Per share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto of Horizon incorporated by reference into this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

(in thousands, except per share data)	At or for the Three Months Ended March 31,		At or for the year ended December 31,

	2017	2016	2016	2015	2014	2013	2012

	(unaudited)	(unaudited)
Summary of Operations:

Interest Income	$28,834	$23,528	$106,529	$88,588	$76,205	$74,886	$72,528

Interest Expense	3,266	3,754	20,537	13,854	13,222	13,503	14,322

Net Interest Income	25,568	19,744	85,992	74,734	62,983	61,383	58,206

Provision for Loan Losses	330	532	1,842	3,162	3,058	1,920	3,524

Net Interest Income after Provision for Loan Losses	25,238	19,242	84,150	71,572	59,925	59,463	54,682

Non-Interest Income	7,559	7,387	35,455	28,434	24,872	24,690	26,394

Non-Interest Expense	21,521	19,270	86,892	72,225	60,541	57,229	53,087

Income Before Income Taxes	11,276	7,359	32,713	27,781	24,256	26,924	27,989

Income Tax Expense	3,052	1,978	8,801	7,232	6,155	7,048	8,446

Net Income	8,224	5,381	23,912	20,549	18,101	19,876	19,543
Net Income Available to Common Shareholders	$8,224	$5,339	$23,870	$20,424	$17,968	$19,506	$19,062

Period-End Balances:

Total Assets	$3,169,643	$2,627,918	$3,141,156	$2,652,401	$2,076,922	$1,758,276	$1,848,227

Total Loans, Net	2,131,899	1,705,836	2,121,149	1,734,597	1,362,053	1,052,836	1,172,447

Total Deposits	2,443,699	1,878,479	2,471,210	1,880,153	1,482,319	1,291,520	1,294,153

Total Borrowings	357,509	463,343	304,945	482,144	383,840	288,782	378,095

Total Shareholders’ Equity	$348,575	$261,417	$340,855	$266,832	$194,414	$164,520	$158,968

Per Share Data:

Basic Earnings Per Share(1)	$0.37	$0.30	$1.19	$1.30	$1.32	$1.51	$1.59

Diluted Earnings Per Share(1)	0.37	0.30	1.19	1.26	1.27	1.45	1.53

Cash Dividends(1)	0.11	0.10	0.41	0.39	0.34	0.28	0.25
Book Value Per Common Share at Period-End(1)	$15.72	$14.54	$15.37	$14.20	$13.17	$11.76	$11.33

(1)	Adjusted for 3:2 stock splits on November 14, 2016 and November 13, 2012.

Per Share Equivalent Information

The following table sets forth the book value per share, cash dividends per share, and basic and diluted earnings per common share data for each of Horizon and LFCB on a historical basis, for Horizon on a pro forma combined basis, and on a pro forma combined basis per LFCB equivalent share. The pro forma data gives effect to: (i) the proposed acquisition of LFCB; and (ii) the proposed issuance of a number of shares of Horizon common stock and cash to the shareholders of LFCB in connection with the merger. For purposes of presenting pro forma basic and diluted earnings per share, cash dividends per share, and book value per share, the comparative pro forma data assumes that the LFCB acquisition and the merger of Horizon and LFCB were effective on December 31, 2016 and March 31, 2017, as applicable. The data in the column “Pro Forma Equivalent per LFCB Share” shows the effect of the merger from the perspective of an owner of LFCB common stock, and was obtained by multiplying the Combined Pro Forma Amounts for Horizon by the exchange ratio of 0.5878. The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements, or other possible financial benefits of the merger to the combined company, and does not attempt to suggest or predict future results.

This information does not purport to reflect what the historical results of the combined company would have been had LFCB and Horizon been combined during these periods.

	Horizon Historical	LFCB Historical	Combined Pro Forma Amounts for Horizon	Pro Forma Equivalent Per LFCB Share
Book value per share:
at March 31, 2017	$15.72	$10.14	$15.83	$9.30
at December 31, 2016	$15.37	$10.02	$16.25	$9.55

Cash dividends per share:
Three months ended March 31, 2017	$0.11	$0.00	$0.10	$0.06
Year ended December 31, 2016(1)	$0.41	$0.00	$0.39	$0.23

Basic earnings per share:
Three months ended March 31, 2017	$0.37	$0.12	$0.36	$0.21
Year ended December 31, 2016(1)	$1.19	$0.46	$1.17	$0.69

Diluted earnings per share:
Three months ended March 31, 2017	$0.37	$0.12	$0.36	$0.21
Year ended December 31, 2016(1)	$1.19	$0.45	$1.17	$0.69

(1)	Gives effect to 3:2 stock split on November 14, 2016.

Market Prices and Share Information

Horizon common stock is listed on the NASDAQ Global Select Market under the symbol “HBNC.” LFCB common stock is quoted on the OTC Pink Marketplace under the symbol “LFYC.” The following table lists the high and low prices per share for Horizon common stock and the high and low bid price for LFCB common stock and the cash dividends declared by each company for the periods indicated. The prices set forth below for the LFCB common stock quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and may not necessarily represent actual transactions.

	Horizon Common Stock			LFCB Common Stock
	High	Low	Dividends(1)	High	Low	Dividends
Quarter Ended
September 30, 2017 (through [•], 2017)	$[•]	$[•]	$0.13	$[•]	$[•]	–
June 30, 2017	28.20	24.54	0.11	17.26	15.00	–
March 31, 2017	28.40	24.10	0.11	16.50	11.51	–
December 31, 2016	32.19	20.70	0.10	12.50	10.55	–
September 30, 2016	19.79	16.19	0.10	10.25	9.55	–
June 30, 2016	16.49	15.53	0.10	11.00	9.50	–
March 31, 2016	18.17	14.25	0.10	9.00	9.00	–
December 31, 2015	18.87	14.70	0.10	15.00	8.71	–
September 30, 2015	16.92	13.17	0.10	9.25	8.75	–
June 30, 2015	16.82	14.51	0.09	9.00	8.25	–
March 31, 2015	16.68	13.94	0.09	8.25	8.10	–
(1)	Gives effect to 3:2 stock split on November 14, 2016.

You should obtain current market quotations for Horizon and LFCB common stock, as the market price of Horizon common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations on the internet, from a newspaper, or by calling your broker.

As of [•], 2017, there were approximately [•] holders of record of LFCB common stock. This does not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

LFCB has never paid a cash dividend on its common stock. LFCB presently intends to retain future earnings, if any, for use in the operation of its business and does not anticipate paying any cash dividends in the foreseeable future. Under the IBCL, LFCB may pay dividends if, after the dividend payment, LFCB is able to pay its debts as they become due and its assets exceed its liabilities.

Following the merger, the declaration of dividends will be at the discretion of Horizon’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Horizon, applicable state law and government regulations, and other factors deemed relevant by Horizon’s board of directors.

The following table shows (1) the closing market prices of Horizon common stock as quoted on the NASDAQ Global Select Market and of LFCB common stock as quoted on the OTC Pink Marketplace on May 22, 2017, the last business day prior to the announcement of the merger, and on [•], 2017, the most recent date practicable preceding the date of this proxy statement/prospectus, and (2) the equivalent pro forma value of a share of LFCB common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. The equivalent prices per share of LFCB common stock were calculated by multiplying the market price of Horizon common stock by 0.5878, which is the exchange ratio for the merger (subject to adjustment), and by adding the per share cash consideration of $1.73. All amounts in the table below are presented in dollars per share.

	Horizon Common Stock	LFCB Common Stock	Equivalent Pro Forma Per Share of LFCB Common Stock
May 22, 2017	$25.38	$16.40	$16.65
[•], 2017	$[•]	$[•]	$[•]

Recent Developments of Horizon

On June 14, 2017, Horizon announced that it entered into an Agreement and Plan of Merger to acquire Wolverine Bancorp, Inc., a Maryland corporation (“Wolverine Bancorp”). Wolverine Bancorp is a savings and loan holding company headquartered in Midland, Michigan with total assets of $379.3 million as of March 31, 2017, and which conducts its business primarily through its wholly-owned subsidiary, Wolverine Bank, which has three full-service banking offices in the Great Lakes Bay Region of Michigan. Pursuant to the transaction, Wolverine Bancorp will merge with and into Horizon, with Horizon as the surviving corporation. Immediately following the merger, Wolverine Bank will merge with and into Horizon Bank, with Horizon Bank as the surviving bank.

Upon completion of the merger with Wolverine Bancorp, each Wolverine Bancorp shareholder will have the right to receive fixed consideration of $14.00 per share in cash and 1.0152 shares of Horizon common stock for each share of Wolverine Bancorp’s common stock. Based on Horizon’s June 13, 2017 closing price of $27.50 per share as reported on the NASDAQ Global Select Market, the transaction value is estimated at $91.8 million. Subject to the approval of the merger by Wolverine Bancorp’s shareholders, regulatory approvals, and other customary closing conditions, the parties anticipate completing this merger at the end of the third or early in the fourth quarter of 2017. It is uncertain what, if any, conditions may be imposed with respect to the proposed merger by a regulator.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (see “Where You Can Find More Information” on page [•]), including the risk factors included in Horizon’s Annual Report on Form 10-K for the year ended December 31, 2016, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Cautionary Note About Forward-Looking Statements” on page [•].

Fluctuations in the market price of Horizon’s common stock may cause the value of the stock portion of the merger consideration to decrease.

Upon completion of the merger, each share of LFCB common stock held by a shareholder who holds at least 100 shares will be converted into the right to receive merger consideration consisting of 0.5878 shares of Horizon common stock and $1.73 in cash pursuant to the terms of the Merger Agreement. The market value of the merger consideration may vary from the closing price of Horizon common stock on the date the merger was announced, on the date that this document was mailed to LFCB’s shareholders, on the date of the Special Meeting of LFCB’s shareholders, and on the date Horizon and LFCB complete the merger and thereafter. While LFCB will have the right to terminate the merger agreement in the event of a specified decline in the market value of Horizon common stock relative to the value of a designated market index unless Horizon elects to increase the aggregate merger consideration (see “The Merger Agreement – Termination”), neither company is otherwise permitted to terminate the Merger Agreement or resolicit the vote of LFCB’s shareholders solely because of changes in the market price of Horizon’s stock. Any change in the exchange ratio, the market price of Horizon’s common stock, or the cash consideration prior to the completion of the merger will affect the amount and the market value of the merger consideration that LFCB’s shareholders who hold at least 100 shares of LFCB common stock will receive upon completion of the merger. Accordingly, at the time of the LFCB Special Meeting, LFCB’s shareholders will not necessarily know, or be able to calculate with certainty, the amount of the market value of the merger consideration they will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Horizon’s business, operations, and prospects, and regulatory considerations. Many of these factors are beyond the control of Horizon. You should obtain current market quotations for shares of Horizon common stock before you vote.

The Merger Agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on LFCB.

The Merger Agreement with Horizon is subject to a number of conditions that must be fulfilled in order to close. Those conditions include: approval by the shareholders of LFCB, regulatory approval, the continued accuracy of certain representations and warranties by both parties, and the performance by both parties of certain covenants and agreements. In particular, Horizon is not obligated to close if, subject to the conditions in the Merger Agreement, the estimated environmental clean-up costs exceed $350,000. In addition, certain circumstances exist in which LFCB may terminate the merger, including by accepting a superior proposal or by electing to terminate if Horizon’s stock price declines below a specified level. LFCB has the right to terminate the Merger Agreement if Horizon’s average common stock closing price over the 15-trading day period immediately preceding the date on which all regulatory approvals approving the merger (disregarding any waiting period applicable thereto) and all other approvals and consents necessary for the consummation of the merger are received (referred to as the “determination date”) is below $21.57 per share, and the percentage decrease in the stock price of Horizon from Horizon’s average closing stock price for the 15-day trading period ended on the date immediately prior to the date of the Merger Agreement is more than 15% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period. However, Horizon has the right to prevent LFCB’s termination by agreeing to increase the exchange ratio pursuant to a formula set forth in the Merger Agreement. See “The Merger Agreement – Merger Consideration” (beginning on page [•]) for a more complete discussion of the merger consideration to be paid in this proposed transaction and “– Termination” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed.

If the Merger Agreement is terminated, there may be various consequences to LFCB, including:

•	LFCB’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	LFCB may have incurred substantial expenses in connection with the merger, without realizing any of the anticipated benefits of completing the merger.

If the Merger Agreement is terminated and LFCB’s board of directors approves another merger or business combination, under certain circumstances LFCB may be required to pay Horizon a $1,280,000 termination fee, and LFCB’s shareholders cannot be certain that LFCB will be able to find a party willing to pay an equivalent or more attractive price than the price Horizon has agreed to pay in the merger.

LFCB’s shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

LFCB’s shareholders currently have the right to vote in the election of the LFCB board of directors and on other significant matters affecting LFCB, such as the proposed merger with Horizon. When the merger occurs, each LFCB shareholder who holds at least 100 shares of LFCB common stock will become a shareholder of Horizon with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of LFCB. In addition, on June 14, 2017, Horizon announced that it entered into an Agreement and Plan of Merger to acquire Wolverine Bancorp. Under the terms of that merger agreement, upon the completion of that merger each Wolverine Bancorp shareholder will have the right to receive fixed consideration of $14.00 per share in cash and 1.0152 shares of Horizon common stock for each share of Wolverine Bancorp’s common stock. See “Summary – Recent Developments of Horizon” on page [•] above. The issuance of Horizon shares in the Wolverine Bancorp transaction will be further dilutive to the LFCB shareholders. Based on the anticipated number of Horizon common shares to be issued in the merger, and assuming the completion of Horizon’s merger with Wolverine Bancorp, it is anticipated that the LFCB shareholders will only own approximately 4.29% of all of the outstanding shares of Horizon’s common stock. Because of this, LFCB’s shareholders will have less influence on the management and policies of Horizon than they now have on the management and policies of LFCB. Furthermore, shareholders of Horizon do not have preemptive or similar rights, and therefore, Horizon can sell additional voting securities in the future without offering them to the former LFCB shareholders, which would further reduce their ownership percentage in, and voting control over, Horizon.

Horizon may be unable to successfully integrate LCB’s operations and retain LCB’s employees.

Immediately after the closing of the merger, LCB will be merged with and into Horizon Bank. The possible difficulties of merging the operations of LCB with Horizon Bank include:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures;

•	integrating systems; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Horizon, Horizon Bank, or LCB, and the loss of key personnel. The merger of LCB with Horizon Bank will benefit greatly from the experience and expertise of certain key employees of LCB who are expected to be retained by Horizon. However, there can be no assurances that Horizon will be successful in retaining these employees for the time period necessary to integrate LCB into Horizon Bank at the level desired by Horizon. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and integration of LCB into Horizon Bank could have an adverse effect on the business and results of operations of Horizon or Horizon Bank, and therefore, its stock price.

Horizon may be unable to retain LFCB’s customers or grow the LFCB business.

LFCB operates in geographic markets and with customers primarily located in or near Tippecanoe County in Northwest Indiana. Horizon’s markets and customers are located primarily in Northern and Central Indiana and Southwest Michigan. Although Horizon is not anticipating major differences between the preferences of LFCB’s customers compared to Horizon’s customers, any time there is a change in products, services, ownership, or management of a bank, there is a risk that customers may seek to obtain some or all of their banking products and services from other banks. Horizon believes that the desire of LFCB’s customers to seek products or services elsewhere as a result of the merger will be lessened by the fact that the shareholders of LFCB will continue to own a portion of the combined operations after the merger and because key employees of LFCB will be continuing with the bank after the merger.

The fairness opinion delivered to LFCB’s board of directors does not reflect changes in circumstances subsequent to the date of the fairness opinion.

The fairness opinion of Renninger was delivered to LFCB’s board of directors on May 23, 2017 and speaks only as of such date. Changes in operations and prospects of Horizon and LFCB, general market and economic conditions, and other factors both within and outside of Horizon’s and LFCB’s control may significantly alter the relative value of the companies by the time the merger is completed. Renninger’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from attempting to acquire LFCB.

Until the completion of the merger, with some exceptions, LFCB is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than Horizon. In addition, LFCB has agreed to pay a termination fee of $1,280,000 to Horizon if the board of directors of LFCB withdraws, modifies, or changes its approval or recommendation of the Merger Agreement and approves or recommends an alternate acquisition transaction with a third party. These provisions could discourage other companies from trying to acquire LFCB even though such other companies might be willing to offer greater value to LFCB’s shareholders than Horizon has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on LFCB’s financial condition.

Certain of LFCB’s officers and directors have interests that are different from, or in addition to, the interests of LFCB’s shareholders generally.

Certain of LFCB’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of LFCB’s shareholders generally that may present actual or apparent conflicts of interest, including payments under the employment agreement of LFCB’s chief executive officer, and the continuation of director and officer indemnification and liability insurance protections. See “Interests of Certain Directors and Officers of LFCB in the Merger” beginning on page [•].

The merger may fail to qualify as a reorganization for federal tax purposes, resulting in the recognition by LFCB’s shareholders of taxable gain or loss in respect of their LFCB shares.

Horizon and LFCB intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Although the Internal Revenue Service will not provide a ruling on the matter, Horizon and LFCB, as a condition to closing, will obtain an opinion from Horizon’s legal counsel that the merger will constitute a reorganization for federal tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, an LFCB shareholder generally would recognize gain or loss in an amount equal to the difference between (1) the sum of the amount of cash and the aggregate fair market value of the Horizon common stock received in the exchange, and (2) the LFCB shareholder’s aggregate adjusted tax basis in the LFCB common stock surrendered in the exchange.

The shares of Horizon common stock to be received by LFCB shareholders as a result of the merger will have different rights from the shares of LFCB common stock.

The rights associated with LFCB’s common stock are different from the rights associated with Horizon’s common stock. See the section of this proxy statement/prospectus entitled “Comparison of the Rights of Shareholders” (beginning on page [•]) for a discussion of the different rights associated with Horizon’s and LFCB’s common stock.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include statements with respect to management’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the control of Horizon and LFCB, and which may cause actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.

In addition, certain statements may be contained in the future filings of Horizon with the SEC, in press releases, and in oral and written statements made by or with the approval of Horizon that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of such forward-looking statements include, but are not limited to:

•	statements about the benefits of the merger between Horizon and LFCB, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger;

•	statements of plans, objectives, and expectations of Horizon or LFCB or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. Words such as “believe,” “contemplate,” “seek,” “estimate,” “plan,” “project,” “anticipate,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “will,” “should,” “indicate,” “would,” “may,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Horizon and LFCB will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the merger may be lower than expected;

•	deposit attrition, operating costs, customer loss, and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure of LFCB’s shareholders to approve the merger;

•	local, regional, national, and international economic conditions and the impact they may have on Horizon and LFCB and their customers and Horizon’s and LFCB’s assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	material changes in the value of Horizon’s common stock;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate, or not predictive of actual results;

•	inflation, interest rate, securities market, and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations, and credit losses;

•	sources of liquidity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships, and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, and securities) with which Horizon and LFCB must comply;

•	the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	Horizon’s and LFCB’s common shares outstanding and common stock price volatility;

•	legislation affecting the financial services industry as a whole, and/or Horizon and LFCB and their subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	financial resources in the amounts, at the times, and on the terms required to support Horizon’s and LFCB’s future businesses; and

•	the impact on Horizon’s or LFCB’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Horizon’s results to differ materially from those described in the forward-looking statements can be found in Horizon’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Horizon or LFCB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Horizon and LFCB undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

We caution you not to place undue reliance on the forward-looking statements.

SPECIAL MEETING OF LFCB’S SHAREHOLDERS

General

This document is being furnished to LFCB shareholders in connection with the solicitation of proxies by the board of directors of LFCB for use at the Special Meeting of LFCB’s Shareholders to be held on [•], [•], 2017 at [•] [a.m./p.m.], local time, at the main office of LFCB, located at 301 South Street, Lafayette, Indiana 47901, and at any adjournment or postponement of that meeting. This document and the enclosed form of proxy are being sent to LFCB’s shareholders on or about [•], 2017.

Purpose of the Meeting

The Special Meeting is being held for the following purposes:

•	To consider and approve the Merger Agreement by and between Horizon and LFCB, pursuant to which LFCB will merge with and into Horizon. Immediately after the effective time of the merger, LCB, an Indiana-chartered commercial bank and wholly-owned subsidiary of LFCB, will merge with and into Horizon Bank, the wholly-owned Indiana-chartered commercial bank subsidiary of Horizon;

•	To approve a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting in person or by proxy to approve the merger; and

•	To transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

LFCB’s board of directors and management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered. However, if any other business is properly presented before the Special Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

A copy of the Merger Agreement is attached as Appendix A to this joint proxy statement/prospectus.

Recommendation of LFCB’s Board of Directors

The board of directors of LFCB unanimously voted in favor of the Merger Agreement and the merger. LFCB’s board of directors believes that the Merger Agreement, the merger, and the transactions contemplated thereby are in the best interests of LFCB and its shareholders, and recommends that LFCB’s shareholders vote:

•	“FOR” the approval and adoption of the Merger Agreement and the merger; and

•	“FOR” any proposal of the LFCB board of directors to adjourn the meeting, if necessary.

Record Date and Voting

The close of business on [•], 2017 has been selected as the record date for the determination of LFCB’s shareholders entitled to notice of and to vote at the Special Meeting. On that date, 1,948,000 shares of LFCB’s common stock, no par value per share, were outstanding. Shareholders will be entitled to one vote for each share of LFCB’s common stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the shareholders. The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of LFCB’s common stock will constitute a quorum for the transaction of business at the Special Meeting.

You may vote your shares in person by attending the Special Meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. We encourage you to vote by mailing the proxy card even if you plan to attend the meeting. If you are a shareholder of record as of [•], 2017, you may vote your shares in person at the meeting. If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares at the meeting.

All proxies properly submitted in time to be counted at the Special Meeting will be voted in accordance with the instructions contained in the proxy. If you submit a proxy without voting instructions, the proxies named in the proxy will vote on your behalf for each matter described above in accordance with the recommendations of the LFCB board of directors on all the proposals as set forth in this joint proxy statement/prospectus and on any other matters in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you. Proxies solicited by this proxy statement/prospectus may be exercised only at the Special Meeting and any adjournment or postponement thereof and will not be used for any other meeting.

Vote Required

The following votes will be required to approve the proposals:

•	The approval of the Merger Agreement (Proposal 1) requires the affirmative vote of the holders of a majority of the outstanding shares of LFCB common stock entitled to vote at the Special Meeting.

•	The proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies (Proposal 2) requires for approval that more votes be cast in favor of the proposal than against the proposal.

Abstentions and “broker non-votes” (described below) are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast. The required vote of LFCB’s shareholders on the Merger Agreement is based on the number of outstanding shares of LFCB common stock and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Special Meeting, or the abstention from voting by an LFCB shareholder, or the failure of any LFCB shareholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker (thereby resulting in a “broker non-vote”), will have the same effect as a vote “AGAINST” the Merger Agreement. Abstentions and broker non-votes will not be included in the vote count on the proposal to adjourn the Special Meeting and will have no effect on the outcome of that proposal.

A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine.” However, under the rules of the New York Stock Exchange, the Merger Agreement proposal and the adjournment proposal to be considered at the Special Meeting are not considered routine matters and brokers are not entitled to vote shares held for a beneficial owner on these matters without instructions from the beneficial owner of the shares. To avoid a broker non-vote of your shares on the Merger Agreement and adjournment, each of which is a non-routine matter, you must provide voting instructions to your broker or other nominee.

As of the record date:

•	LFCB’s directors and executive officers and their affiliates owned and were entitled to vote 991,306 shares of LFCB common stock, representing approximately 50.9% of the outstanding shares of LFCB common stock; and

•	Horizon’s directors and executive officers and their affiliates owned and were entitled to vote less than 1% of the outstanding shares of LFCB common stock. Horizon owned and was entitled to vote 90,574 shares of LFCB common stock, representing approximately 4.6% of the outstanding shares of LFCB common stock.

Revocability of Proxies

Submitting a proxy on the enclosed form of proxy does not preclude an LFCB shareholder from voting in person at the Special Meeting. An LFCB shareholder may revoke a proxy at any time prior to the vote at the Special Meeting by:

•	delivering to Richard D. Murray, LFCB’s Senior Vice President, Chief Operating Officer, and Corporate Secretary, at LFCB’s corporate office at 301 South Street, Lafayette, Indiana 47901, on or before the date of the Special Meeting, a later-dated and signed proxy card or a written revocation of the proxy;

•	delivering to LFCB at the Special Meeting prior to the taking of the vote a later-dated and signed proxy card or a written revocation;

•	attending the Special Meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

Revoking a proxy will not affect a vote once it has been taken. Attendance at the Special Meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the Special Meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

Voting of Shares Held in LFCB’s 401(k) Plan

Each participant in LFCB’s 401(k) Plan is entitled to direct the 401(k) plan trustee as to the shares held in the plan which are allocated to the participant’s account. The 401(k) plan trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the 401(k) plan trustee received voting instructions. Participants in the 401(k) plan will need to vote by mail (by completing and signing the instruction card that accompanies this proxy statement/prospectus). Participants must return their instruction cards to the 401(k) plan trustee by 11:59 p.m. on [•], 2017 in order to instruct the trustee how to vote such LFCB shares.

Solicitation of Proxies

The proxy solicitation of LFCB’s shareholders is being made by LFCB on behalf of the LFCB board of directors and will be paid for by LFCB. In addition to solicitation by mail, directors, officers, and employees of LFCB may solicit proxies for the Special Meeting from LFCB’s shareholders personally or by telephone, the Internet, or other electronic means. However, LFCB’s directors, officers, and employees will not be paid any special or extra compensation for soliciting such proxies, although they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Upon request, LFCB will reimburse brokers, dealers, banks, trustees, and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of LFCB’s common stock.

THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF LFCB. ACCORDINGLY, HOLDERS OF LFCB COMMON STOCK ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Lafayette Community Bancorp, 301 South Street, Lafayette, Indiana 47901, Attention: Richard D. Murray, Senior Vice President, Chief Operating Officer, and Corporate Secretary, at (765) 429-7200.

Security Ownership of Certain Beneficial Holders and Management

The following table sets forth as of [•], 2017, which is the most recent practicable date, information regarding the beneficial share ownership of LFCB’s common stock by: (i) each of the directors of LFCB;

(ii) each executive officer of LFCB; (iii) the directors and executive officers of LFCB as a group; and (iv) each person who is known to LFCB to be the beneficial owner of more than 5% of any class of LFCB’s voting securities. Information with respect to LFCB’s directors, executive officers, and 5% shareholders is based on LFCB’s records and data supplied by each of the directors, executive officers, and 5% shareholders. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Lafayette Community Bancorp, 301 South Street, Lafayette, Indiana 47901.

Name	Position	Shares of Common Stock Beneficially Owned		Percent of Class(1)
DIRECTORS:
Edward Chosnek	Director	157,709	(2)	8.1%
Gary Henriott	Director	4,801		*
Michael L. Gibson	Director	–		–
Steven Hogwood	Director	67,200	(3)	3.4%
Bradley W. Marley	President and Chief Executive Officer, Director	34,200	(4)	1.7%
Richard D. Murray	Senior Vice President, Chief Operating Officer, Director	61,450	(5)	3.1%
John Scheumann	Director	654,702		33.6%
Daniel A. Teder	Director	71,094	(6)	3.6%

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:
Stephen M. Hickman	Senior Vice President and Chief Credit Officer	30,650	(7)	1.6%
All executive officers and directors of LFCB as a group (9 persons)		1,081,806		53.1%

GREATER THAN 5% SHAREHOLDERS:
Robert Williamson 695 Cherokee Avenue Lafayette, IN 47905		300,000		15.4%

*	Indicates less than 1% of the total number of outstanding shares of LFCB’s common stock.
(1)	For each individual or group disclosed in the table above, the figures in this column are based on 1,948,000 shares of LFCB common stock issued and outstanding as of [•], 2017, which is the most recent practicable date, plus the number of shares of common stock each such individual or group has the right to acquire on or within 60 days after [•], 2017, computed in accordance with Rule 13d-3(d)(1) under the Exchange Act.
(2)	Includes options to purchase 10,000 shares and 15,000 shares owned by the spouse of Mr. Chosnek.
(3)	Includes options to purchase 10,000 shares.
(4)	Includes options to purchase 23,000 shares.
(5)	Includes options to purchase 20,500 shares, 13,876 shares owned jointly with the spouse of Mr. Murray, and 5,000 shares owned by the spouse of Mr. Murray.
(6)	Includes options to purchase 10,000 shares and 12,666 shares owned jointly with the spouse of Mr. Teder.
(7)	Includes options to purchase 17,000 shares.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger. While Horizon and LFCB believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus and the other documents that we refer to carefully for more detailed information regarding the merger.

General

Horizon’s and LFCB’s boards of directors have approved and adopted the Merger Agreement, the merger, and the transactions contemplated thereby. The Merger Agreement provides for the merger of LFCB with and into Horizon, with Horizon as the surviving corporation. Immediately after the effective time of the merger, LCB, the wholly-owned Indiana-chartered commercial bank subsidiary of LFCB, will merge with and into Horizon Bank, the wholly-owned Indiana-chartered commercial bank subsidiary of Horizon.

In connection with the merger, each outstanding share of LFCB common stock owned by shareholders owning at least 100 shares of LFCB common stock will be converted into the right to receive (i) 0.5878 shares of Horizon common stock (subject to certain adjustments as described in the Merger Agreement), and (ii) $1.73 in cash. LFCB shareholders holding fewer than 100 shares will receive fixed consideration of $17.25 per share in cash and will not be entitled to receive any shares of Horizon common stock. All of the members of the board of directors of LFCB and LCB have entered into a voting agreement pursuant to which they have agreed to vote their shares of LFCB common stock in favor of the approval and adoption of the Merger Agreement and the merger.

Under the Merger Agreement, the executive officers and directors of Horizon and Horizon Bank serving at the effective time of the merger will continue to serve as such after the merger is consummated.

Please see “The Merger Agreement” beginning on page [•] for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating and amending the Merger Agreement.

Background of the Merger

The following chronology summarizes certain key events and contacts that led to the signing of the Merger Agreement. It does not purport to catalogue every conversation among LFCB’s board of directors, members of its management, or its representatives and other parties.

As part of LFCB’s ongoing strategic-planning process, its board and management periodically reviewed and assessed, among other things, LFCB’s long-term strategic goals and opportunities, competitive environment, and short- and long-term performance in light of LFCB’s strategic plan, with the goal of best serving the company’s customers, communities, employees, and shareholders.

On November 9, 2016, LFCB’s outside directors met with Michael A. Renninger, Principal of Renninger & Associates, LLC (“Renninger”) to discuss his analysis of LFCB’s strategic alternatives. The discussion included general banking market conditions, specific potential acquirors, a likely sale price range of $13.00 to $14.50 per share, and the steps and timeline involved in the sale process. The board ultimately determined that the price range was not sufficiently compelling to pursue sale at that time.

On or about December 30, 2016, LFCB was informed by Mr. Craig Dwight, Horizon’s Chairman of the Board, President and Chief Executive Officer, that Horizon had been solicited by LFCB’s former president to buy 90,574 shares of LFCB (4.65% of outstanding shares) and had agreed to a negotiated price of $13.00 per share. Mr. Dwight stated that Horizon had discussed the sale solicitation with the LFCB President earlier in December and that Horizon intended to buy the shares for investment purposes and did not want this to be viewed as a hostile event, but also viewed the Greater Lafayette market as a desirable expansion area for Horizon.

By early February, 2017, bank stock prices increased significantly in the wake of the U.S. presidential election based on expectations of reduced regulatory burden, higher interest rates, an improving economy, and lower federal income taxes. A number of high profile transactions were being announced at attractive pricing levels as publicly traded banks offered their stock as consideration. Mr. Renninger advised LFCB’s board that likely acquirors could be expected to offer prices significantly higher than $14.50. By mid-February, the decision was made to test the market. On February 17, 2017, the Company entered into an engagement agreement with Renninger to assist it in assessing strategic alternatives and to pursue affiliation with a financial institution. LFCB selected Renninger based on its qualifications, expertise, reputation, and experience in mergers and acquisitions involving Indiana financial institutions similar to LFCB.

Renninger was authorized to contact six financial institutions regarding their potential interest in acquiring LFCB. These financial institutions were selected based on an anticipation of their ability to offer sufficient value, a satisfactory level of stock liquidity, and a strong interest in LFCB’s staff and the Greater Lafayette market. Four parties, including Horizon, signed confidentiality agreements during the week of March 13, 2017 and were allowed access to a virtual data room containing extensive financial and operating information on LFCB. All four parties ultimately provided Indications of Interest on March 31, 2017.

LFCB’s board of directors promptly considered the merits of the Indications of Interest and Renninger’s summary and recommendation. The two parties with superior, responsive proposals, including Horizon, were invited to conduct off-site due diligence based on the attractiveness of the financial proposals and the expectation that either party would provide a good fit for LFCB’s customers, communities, and employees.

Horizon completed off-site due diligence procedures by April 7, 2017 and submitted a non-binding Letter of Intent on April 13, 2017. The second party ultimately elected not to conduct due diligence procedures upon being informed that Horizon’s superior Indication of Interest offer was further improved in its non-binding Letter of Intent. LFCB’s board of directors met with Mr. Renninger and John Tanselle of SmithAmundsen LLC, LFCB’s legal counsel (“SmithAmundsen”), on April 18, 2017 to consider Horizon’s non-binding Letter of Intent. The board voted unanimously to accept the terms of the non-binding Letter of Intent based, in part, on its superior financial and non-financial terms relative to other proposals and recent comparable transactions, and agreed to proceed with negotiations of a definitive agreement.

Over the ensuing weeks, Barnes & Thornburg LLP, counsel to Horizon (“Barnes &Thornburg”), and SmithAmundsen exchanged drafts and negotiated provisions of the Merger Agreement, with the input of Renninger and the management teams of LFCB and Horizon on certain business and financial terms.

On May 16, 2017, LFCB’s board of directors met to consider a nearly final draft of the Merger Agreement. Mr. Tanselle of SmithAmundsen summarized the terms of the Merger Agreement and discussed the board’s fiduciary duty under Indiana law in connection with a potential merger. Mr. Renninger discussed the process used by Renninger to develop all proposals, including the one received from Horizon, and the financial terms of the Merger Agreement, and rendered his verbal opinion that, pending completion of reverse due diligence procedures, the terms of the transaction are fair to LFCB shareholders from a financial point of view. Renninger subsequently confirmed this verbal opinion pursuant to a written opinion dated May 23, 2017 (which is attached as Appendix B to this proxy statement/prospectus). Following additional discussion, LFCB’s board unanimously approved the Merger Agreement and the merger, subject to the finalization of minor changes to the Merger Agreement and ancillary agreements.

By May 17, 2017, Renninger completed reverse due diligence procedures on Horizon and reiterated its verbal fairness opinion.

On May 23, 2017, the board of directors of Horizon met with Horizon’s management who presented the terms of the Merger Agreement that had been distributed to the board prior to the meeting and the strategic rationale for the transaction. Following this presentation, the board of directors of Horizon reviewed and discussed the draft of the Merger Agreement and the consideration to be paid by Horizon to LFCB’s shareholders. Horizon’s management responded to questions from the board regarding the merger and the merger consideration. Following a lengthy discussion, the board voted to approve management’s finalization and execution of the Merger Agreement and all related documents.

On May 23, 2017, Horizon and LFCB executed the Merger Agreement, and certain LFCB shareholders and Horizon entered into voting agreements. After the close of business on May 23, 2017, management of both parties met with LFCB’s employees and issued a joint press release announcing the transaction.

LFCB’s Reasons for the Merger; Board Recommendation

LFCB’s board of directors has determined that the Merger Agreement and the merger are in the best interests of LFCB and its shareholders and recommends that LFCB’s shareholders vote “FOR” the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

LFCB’s board of directors believes that the merger with Horizon is consistent with LFCB’s goal of enhancing shareholder value and providing liquidity for the holders of LFCB common stock. In addition, the board of directors believes that the merger with Horizon addresses the board’s priorities that any potential transaction be in the best interest of the customers, the communities we serve, and the employees of LCB. To this end, LFCB’s board of directors considered a variety of factors including the following:

•	the significant increase in liquidity to LFCB shareholders, considering that LFCB’s shares are not traded on a national securities exchange; the liquidity of LFCB’s shares is limited. Horizon stock is actively traded and listed on NASDAQ Global Select Market;

•	Horizon’s perceived ability and resources to negotiate, execute, and close, and conduct due diligence in connection with, a definitive merger agreement on an expedited basis;

•	Horizon’s superior access to capital and managerial resources relative to that of LFCB;

•	the expectation that the historical liquidity of Horizon’s stock will offer LFCB shareholders who receive Horizon stock in the merger the opportunity to participate in the growth and opportunities of Horizon by retaining their Horizon stock following the merger, or to exit their investment, should they prefer to do so;

•	the expected results to LFCB shareholders from continuing to operate as an independent community banking institution compared with the value of the merger consideration offered by Horizon;

•	that the shareholders of LFCB received no dividends with respect to their shares, and would likely receive a per share annual dividend of $0.306 for each of their former LFCB shares (based upon the annual per share dividend rate of $0.52 for Horizon common stock that then prevailed and the stated exchange ratio, subject to adjustment, of 0.5878);

•	the opinion of Renninger that as of May 23, 2017, and subject to assumptions and limitations set forth in the opinion, the merger consideration (subject to potential adjustments specified by the Merger Agreement) was fair to LFCB common shareholders from a financial point of view;

•	that the merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code;

•	the terms of the Merger Agreement, including the nature and scope of the closing conditions to the merger and potential adjustments to the exchange ratio;

•	the expectation that the merger should result in economies of scale, cost savings, and efficiencies to the combined company;

•	the LFCB board of director’s view of the current and prospective economic, competitive, and regulatory environment facing the financial services industry, generally, and each of LFCB and Horizon in particular;

•	the expected benefit to LFCB customers resulting from the greater depth of banking services that would become available to them as a result of the combination with Horizon;

•	the belief that Horizon shares LFCB’s community banking philosophy;

•	LFCB’s favorable impressions of the experience and capability of Horizon’s management team;

•	satisfactory results of LFCB’s summary due diligence review of Horizon;

•	the belief, based on historical information with respect to Horizon’s business, earnings, operations, financial condition, prospects, capital levels, and asset quality, that the combined company has the ability to grow as an independent community financial institution that will be positioned to take advantage of multiple strategic options in the future and increase shareholder value; and

•	the expectation that the merger would likely be approved by the regulatory authorities and by the shareholders of LFCB in a timely manner.

The foregoing discussion of the information and factors considered by the LFCB board of directors is not intended to be exhaustive, but includes all material factors they considered in arriving at this determination to approve the Merger Agreement and the transactions it contemplates and recommend that the LFCB shareholders vote to approve it. The LFCB board did not assign any relative or specific weights to the above factors and individual directors may have given different weights to different factors.

For the reasons set forth above, LFCB’s board of directors unanimously determined that the merger and the Merger Agreement are advisable and in the best interests of LFCB and its shareholders, and unanimously approved and adopted the Merger Agreement. The LFCB board of directors unanimously recommends that LFCB’s shareholders vote “FOR” approval of the Merger Agreement and the merger.

Horizon’s Reasons for the Merger

To reach its decision to approve the Merger Agreement, Horizon’s board of directors consulted with Horizon’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both Horizon and LFCB, taking into account the results of Horizon’s due diligence review of LFCB, including Horizon’s assessments of LFCB’s credit policies, asset quality, adequacy of loan loss reserves, interest rate risk, and litigation;

•	the overall greater scale that will be achieved by the merger that will better position the combined company for future growth;

•	the strategic positioning of Horizon by filling a market gap between Indianapolis and Northern Indiana;

•	its belief that Horizon and LFCB have similar cultures and similar community-oriented philosophies, and the complementary nature of the strengths of the management personnel of each company;

•	its ability to retain a seasoned management team to lead its banking efforts in the greater Lafayette market;

•	the belief of Horizon’s management that the merger will result in pre-tax annual cost savings of approximately $324,000 in 2017, $1.8 million in 2018, and $1.9 million in 2019. Approximately $1.0 million of the expected savings in 2018 are expected to result from reduced expenses for salaries, employee benefits, and other employee matters, approximately $217,000 are expected to result from reduced data processing expenses, approximately $346,000 are expected to result from reduced professional fees, and approximately $218,000 are expected to result from reduced general, administrative, and other expenses;

•	the belief of Horizon that the merger will produce earnings enhancement opportunities from additional sources of non-interest income;

•	the estimation by Horizon’s management that the merger will result in after-tax earnings per share accretion of $0.01 in 2018, $0.02 in 2019, and $0.02 in 2020;

•	the likelihood of a successful integration of LFCB’s business, operations, and workforce with those of Horizon and of successful operation of the combined company, and the belief that customer disruption in the transition phase would not be significant due to the complementary nature of the markets served by Horizon and LFCB;

•	the historical and current market prices of Horizon’s common stock;

•	the fact that LFCB’s shareholders would own approximately 4.7% of the diluted share ownership of the combined company;

•	the financial and other terms and conditions of the Merger Agreement, including the fact that the exchange ratio and the per share amount of the cash merger consideration are both fixed, provisions designed to limit the ability of LFCB’s board of directors to entertain third party acquisition proposals, a provision giving LFCB the right to terminate the Merger Agreement in the event of a specified decline in the market value of Horizon’s common stock relative to a designated market index unless Horizon agrees to pay additional merger consideration, and provisions providing for payment by LFCB to Horizon of a $1.28 million termination fee if the Merger Agreement is terminated under certain circumstances;

•	the board’s belief that Horizon will be able to finance the cash portion of the merger consideration on substantially the terms contemplated by it;

•	the interests of LFCB’s directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under “Interests of Certain Directors and Officers of LFCB in the Merger” beginning on page [•]; and

•	the need to obtain LFCB’s shareholder approval and regulatory approvals in order to complete the transaction.

The foregoing discussion of the factors considered by Horizon’s board of directors is not intended to be exhaustive, but rather includes the material factors considered by Horizon’s board of directors. In reaching its decision to approve the Merger Agreement and the merger, Horizon’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Horizon’s board of directors considered these factors as a whole, including discussions with, and questioning of, Horizon’s management and its financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, Horizon’s board of directors unanimously approved the Merger Agreement and the merger, and the transactions contemplated by the Merger Agreement.

Effects of the Merger

The respective boards of directors of Horizon and LFCB believe that, over the long-term, the merger will be beneficial to Horizon’s shareholders, including the current shareholders of LFCB who receive the stock consideration and become Horizon shareholders if the merger is completed. The Horizon board of directors believes that one of the potential benefits of the merger is the cost savings that may be realized by combining the two companies and integrating LCB into Horizon’s banking subsidiary, which savings are expected to enhance Horizon’s earnings.

Horizon expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the merger, which will enable Horizon to achieve economies of scale in these areas. Promptly following the completion of the merger, which is expected to occur at the end of the third or early in the fourth quarter of 2017, Horizon plans to begin the process of eliminating redundant functions and eliminating duplicative expenses that were identified prior to the completion of the merger. It is contemplated that after the merger Horizon Bank will continue to operate the main offices and branch offices of LCB and complete the relocation of one of the branches to an under-construction branch next door. For more information about LCB’s branch offices, see “Additional Information About LCB – Properties” beginning on page [•].

The amount of any cost savings Horizon may realize in 2017 will depend upon how quickly and efficiently Horizon is able to implement the processes outlined above during the year.

Horizon believes that it will achieve cost savings based on the assumption that it will be able to:

•	reduce data processing costs;

•	reduce staff;

•	achieve economies of scale in advertising and marketing budgets; and

•	reduce legal and accounting fees.

Horizon has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

Horizon also believes that the merger will be beneficial to the customers of LFCB as a result of the additional products and services offered by Horizon and because of its increased lending capability.

Negotiations, Transactions, or Materials Contracts

Except as set forth above or elsewhere in this proxy statement/prospectus, none of LFCB, LCB, nor any of their respective directors, executive officers, or other affiliates had any negotiations, transactions, or material contracts with Horizon, Horizon Bank, or any of their directors, executive officers, or other affiliates during the past three years that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement/prospectus.

Opinion of LFCB’s Financial Advisor

By letter dated May 23, 2017, LFCB jointly retained Renninger and Ausdal Financial Partners (“AFP”) to render financial advisory and investment banking services in connection with general financial strategy and planning and to act as the exclusive financial advisor to LFCB in connection with a potential strategic combination. Renninger is an investment banking and consulting firm specializing in community bank mergers and acquisitions. AFP is a registered broker dealer affiliated with Renninger. Renninger, as a customary part of its business, is continually engaged in the valuation of commercial banks, bank holding companies, savings and loan associations, savings banks, and savings and loan holding companies in connection with mergers, acquisitions, and other securities-related transactions. Renninger has knowledge of, and experience with, the banking market in which both LFCB and Horizon operate. LFCB selected Renninger and AFP as its financial advisor on the basis of its experience and expertise in representing community banks in similar transactions and their familiarity with LFCB.

In its capacity as financial advisor, Renninger provided a fairness opinion to the LFCB Board of Directors in connection with the merger. At the meeting of the LFCB Board on May 16, 2017, Renninger rendered its oral opinion to the LFCB Board (which was subsequently confirmed in writing by delivery of Renninger’s written opinion dated May 23, 2017) that, based upon and subject to the various factors, assumptions, and limitations set forth in its opinion, Renninger’s experience as investment bankers, Renninger’s work as described in the opinion, and other factors Renninger deemed relevant, as of the opinion date, the merger consideration set forth in the Merger Agreement was fair, from a financial point of view, to the holders of LFCB common stock. Renninger’s written opinion, dated May 23, 2017, is also referred to herein as the “Renninger Opinion.”

The full text of the Renninger Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in rendering its opinion, is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Renninger Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. LFCB common shareholders should read the full text of the opinion carefully and in its entirety. The Renninger Opinion is addressed to the LFCB Board of Directors, is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of LFCB common stock, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the merger. Renninger provided its oral opinion to the LFCB Board of Directors on May 16, 2017 in connection with and for the purposes of the LFCB Board’s evaluation of the merger. The Renninger Opinion addressed only the fairness, from a financial point of view, of the merger consideration to the holders of LFCB common stock. Renninger expressed no view or opinion as to any of the legal, accounting, and tax matters relating to the merger and any other transactions contemplated by the Merger Agreement or any terms or other aspects of the Merger Agreement, the merger, or any such other transactions. Renninger expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors, or other constituencies of LFCB, or as to the underlying decision by LFCB to engage in the merger or enter into the Merger Agreement. Renninger did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by LFCB officers, directors, or employees, or any other class of such persons, relative to the compensation to be received in the merger by the holders of LFCB common stock.

The description of the opinion set forth below is qualified in its entirety by reference to the text of the opinion. You also should consider the following when reading the discussion of the Renninger Opinion in this document:

•	The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Renninger in connection with its opinion, and should be read in its entirety;

•	Renninger expressed no opinion as to the price at which LFCB’s or Horizon’s common stock would actually be trading at any given time;

•	The Renninger Opinion does not address the relative merits of the merger and the other business strategies considered by the LFCB Board of Directors, nor does it address the decision of the LFCB Board of Directors to proceed with the merger; and

•	The Renninger Opinion does not constitute a recommendation to any LFCB shareholder as to how he or she should vote at the special meeting.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, Renninger made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of LFCB and Horizon and may not be realized. Any estimates contained in Renninger’s analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by Renninger was assigned a greater significance by Renninger than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

With respect to the internal projections and estimates for LFCB and Horizon, and the expected transaction costs, purchase accounting adjustments, and cost savings, LFCB’s and Horizon’s management and advisors confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of LFCB and Horizon, respectively, and Renninger assumed that such performance would be achieved. Renninger expresses no opinion as to such financial projections and estimates or the assumptions on which they are based. Renninger also assumed that there has been no material change in LFCB’s or Horizon’s assets, financial condition, results of operations, business, or prospects since the date of the most recent financial statements made available to Renninger. Renninger assumed in all respects material to its analysis that LFCB and Horizon will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the Merger Agreement are true and correct, that each party to the

Merger Agreement will perform all of the covenants required to be performed by such party under the Merger Agreement, and that the closing conditions in the Merger Agreement are not waived. Finally, Renninger has relied upon the advice LFCB has received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters relating to the merger and the other transactions contemplated by the Merger Agreement.

Renninger has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Renninger did not undertake any independent evaluation or appraisal of the assets and liabilities of LFCB or Horizon, nor was it furnished with any appraisals. Renninger has not reviewed any individual credit files of LFCB or Horizon, and has assumed that LFCB’s and Horizon’s allowances are, in the aggregate, adequate to cover inherent credit losses. The Renninger Opinion is based on economic, market, and other conditions existing on the date of its opinion. No limitations were imposed upon Renninger by LFCB’s Board of Directors or its management with respect to the investigations made or the procedures followed by Renninger in rendering its opinion.

In rendering its opinion, Renninger made the following assumptions:

•	all material governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on LFCB, Horizon, or on the anticipated benefits of the merger;

•	LFCB and Horizon have provided all of the information that might be material to Renninger in its review; and

•	the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of LFCB and Horizon as to the future operating and financial performance of LFCB and Horizon, respectively.

In connection with its opinion, Renninger reviewed:

(i)	the Merger Agreement dated as of May 23, 2017;

(ii)	certain publicly available financial statements and other historical financial information of LFCB and Horizon that we deemed relevant;

(iii)	certain non-public internal financial and operating data of LFCB and Horizon that were prepared and provided to us by the respective management of LFCB and Horizon;

(iv)	internal financial projections for LFCB for the year ending December 31, 2017 prepared by and reviewed with management of LFCB;

(v)	the pro forma financial impact of the Merger on Horizon, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings as discussed with representatives of Horizon;

(vi)	publicly reported historical stock price and trading activity for LFCB’s and Horizon’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to LFCB and Horizon;

(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the merger;

(viii)	the current market environment generally and the banking environment in particular; and

(ix)	such other information, financial studies, analyses, and investigations and financial, economic, and market criteria as we considered relevant.

Renninger also discussed with certain members of senior management of LFCB the business, financial condition, results of operations, and prospects of LFCB, including certain operating, regulatory, and other financial matters. Renninger held similar discussions with certain members of senior management of Horizon regarding the business, financial condition, results of operations, and prospects of Horizon.

The following is a summary of the material factors considered and analyses performed by Renninger in connection with its opinion dated May 23, 2017. The summary does not purport to be a complete description of the analyses performed by Renninger.

Summary of Financial Terms of Agreement. The financial terms of the Merger Agreement provide that LFCB shareholders shall be entitled to receive, in exchange for each share LFCB common stock, the merger consideration consisting of 0.5878 shares of Horizon’s common stock and $1.73 in cash. Based on 1,948,000 common shares of LFCB outstanding and Horizon’s common stock closing price of $25.38 on May 22, 2017, the implied deal value per share equaled $16.64 and the aggregate transaction value approximated $32.4 million (calculated by multiplying the per share deal value of $16.64 by the total number of LFCB common shares of 1,948,000). In addition, Horizon agreed to pay $1.1 million to holders of 97,500 options with an average exercise price of $6.26. Renninger calculated that the value of $16.64 per share represented:

•	166 percent of LFCB’s December 31, 2016 tangible book value per share; and

•	37.5 times LFCB’s 2016 earnings per share.

LFCB Financial Performance and Peer Analysis. Renninger compared selected results of LFCB’s operating performance to that of fifteen selected publicly traded banks in Indiana, Illinois, and Michigan with total assets between $100 million and $360 million. Renninger considered this group of financial institutions comparable to LFCB on the basis of asset size and geographic location.

This peer group consisted of the following banks:

Bank Name	City/State	Bank Name	City/State

AMB Financial Corp	Munster, IN	Benton Financial Corp.	Fowler, IN

Central Bank Corp	Sault Ste.	Century Financial Corp	Coldwater, MI

Clarkston Financial Corp	Waterford, MI	CNB Corporation	Cheboyga, MI

Community First Bank	Kokomo, IN	Community Shores Bank	Muskegon, MI

CSB Bancorp, Inc.	Chelsea, MI	FFW Corporation	Wabash, IN

First Ottawa Bancshares, Inc.	Ottawa, IL	First Robinson Financial Corp	Robinson, IL

Logansport Financial Corp.	Logansport, IN	Northeast Indiana Bancorp	Huntington, IN

University Bancorp	Ann Arbor, MI

Renninger noted the following selected financial measures for the peer group as compared to LFCB:

Peer Financial Performance(1)

	25th Pct.	Median	75th Pct.	LFCB(1)

Total Assets ($millions)	$ 190	$ 259	$ 296	$ 167

Tangible Equity/Assets Ratio	8.36%	10.62%	11.57%	11.71%

LTM Return on Average Assets (“ROAA”)	0.71%	1.12%	1.26%	0.53%

LTM Return on Average Equity (“ROAE”)	7.40%	9.46%	10.99%	4.83%

LTM Efficiency Ratio	72.4%	67.4%	62.6%	79.5%

NPAs/Total Assets (2)	1.55%	1.31%	0.76%	1.37%

LTM Core EPS Growth	1.9%	6.72	21.1%	16.9%

(1)	Peer financial performance as of the most recent last twelve months (“LTM”) period available. LFCB financial performance as of March 31, 2017.

(2)	Nonperforming Assets (“NPAs”) include loans 90+ days past due, nonaccrual loans, and other real estate owned. Restructured loans are not included.

This comparison indicated that LFCB was below the 25th percentile of the peer group in terms of asset size, ROAA, ROAE, and efficiency ratio, but was higher than the 75th percentile in equity/assets ratio, just below the median in NPA’s assets, and between the median and the 75th percentile in LTM Core EPS growth. The following presents a summary of the market trading data of LFCB compared to this same peer group as of May 22, 2017:

Peer Market Trading Data

	25th Pct.	Median	75th Pct.	LFCB

Price/Tangible Book Value per Share	74%	106%	118%	164%

Price/LTM Core EPS	9.8	11.8	13.6	42.3

Dividend Yield	0.00%	2.38%	2.75%	0.00%

Average Weekly Volume (000)	0	0	57	0

Average Weekly Volume to Shares	0.00%	0.00%	0.02%	0.00%

Like most of its peers, LFCB stock rarely traded historically, and when it did, it was generally at book value or below. In late 2016, a former LFCB executive privately sold 4.65% of LFCB’s outstanding shares to Horizon at a price approximating 130% of tangible book value. With the exception of that trade, very few shares have accounted for the increase in share price. LFCB has never paid a dividend.

Comparable Transaction Analysis. Renninger compared the financial performance of certain selling institutions and the prices paid in selected transactions to LFCB’s financial performance and the transaction multiples being paid by Horizon for LFCB. Specifically, Renninger reviewed certain information relating to select bank transactions in the nation between November 8, 2016 (post U.S. presidential election) and May 22, 2017 (with seller’s assets between $100 million and $300 million. Twenty-four transactions were included in this group based on the selected criterion. The following lists the transactions reviewed by Renninger:

Guideline M&A Transactions

Announced

Buyer Name	State	Seller Name	State	Date

Investor Group	N/A	Bank Management, Inc.	NE	1/11/17

United Bancshares, Inc.	OH	Benchmark Bancorp, Inc.	OH	3/22/17

Texas State Bancshares, Inc.	TX	Blanco National Holdings, Inc.	TX	11/28/16

First Bank	NJ	Bucks County Bank	PA	3/29/17

Northwest Bancorporation, Inc.	WA	CenterPointe Community Bank	OR	3/23/17

Investar Holding Corporation	LA	Citizens Bancshares, Inc.	LA	3/8/17

Dickinson Financial Corp II	MO	Community Bancshares of KS	KS	12/16/16

First Community Corporation	SC	Cornerstone Bancorp	SC	4/12/17

Progress Financial Corporation	AL	First Partners Financial, Inc.	AL	2/14/17

Central Valley Community	CA	Folsom Lake Bank	CA	4/27/17

HCBF Holding Company	FL	Jefferson Bancshares, Inc.	FL	1/20/17

Seacoast Banking Corp of FL	FL	Northstar Banking Company	FL	5/18/17

Sierra Bancorp	CA	OCB Bancorp	CA	4/24/17

National Commerce Corp	AL	Patriot Bank	FL	4/24/17

Kinderhook Bank Corporation	NY	Patriot Federal Bank	NY	3/15/17

First Guaranty Bancshares, Inc.	LA	Premier Bancshares, Inc.	TX	1/30/17

Trustmark Corporation	MS	RB Bancorporation	AL	11/14/16

Mid Penn Bancorp, Inc.	PA	Scottdale Bank & Trust Company	PA	3/29/17

West Town Bancorp, Inc.	NC	Sound Banking Company	NC	2/17/17

T Acquisition Inc.	TX	T Bancshares, Inc.	TX	11/10/16

Southern Missouri Bancorp, Inc.	MO	Tammcorp, Inc.	MO	1/11/17

Hope Bancorp	CA	U&I Financial Corp.	WA	1/23/17

Little Bank, Inc.	NC	Union Banc Corp	NC	11/15/16

Citizens Community Bancorp, Inc.	WI	Wells Financial Corp.	MN	3/17/17

The following table highlights the median results of the guideline M&A transactions:

M&A Guideline

Seller Financial Data	Median	LFCB (1)

Total Assets ($millions)	$205	$167

Tangible Equity/Tangible Assets	10.45%	11.71%

Return on Average Assets	0.71%	0.53%

Return on Average Equity	6.69%	4.83%

Efficiency Ratio	75.12%	79.29%

Nonperforming Assets (2)/Assets	0.97%	1.37%

Deal Transaction Multiples

Price/Tangible Book Value Ratio	143.9%	166.2%

Price/LTM Earnings	21.2X	36.0X

(1)	LFCB’s financial performance and deal transaction multiples based on LTM March 31, 2017 data.

(2)	Nonperforming assets include nonaccrual loans and leases, restructured loans and leases, and other real estate owned.

The median last twelve month (“LTM”) ROAA of the guideline transactions was 0.71 percent compared to 0.53 percent for LFCB. LFCB’s LTM ROAE of 4.83 percent was lower than the peer median of 6.69 percent. The median nonperforming assets (“NPA”) to assets ratio measured 0.97 percent for the guideline transaction group which was lower than 1.37 percent for LFCB. The indicated price to tangible book ratio being paid by Horizon for LFCB of 166.2 percent was higher than the median price to tangible book ratio of 143.9 percent for the guideline transaction group. The price-to-earnings multiple for LFCB of 36.0 was higher than the median multiple of 21.2.

Horizon Financial Performance and Market Trading Data versus Peer. Renninger compared selected results of Horizon’s operating performance to that of twenty-one Indiana, Illinois, and Michigan publicly traded banks. Renninger considered this group of financial institutions comparable to Horizon on the basis of asset size and geographic location.

This peer group consisted of the following companies:

Bank Name	City/State	Bank Name	City/State

1st Source Corporation	South Bend, IN	BankFinancial Corporation	Burr Ridge, IL

First Busey Corporation	Champaign, IL	First Farmers Financial Corp	Converse, IN

First Financial Corporation	Terre Haute, IN	First Internet Bancorp	Fishers, IN

First Merchants Corporation	Muncie, IN	German American Bancorp	Jasper, IN

Independent Bank Corporation	Grand Rapids, MI	Isabella Bank Corporation	Mt Pleasant, MI

Lakeland Financial Corp.	Warsaw, IN	Macatawa Bank Corporation	Holland, MI

MainSource Financial Group	Greensburg, IN	Marquette National Corporation	Chicago, IL

Mercantile Bank Corporation	Grand Rapids, MI	Midland States Bancorp	Effingham, IL

MutualFirst Financial, Inc.	Muncie, IN	Old Second Bancorp	Aurora, IL

QCR Holdings, Inc.	Moline, IL	STAR Financial Group	Fort Wayne, IN

West Suburban Bancorp, Inc.	Lombard, IL

Renninger noted the following selected financial measures:

Peer Financial Performance(1)

	25th Pct.	Median	75th Pct.	Horizon(1)

Total Assets ($billions)	$ 1.82	$ 2.60	$ 3.37	$ 3.17

Tangible Equity/Tangible Assets	8.31%	9.18%	9.78%	8.48%

LTM Core Return on Average Assets	0.86%	1.01%	1.10%	0.87%

LTM Core Return on Average Equity	8.95%	9.51%	9.96%	8.29%

LTM Efficiency Ratio	67.0%	62.6%	59.9%	63.1%

NPAs/Total Assets	2.17%	0.63%	0.51%	0.40%

LTM Core EPS Growth	5.3%	9.6%	13.2%	(1.1%)

(1)	Peer and Horizon’s financial performance as of March 31, 2017.

This comparison indicated that Horizon was just above the 25th percentile of the peer group for core ROAA and was below the 25th percentile for core ROAE. Horizon ranked above the 75th percentile in NPAs/Total Assets. Horizon’s tangible equity to assets ratio was between the 25th percentile and median of the peer. Horizon’s LTM Core EPS growth was below the 25th percentile of the peer. The following presents a summary of the market trading data of Horizon compared to this same peer group as of May 22, 2017:

Peer Market Trading Data

	25th Pct.	Median	75th Pct.	Horizon

Price/Tangible Book Value per Share	153%	191%	211%	217%

Price/LTM Core EPS	16.8	18.3	19.1	17.9

Dividend Yield	1.65%	1.90%	2.00%	1.72%

Average Weekly Volume (000)	20	32	58	32

Average Weekly Volume to Shares o/s	0.78%	1.10%	1.30%	0.73%

Horizon traded above the 75th percentile of the peer group as measured by price to tangible book value per share and was between the 25th percentile and the median based on price to LTM Core EPS. Horizon’s dividend yield was between the 25th percentile and median of the peer group. Horizon approximated the median of the peer group in average weekly trading volume and was below the 25th percentile based on volume to shares outstanding.

Renninger also considered the stock price change of Horizon and LFCB compared to selected indices between December 31, 2015 and May 22, 2017. The following table provides additional data:

Stock Price Change	SNL Bank(1)	S&P 500	Horizon	LFCB

Between 12/31/2015 – 5/22/17	21%	17%	35%	87%

Source: S&P Global Market Intelligence, a division of S&P Global (f/k/a SNL Financial).

(1)	SNL U.S. Bank: Includes all Major Exchange (NYSE, NYSE MKT and NASDAQ) Banks in SNL’s coverage universe.

Over this time period, Horizon’s stock price increased 35% percent and LFCB’s stock price increased 87 percent. The SNL Bank Index was up approximately 21 percent over the same time period, while the S&P 500 Index was up 17 percent.

Pro Forma Merger Analysis. Renninger analyzed the potential pro forma effect of the merger. Assumptions were made regarding the fair value accounting adjustments, cost savings and other acquisition adjustments based on discussions with management of LFCB and Horizon. The analysis indicated that the merger is expected to be accretive to Horizon’s estimated stand-alone EPS in Year 1 (excluding nonrecurring transaction expenses). Renninger calculated that Horizon’s tangible book value per share would be diluted at closing, but recovered in less than four years.

Pro Forma Dividends Per Share to LFCB. Based on the 0.5878 share exchange ratio and Horizon’s current annual cash dividend rate of $0.44 per share, LFCB’s common stockholders would have received $0.26 in equivalent cash dividends per share. LFCB has never paid a cash dividend so LFCB shareholder would have received a pro forma per share increase of $0.26 in annual cash dividends.

Renninger’s Compensation and Other Relationships with LFCB and Horizon. LFCB agreed to pay Renninger and AFP certain fees for its services as financial advisor in connection with the merger. LFCB paid Renninger a cash fee of $10,000 upon execution of the engagement letter, and an additional $40,000 payable upon execution of the definitive agreement. LFCB has agreed to pay AFP a cash transaction fee of 1.25 percent of the transaction value due at closing of the transaction, with a credit for the $50,000 previously paid as described above.

LFCB agreed to reimburse Renninger for its reasonable out-of-pocket expenses, and to indemnify Renninger against certain liabilities, including liabilities under securities laws. Except as disclosed above, there are no material relationships that existed during the two years prior to the date of the Renninger Opinion or that are mutually understood to be contemplated, in which any compensation was received or is intended to be received as a result of the relationship between Renninger, AFP, and any party to the merger.

Summary. Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, Renninger determined the merger consideration to be fair, from a financial point of view, to the holders of LFCB common stock. The opinion expressed by Renninger was based on market, economic, and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either Horizon or LFCB could materially affect the assumptions used in preparing this opinion.

Certain Financial Projections Utilized by the LFCB Board of Directors and LFCB’s Financial Advisor

LFCB does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, LFCB’s management provided its financial advisor, Renninger, and Horizon with certain nonpublic unaudited prospective financial information regarding LCB prepared by LFCB’s management that was considered by Renninger for the purpose of preparing its fairness opinion, as described in this proxy statement/prospectus under the heading “– Opinion of LFCB’s Financial Advisor” beginning on page [•]. This nonpublic unaudited prospective financial information was prepared as part of LFCB’s annual budget process, and was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements, or GAAP. A summary of certain significant elements of this information is set forth below. The information included below does not comprise all of the prospective financial information provided by LFCB to Renninger and Horizon.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions of LFCB’s management made at the time they were prepared, and assume execution of various strategic initiatives that LFCB is no longer pursuing in light of the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which LFCB operates, and the risks and uncertainties described under “Risk Factors” beginning on page [•] and “Cautionary Note About Forward-Looking Statements” beginning on page [•], all of which are difficult to predict and many of which are outside the control of LFCB and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that management could or might have taken during these time periods.

The inclusion in this proxy statement/prospectus of the nonpublic unaudited prospective financial information below should not be regarded as an indication that LFCB, Horizon, their respective boards of directors, or Renninger considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such. In addition, this information represents LFCB management’s evaluation at the time it was prepared of certain measures of LCB’s expected future financial performance on a stand-alone basis, assuming execution of certain strategic initiatives. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either Horizon or LFCB, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the merger.

No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which Horizon would operate the LFCB business after the merger. Horizon and LFCB do not intend to, and each disclaims any obligation to, make publicly available any update or other revision to this unaudited prospective financial information to reflect circumstances occurring since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts summarized in this section were prepared by and are the responsibility of the management of LFCB. No independent registered public accounting firm has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Further, the unaudited prospective financial information does not take into account the effect on LFCB or LCB of any possible failure of the merger to occur. None of LFCB, LCB, or Renninger, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any shareholder of LFCB or other person regarding LFCB’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by Horizon or LFCB that it is viewed as material information of LFCB or LCB particularly in light of the inherent risks and uncertainties associated with such projections.

In light of the foregoing, and taking into account that the LFCB Special Meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, LFCB shareholders are cautioned not to place unwarranted reliance on such information.

The following table presents select unaudited prospective financial data of LCB for the years ending December 31, 2017 and 2018 prepared by LFCB’s management and provided to Horizon and Renninger.

LAFAYETTE COMMUNITY BANK PRO FORMA BALANCE SHEET

ASSETS
Description
	As of December 31
	2017	2018

Total Cash & Cash Items	$600,000	$1,460,248

Total FRB & Correspondents	1,448,460	1,491,914

CDs with Banks	1,440,000	1,483,200

FED Funds Sold	-0-	-0-

Term Fed Funds Sold	-0-	-0-

Total Investment Securities	14,680,243	15,120,650

Total Loans	147,400,000	151,822,000

Allowance for Loan Loss	(1,440,000)	(1,483,200)

Total Fixed Assets	8,001,000	7,840,980

Total Accrued Interest Receivable	517,100	532,613

Prepaid Expenses	120,000	123,600

Other Assets	265,000	272,950

TOTAL ASSETS	$173,031,803	$178,664,955

LIABILITIES
Description
	As of December 31
	2017	2018

Total Non-Interest Bearing Deposits	$34,023,775	$35,044,488

Total Savings Deposits	84,219,356	86,745,937

Total Time Deposits	33,917,433	34,934,956

TOTAL DEPOSITS	152,160,564	156,725,381

Total Borrowings	-0-	-0-

Total Accrued Interest Payable	42,300	43,569

Other Liabilities	511,080	526,412

TOTAL LIABILITIES	152,713,944	157,295,363

Retained Capital	19,300,000	19,300,000

Cumulative Income	1,017,859	2,069,592

TOTAL CAPITAL	20,317,859	21,369,592

TOTAL ASSETS & LIABILITIES	$173,031,803	$178,664,955

Lafayette Community Bank
Pro Forma Income Statement

Income
	12 Months Ending December 31
	2017	2018

Interest Income Money Assets	$57,000	$58,710

Interest Income Securities	379,768	391,161

Interest Income Loans	5,860,971	6,036,800

Total Fees Loans	30,000	30,900

Total Account Fees And Charges	157,200	161,916

Total Other Fee Income	158,400	163,152

Total Miscellaneous Income	420,608	433,226

TOTAL INCOME	7,063,946	7,275,865

Total Salary & Employee Expenses	2,928,753	3,016,616

Total Interest Expense	472,399	486,571

Total Occupancy Expense	368,600	379,658

Total Furniture & Equipment Expense	710,100	731,403

Total Supplies Expense	57,600	59,328

Total Advertising And Relations	156,000	160,680

Total Professional Fees	231,600	238,548

Total Loan Expenses	243,900	251,217

Total Other Operating Expenses	274,200	282,426

TOTAL EXPENSES	5,443,152	5,606,447

INCOME BEFORE TAXES	1,620,794	1,669,418

Total Tax	602,935	617,685

NET INCOME	$1,017,859	$1,051,733

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this document and is incorporated into this document by reference. You should read the Merger Agreement in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement, at the completion of the merger, LFCB will merge with and into Horizon, with Horizon as the surviving corporation of such merger. The separate existence of LFCB will terminate. The shares of Horizon common stock will continue to be listed on the NASDAQ Global Select Market under the symbol “HBNC.” Immediately after the effective time of the merger, LCB will be merged with and into Horizon Bank, a wholly owned subsidiary of Horizon.

Under the Merger Agreement, the executive officers and directors of Horizon and Horizon Bank serving at the effective time of the merger will continue to serve as such after the merger is consummated.

Merger Consideration

If the merger is completed, each share of LFCB common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares, shares held as treasury stock of LFCB, and shares held by Horizon) will be converted into the right to receive both (i) 0.5878 shares of Horizon common stock (which we refer to as the “exchange ratio” or the “stock consideration”), and (ii) $1.73 in cash (which we refer to as the “cash consideration,” and together with the stock consideration, the “merger consideration”); provided, however, that LFCB shareholders owning of record and/or beneficially fewer than 100 shares of LFCB common stock as of the effective time will only be entitled to receive $17.25 per share in cash and will not be entitled to receive any Horizon common stock. No fractional shares of Horizon common stock will be issued in the merger. Instead, Horizon will pay to each holder of LFCB common stock who otherwise would be entitled to a fractional share of Horizon common stock an amount in cash (without interest) determined by multiplying such fraction by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the fifteen consecutive trading days immediately preceding the second business day prior to the closing of the merger on which such shares were actually traded.

The exchange ratio is subject to adjustment as follows:

•	Anti-Dilution Adjustments. If prior to the effective time of the merger, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend, or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of LFCB common stock receive at the effective time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred.

•	Decrease in Market Price of Horizon Common Stock. LFCB may terminate the Merger Agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the merger have been received (disregarding any waiting period) (the “determination date”), with such termination to be effective on the tenth day following such determination date, only if both of the following conditions are satisfied:

○	the average of the daily closing price of Horizon common stock as reported on the NASDAQ Global Select Market for the fifteen consecutive trading days immediately preceding the determination date on which shares of Horizon common stock actually traded is less than $21.57; and

○	the percentage decrease in the stock price of Horizon from Horizon’s average closing stock price for the 15-day trading period ended on the date immediately prior to the date of the

Merger Agreement is more than 15% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period.

If LFCB elects to exercise its termination right as described above, Horizon may elect to avoid termination of the Merger Agreement by increasing the exchange ratio to the lesser of the amounts determined pursuant to the following formula: (i) a quotient, the numerator of which is equal to the product of $26.28 (the initial Horizon market value), the exchange ratio (as then in effect), and the average daily closing value of the SNL Small Cap U.S. Bank and Thrift Index for the fifteen consecutive trading days immediately preceding the determination date divided by the closing value of the SNL Small Cap U.S. Bank and Thrift Index on May 23, 2017, minus 0.15, and the denominator of which is equal to Horizon market value on the determination date; or (ii) the quotient determined by dividing $26.28 by the closing price for Horizon’s common stock for the fifteen consecutive trading days immediately preceding the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.85. Since the formula is dependent on the future price of Horizon’s common stock and that of the SNL Small Cap U.S. Bank and Thrift Index, it is not possible to determine at this time if the merger consideration will be adjusted pursuant to the foregoing provisions or what any such adjusted merger consideration would be. However, in general, more shares of Horizon common stock would be issued, to take into account the extent by which the average price of Horizon’s common stock exceeded the decline in the average price of the common stock of the index group.

Treatment of LFCB Stock Options

The Merger Agreement provides that each option to acquire shares of LFCB common stock outstanding and unexpired as of the effective date of the merger will become fully vested and be converted into the right to receive from LFCB, at or prior to the effective time of the merger, an amount in cash equal to $17.25 per share, minus the per share exercise price for each share subject to an LFCB stock option, less applicable tax withholdings. As of the date of this document, there were outstanding and unexpired options to purchase an aggregate of 97,500 shares of LFCB common stock at a weighted average exercise price of $6.26 per share. Therefore, outstanding options as of the date of this proxy statement/prospectus will be cashed out for approximately $1,071,525 (based on the cash-out price of $17.25 per share of LFCB).

Voting Agreements

As of the record date of the LFCB Special Meeting, the executive officers and directors of LFCB owned 1,081,806 shares or approximately 53.1% of the 1,948,000 outstanding shares of LFCB common stock. In connection with the execution of the Merger Agreement, all of the directors of LFCB and LCB executed a voting agreement pursuant to which they agreed to vote all their LFCB shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this proxy statement/prospectus.

Treatment of LFCB’s 401(k) Plan

The Lafayette Community Bank 401(k) Plan (referred to as the “LFCB 401(k) Plan”) will be terminated prior to the effective time of the merger. Participants whose employment is not terminated will not have a right to a distribution of their 401(k) plan benefits until a favorable determination letter is received from the IRS with respect to the LFCB 401(k) Plan’s qualified status at the time of termination.

Exchange and Payment Procedures

At and after the effective time of the merger, each physical certificate or book-entry account statement evidencing shares of LFCB common stock (other than dissenting shares, shares held as treasury stock of LFCB, and shares held by Horizon) will represent only the right to receive the merger consideration in accordance with the terms of the Merger Agreement. Horizon will reserve a sufficient number of shares of Horizon common stock to be issued as the part of the merger consideration to be paid in shares of Horizon common stock. Promptly after the effective time of the merger, the exchange agent will mail a letter of transmittal to each holder of LFCB common stock, which will include detailed instructions on how such holder may exchange such holder’s LFCB’s stock certificates or book-entry account statements for the merger consideration.

Horizon will cause a book-entry account statement representing the number of whole shares of Horizon common stock that each holder of LFCB common stock owning 100 or more shares of LFCB common stock has the right to receive and a check in the aggregate amount of $1.73 per share plus any cash that such holder has the right to receive in lieu of a fractional share of Horizon common stock to be delivered to such shareholder as soon as reasonably practicable after delivery to Horizon of the old certificates or book-entry account statements evidencing such shares of LFCB common stock and a properly completed letter of transmittal, and any other documents required by the Merger Agreement or reasonably requested by Horizon or the exchange agent. Beneficial owners and/or holders of record of fewer than 100 shares will receive cash equal to $17.25 per share upon delivery to Horizon of certificates or book-entry account statements evidencing such shares and a properly completed letter of transmittal. No interest will be paid on any merger consideration that any such holder shall be entitled to receive.

No dividends or other distributions on Horizon common stock with a record date occurring after the effective time of the merger will be paid to the holder of any unsurrendered old certificate or book-entry account statement evidencing shares of LFCB common stock converted into the right to receive the merger consideration until the holder surrenders such old certificate or book-entry account statement in accordance with the Merger Agreement.

The stock transfer books of LFCB will be closed immediately at the effective time of the merger, and after the effective time, there will be no transfers on the stock transfer records of LFCB of any shares of LFCB common stock. Horizon will be entitled to rely on LFCB’s stock transfer books to establish the identity of those persons entitled to receive merger consideration. In the event of a dispute with respect to ownership of stock represented by any old certificate or book-entry account statement of LFCB common stock, then Horizon will be entitled to deposit any merger consideration represented by the old certificate or book-entry account statement in escrow with an independent third party selected by Horizon. If any old certificate or book-entry account statement is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate or account statement to be lost, stolen, or destroyed and, if required by Horizon, the posting by such person of a bond or other indemnity as Horizon may reasonably direct as indemnity against any claim that may be made with respect to the old certificate or account statement, Horizon will issue the merger consideration in exchange for such lost, stolen, or destroyed certificate or account statement. All shares of LFCB common stock held as treasury stock or owned by Horizon will be cancelled and will cease to exist, and no stock of Horizon or other consideration will be exchanged for such stock.

If outstanding certificates or book-entry account statements for LFCB shares are not surrendered or the payment for the certificates or account statements is not claimed prior to the date the merger consideration would otherwise escheat to the appropriate governmental entity, the unclaimed merger consideration will, to the extent permitted by law, become the property of Horizon free and clear of all claims of any person who may previously have been entitled to such consideration. Neither the exchange agent, Horizon, nor LFCB will have any liability to an LFCB shareholder for any escheat of the merger consideration under applicable law.

Exchange Agent

Horizon’s stock transfer agent, Computershare, Inc., will act as the exchange agent in connection with the merger.

Dividends and Distributions

Until LFCB common stock certificates and book-entry account statements are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Horizon common shares into which shares of LFCB common stock may have been converted will accrue but will not be paid. When such certificates and account statements have been duly surrendered, Horizon will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of LFCB of any shares of LFCB common stock. When certificates and account statements evidencing shares of LFCB common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of LFCB, on the one hand, and Horizon, on the other hand, to each other, as to, among other things, the following:

•	the corporate organization and existence of each party;

•	the authority of each party to enter into the Merger Agreement, perform its obligations under the Merger Agreement, and make it valid and binding;

•	the fact that the Merger Agreement does not conflict with or violate:

○	the articles of incorporation and bylaws of each party;

○	applicable law; and

○	agreements, instruments, or obligations of each party;

•	the capitalization of LFCB and Horizon;

•	each party’s compliance with applicable law;

•	the accuracy of statements made and materials provided by each party;

•	the absence of undisclosed obligations or liabilities;

•	financial statements and reports;

•	the adequacy of its loan loss reserves;

•	the filing and accuracy of tax returns;

•	litigation and pending proceedings;

•	each party’s deposit insurance;

•	Securities and Exchange Commission filings (with respect to Horizon only);

•	Community Reinvestment Act;

•	no reason for any delays in regulatory approvals; and

•	compliance with bank secrecy and anti-money laundering laws and regulations.

In addition, the Merger Agreement contains representations and warranties of LFCB to Horizon as to:

•	material contracts;

•	the status of its loans and investments and the provisions for loan losses;

•	indebtedness;

•	employee benefit plans;

•	labor and employment matters including compliance with applicable labor and employment laws;

•	obligations to employees;

•	absence of certain events occurring since December 31, 2016;

•	insider transactions;

•	indemnification agreements;

•	shareholder approval;

•	books and records;

•	title to its assets;

•	intellectual property;

•	information technology, including compliance with current banking industry standards regarding data protection and privacy of customer information;

•	agreements with regulatory agencies;

•	no shareholder rights plan;

•	insurance;

•	broker’s, finder’s, and other fees;

•	internal controls;

•	fiduciary accounts; and

•	receipt of a fairness opinion from LFCB’s financial advisor.

Finally, the Merger Agreement contains representations and warranties of Horizon to LFCB as to:

•	no approval of Horizon’s shareholders is required in connection with the merger; and

•	Horizon and its subsidiaries are not subject to any agreement with a regulatory agency (such as a cease-and-desist order, consent order, or memorandum of understanding).

No representations and warranties of the parties will survive the consummation of the merger. Additionally, the parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure schedules that were separately delivered by each party to the other party to the Merger Agreement.

Conduct of Business Prior to Completion of the Merger

Under the Merger Agreement, LFCB has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, LFCB and LCB are required until the effective time of the merger to:

•	conduct its business diligently, substantially in the manner as it is presently being conducted, and in the ordinary course of business;

•	use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons with whom it has business dealings;

•	use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted;

•	maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business; and

•	not knowingly do or fail to do anything that will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound.

The following is a summary of the more significant restrictions imposed upon LFCB, subject to the exceptions set forth in the Merger Agreement. Specifically, without the prior consent of Horizon, LFCB and LCB may not:

•	make any change in the capitalization or the number of issued and outstanding shares of LFCB or LCB, or redeem any of its outstanding shares of common stock;

•	authorize a class of stock or issue or grant any warrant, option, right, or other agreement relating to its stock or any convertible securities, or authorize the issuance of securities other than or in addition to its issued and outstanding common stock as of the date of the Merger Agreement;

•	distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders, provided that LCB may pay cash dividends to LFCB in the ordinary course of business for payment of LFCB’s reasonable and necessary business and operating expenses and expenses of the merger; and provided further that, at Horizon’s request and except as prohibited by law or by any bank regulatory agency, LCB will pay dividends to LFCB;

•	purchase or otherwise acquire any investment security for their own account that exceeds $1,000,000 individually;

•	except as already committed in writing, cancel, release, or compromise any indebtedness in excess of $50,000 owing;

•	amend the articles of incorporation and bylaws of LFCB or the similar organizational documents of any of its subsidiaries;

•	make, renew, or otherwise modify any loan or commitment to lend money, or issue any letter of credit to any person if the loan is an existing credit on the books of LFCB or LCB and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” in an amount in excess of $250,000; or make, purchase, renew, modify, or amend or extend the maturity of any commercial loan in excess of $1,000,000 (provided LCB may renew, modify, amend, or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $1,000,000 or less), any 1 to 4 family residential mortgage loan with a loan to value in excess of 85% (unless private mortgage insurance is obtained) or 100% in the event of a qualified “Doctor’s Only Loan Program” (which only includes licensed medical doctors and dentists), subject to exceptions for such loans to be sold to investors, any consumer loan in excess of $75,000, any home equity loan or line of credit in excess of $150,000, or any loan participation except as permitted by the Merger Agreement;

•	except as contemplated by the Merger Agreement, waive, release, grant, or transfer any material rights of value, or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement, or transaction, or incur any liability or obligation requiring payments by LFCB or any of its subsidiaries that exceed $50,000, whether individually or in the aggregate or that contain any financial commitment extending after May 23, 2018;

•	open or close any branch or ATM, or make an application for the foregoing;

•	except as already committed in writing as of the date of the Merger Agreement, make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate; or

•	take or fail to take any action that would or would be likely to prevent, impede, or delay the merger from qualifying as a tax-free reorganization under the Code.

Covenants

In addition to the restrictions noted above, LFCB and Horizon have agreed to take other actions, such as:

•	in the case of LFCB, to submit the Merger Agreement to its shareholders at a meeting to be called and held as soon as reasonably practicable;

•	in the case of LFCB, to proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist Horizon in procuring all consents, authorizations, approvals,

registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law that are necessary for consummation of the merger, and to ensure that any materials or information provided by LFCB to Horizon for use by Horizon in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading;

•	in the case of LFCB, to use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents;

•	in the case of LFCB, to maintain insurance on its assets, properties, and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as were insured by LFCB as of the date of the Merger Agreement;

•	in the case of LFCB, to continue to accrue reserves for employee benefits and merger related expenses, and to consult and cooperate in good faith with Horizon on (i) conforming the loan and accounting policies and practices of LFCB to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes; and (ii) determining the amount and timing for recognizing LFCB’s expenses of the merger;

•	in the case of LFCB, to cease and cause to be terminated any existing solicitations, discussions, or negotiations with other parties that have made or intend to make an acquisition proposal, except as permitted by the Merger Agreement;

•	to coordinate with each other prior to issuing any press releases;

•	in the case of LFCB and Horizon, to supplement, amend, and update the disclosure schedules to the Merger Agreement as necessary;

•	in the case of LFCB and Horizon, to give the other party’s representatives and agents, including investment bankers, attorneys, or accountants, upon reasonable notice, access during normal business hours throughout the period prior to the effective time of the merger to the other party’s properties, facilities, operations, books, and records;

•	in the case of LFCB, to deliver updated financial statements;

•	in the case of LFCB, to cooperate with an environmental consulting firm designated by Horizon in the conduct by such firm of a phase I environmental investigation on all real property owned or leased by LFCB or LCB as of the date of the Merger Agreement, and any real property acquired or leased by LFCB or LCB after the date of the Merger Agreement;

•	in the case of LFCB, to deliver any reports, notices or proxy statements sent to any governmental authority, and any orders issued by any governmental authority, to the other party when available;

•	in the case of LFCB, to not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any respect, (ii) any of the conditions to the merger not being satisfied, (iii) a material violation of any provision of the Merger Agreement, or (iv) a material delay in the consummation of the merger;

•	in the case of LFCB, not to create any employment contract, agreement, or understanding with or employment rights for any of the officers or employees of LFCB or LCB, or prohibit or restrict Horizon from changing, amending, or terminating any employee benefits provided to its employees from time to time;

•	in the case of LFCB, to take such actions as necessary to terminate the LFCB 401(k) Plan no later than 10 days prior to the closing date of the merger, to file an application with the IRS for a favorable determination letter as to such plan’s qualified status upon its termination, and to thereafter distribute or otherwise transfer the account balances of participants in accordance with the applicable plan termination provisions;

•	in the case of LFCB, to take all actions necessary to terminate, as of the effective time of the merger, all of LFCB’s and its subsidiaries’ group insurance policies, unless otherwise instructed by Horizon, and if Horizon determines to continue any such policy or other welfare benefit plan or cafeteria plan after the effective time, to take all actions necessary to assign any LFCB group insurance policies to Horizon as of the effective time of the merger and to provide Horizon with all necessary financial, enrollment, eligibility, contractual, and other information related to LFCB’s welfare benefit and cafeteria plans to assist Horizon in the administration of such plans after the effective time of the merger;

•	in the case of LFCB and LCB, to cooperate with Horizon to reconstitute the directors and officers of LCB to be the same as Horizon Bank and, if requested by Horizon, to amend the articles of incorporation and bylaws of LCB effective at the time of the merger;

•	in the case of LFCB, to commence immediately after the date of the Merger Agreement with transfers of information, processes, systems, and data to Horizon, and prior to the closing to cooperate with the installation and conversion of equipment;

•	in the case of LFCB, to pay out all amounts payable pursuant to the employment agreement between LCB and Bradley W. Marley dated November 29, 2013, provided that such agreement will be amended prior to the effective time of the merger, if necessary, to provide that no payment will be made under the agreement or under any other arrangement that would constitute an “excess parachute payment” under Section 280G of the Code, and to the extent any payment would constitute an “excess parachute payment” a reduction of the payment so that the payment would no longer be considered an “excess parachute payment,” and Mr. Marley enters into a mutual termination of employment agreement and noncompetition agreement;

•	in the case of Horizon, to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the Merger Agreement;

•	in the case of LFCB and Horizon, to prepare this proxy statement/prospectus and, in the case of Horizon, file a registration statement with the SEC covering the shares of Horizon common stock to be issued to LFCB shareholders pursuant to the Merger Agreement;

•	in the case of Horizon, to make available to the officers and employees of LFCB who continue as employees after the effective time, substantially the same employee benefits as are generally available to Horizon employees, and to provide credit for prior service with LFCB and LCB for purposes of eligibility and vesting under Horizon’s employee benefit plans;

•	in the case of Horizon, to provide severance benefits to certain employees of LCB as of the effective time of the merger;

•	in the case of Horizon, use its reasonable best efforts to maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the merger to cover the present officers and directors of LFCB and LCB with respect to claims against such directors and officers arising from facts or events that occurred before the effective time, and continue for six years after the effective time the indemnification and exculpation rights of the present and former officers and directors of LFCB and LCB against all losses, expenses, claims, damages, or liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time to the same extent then permitted under Indiana law or the articles of incorporation or bylaws of LFCB or LCB; and

•	in the case of Horizon, to form, as soon as reasonably practical after the closing date, a Tippecanoe County advisory board comprised of three to five members and to add representatives to the advisory board from the communities served by LCB, as mutually agreed upon by Horizon and LCB.

The Merger Agreement also contains certain additional covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger Agreement – Employee Benefits and Payments” beginning on page [•] and “Interests of Certain Directors and Officers of LFCB in the Merger” beginning on page [•].

Acquisition Proposals by Third Parties

In the Merger Agreement, LFCB agreed to immediately cease and cause to be terminated any existing solicitations, discussions, or negotiations with other persons or entities that had made, or indicated an intention to make, a proposal to acquire LFCB. In addition, until the merger is completed or the Merger Agreement is terminated, LFCB has agreed that it, and its officers, directors, and representatives, and those of LCB, will not:

•	solicit, initiate, or knowingly encourage or facilitate, any inquiries, offers or proposals to acquire LFCB; or

•	initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate regarding an offer or proposal to acquire LFCB.

LFCB may furnish, however, information regarding LFCB to, or enter into and engage in discussion with, any person or entity in response to a bona fide unsolicited written proposal by the person or entity relating to an acquisition proposal, or change or withhold its recommendation to LFCB’s shareholders prior to obtaining shareholder approval regarding the merger, if:

•	LFCB’s board of directors (after consultation with its financial advisors and outside legal counsel) determines in good faith that such proposal may be or could be superior to LFCB’s shareholders from a financial point of view and its other constituencies than the merger, and the failure to consider such proposal would likely result in a breach of the fiduciary duties of LFCB’s board of directors;

•	LFCB provides any information to Horizon that it intends to provide to such third party, and only after having entered into a confidentiality agreement with such third party that contains a standstill with customary terms; and

•	LFCB notifies Horizon that it is prepared to change or withhold its recommendation to LFCB’s shareholders in response to a superior proposal, and provides Horizon with the most current version of any proposed written agreement or letter of intent relating to the superior proposal, and Horizon fails, within ten business days of such notice, to make a proposal that would, in the reasonable good faith judgment of the LFCB board of directors (after consultation with financial advisors and outside legal counsel) cause the offer that previously constituted a superior proposal to no longer constitute a superior proposal.

For purposes of the Merger Agreement, the term “superior proposal” means any acquisition proposal relating to LFCB or LCB, or to which LFCB or LCB may become a party, that the LFCB board of directors determines in good faith (after having received the advice of its financial advisor) to be (i) materially more favorable to the shareholders of LFCB from a financial point of view and its other constituencies than the merger (taking into account all the terms and conditions of the proposal and the Merger Agreement, including the $1,280,000 termination fee) and (ii) reasonably capable of being completed without undue delay.

Conditions to the Merger

The obligation of Horizon and LFCB to consummate the merger is subject to the satisfaction or waiver, on or before the completion of the merger, of a number of conditions, including:

•	The Merger Agreement must receive the approval of LFCB’s shareholders.

•	The representations and warranties made by the parties in the Merger Agreement must be true, accurate, and correct as of the effective date of the merger.

•	LFCB and Horizon must have performed, in all material respects, all of their covenants and agreements as required by the Merger Agreement at or prior to the effective time of the merger.

•	Horizon must have registered with the SEC the shares of Horizon common stock to be issued to LFCB’s shareholders in the merger, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares must have been received, the registration statement of which this proxy statement/prospectus is a part, must have been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement can have been issued or threatened.

•	All regulatory approvals required to consummate the transactions contemplated by the Merger Agreement must have been obtained and remain in full force and effect, all statutory waiting periods applicable to those approvals must have expired, and none of those approvals must contain any conditions, restrictions, or requirements that Horizon’s board of directors reasonably determines in good faith would either (i) have a material adverse effect on LFCB, or (ii) reduce the benefits of the merger to such a degree that Horizon would not have entered into the Merger Agreement had such conditions, restrictions, or requirements been known.

•	For purposes of the Merger Agreement, the term “material adverse effect” means any effect that is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value, or business of LFCB and its subsidiaries, on a consolidated basis, or Horizon and its subsidiaries, on a consolidated basis, or that would materially impair the ability of LFCB or Horizon to perform its obligations under the Merger Agreement or otherwise materially threaten or impede the consummation of the merger and the other transactions contemplated by the Merger Agreement. However, a “material adverse effect” does not include the impact of:

•	changes in banking and similar laws of general applicability to banks or their holding companies or interpretations of such laws by courts or governmental authorities;

•	changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally;

•	effects of any action or omission taken by LFCB with the prior written consent of Horizon or at the direction of Horizon;

•	changes resulting from professional expenses (such as legal, accounting, and investment bankers’ fees) incurred in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	the impact of the announcement of the Merger Agreement and the transactions contemplated by the Merger Agreement, and compliance with the Merger Agreement on the business, financial condition, or results of operations of LFCB and its subsidiaries or Horizon and its subsidiaries;

•	changes in general economic conditions to the extent such changes do not materially disproportionately affect LFCB and its subsidiaries; and

•	the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.

•	The boards of directors of Horizon and LFCB must have received an opinion from Barnes & Thornburg LLP that the merger constitutes a tax free “reorganization” for purposes of Section 368 of the Code.

•	The shares of Horizon common stock to be issued to LFCB’s shareholders must have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

•	None of Horizon, LFCB, or LCB, or any of Horizon’s subsidiaries must be subject to any statute, rule, regulation, injunction, order, or decree which prohibits, prevents, or makes illegal the completion of the merger, and no material claim, litigation, or proceeding shall have been initiated or threatened relating to the Merger Agreement or the merger.

•	Each of Horizon and LFCB must have received from the other at the closing of the merger all the items, documents, consents, and other closing deliveries, in form and content reasonably satisfactory to the recipient, required by the Merger Agreement.

The obligation of Horizon to consummate the merger also is subject to the fulfillment of other conditions, including:

•	The total number of LFCB’s dissenting shares shall be no greater than 7.5% of the number of shares of LFCB common stock outstanding as of the date of the Merger Agreement;

•	As of the end of the month prior to the effective time of the merger, LFCB’s adjusted consolidated shareholders’ equity, as defined in the Merger Agreement, shall not be less than $19,902,000;

•	LCB shall have provided notice of termination to Computer Services, Inc. with respect to that certain Data Processing Agreement, dated June 30, 2010;

•	Bradley W. Marley, the President and Chief Executive Officer of LFCB, shall have executed and delivered a mutual termination of employment agreement with Horizon;

•	Mr. Marley, as well as Stephen M. Hickman, the Senior Vice President and Chief Creditor Officer of LFCB, and Richard D. Murray, the Senior Vice President and Chief Operating Officer of LFCB, shall have executed and delivered noncompetition agreements with Horizon;

•	LFCB shall have obtained all required third party consents under material contracts or agreements;

•	Horizon shall have received executed cancellation agreements with respect to the outstanding options to purchase shares of LFCB common stock; and

•	At the request of Horizon and subject to bank regulatory approval, LCB shall have made a dividend of its excess capital to LFCB at least 10 days prior to the effective time of the merger.

Expenses

Except as otherwise provided in the Merger Agreement, LFCB and Horizon will be responsible for their respective expenses incidental to the merger.

Employee Benefits and Payments

The Merger Agreement requires Horizon to make available to the officers and employees of LFCB and its subsidiaries who continue as employees of Horizon or any subsidiary substantially the same employee benefits as are generally available to all Horizon employees. Those officers and employees also will receive credit for prior service with LFCB and its subsidiaries for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Horizon and its subsidiaries. If an LFCB benefit plan is terminated at or prior to the effective time of the merger, continuing employees will become eligible to participate in Horizon’s similar employee benefit plans as of the effective time. Horizon will use its reasonable best efforts to: (i) waive waiting period and preexisting condition provisions for continuing employees under health and dental plans; and (ii) give continuing employees credit under such plans for any deductibles and coinsurance payments. With respect to vacation and paid time off, continuing employees will be subject to the terms and conditions of Horizon’s vacation and paid time off policies in place for similarly situated employees of Horizon, with credit given for all prior years of service with LFCB and its subsidiaries for the purposes of determining vacation pay eligibility and the amount of vacation pay.

Other than with respect to Bradley W. Marley, employees of LCB who are still employed by LCB at the effective time of the merger and who will not continue as employees of Horizon, or who continue with Horizon but are terminated other than for cause within twelve months after the effective time, will be entitled to severance pay equal to one week’s pay at their base rate for each full year of continuous service with LCB, subject to a minimum of four weeks and a maximum of twenty-six weeks. Also, those terminated employees will be entitled to continuation coverage under group health plans as required by COBRA and to professional career counseling services.

In addition, LFCB will pay out, in a lump sum no later than the closing date of the merger, all amounts payable pursuant to the employment agreement between LCB and Bradley W. Marley dated November 29, 2013, because the change in control payments contemplated by that employment agreement will be triggered by the merger, provided that the employment agreement will be amended before the effective time of the merger, if necessary, to ensure and expressly provide that no payment will be made under the agreement or under any other plan, arrangement, or agreement applicable to Mr. Marley that would constitute an “excess parachute payment” under Section 280G of the Code, and to the extent any such payment would constitute an “excess parachute payment” the payment will be reduced to $1 less than the amount that would be considered an “excess parachute payment.” The payments under the employment agreement also are contingent upon Mr. Marley entering into a mutual termination of employment agreement and a noncompetition agreement each in a form acceptable to Horizon.

Termination

Subject to conditions and circumstances described in the Merger Agreement, either Horizon or LFCB may terminate the Merger Agreement if, among other things, any of the following occur:

•	LFCB’s shareholders do not approve the Merger Agreement at the LFCB Special Meeting;

•	any governmental authority has issued an order, decree, judgment or injunction that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger, and such order has become final and non-appealable, or if any consent or approval of a governmental authority whose consent or approval is required to consummate the merger has been denied, or any application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable governmental authority; provided that, the right to terminate the Merger Agreement under these provisions will not be available to a party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of any event described in this paragraph;

•	the merger has not been consummated by December 31, 2017 (provided the terminating party did not cause the failure of the merger to be consummated by that date); or

•	the respective boards of directors of Horizon and LFCB mutually agree to terminate the Merger Agreement.

Additionally, Horizon may terminate the Merger Agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event has occurred that is not capable of being cured prior to December 31, 2017 and would result in a condition to Horizon’s obligations to consummate the merger not being satisfied;

•	LFCB breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a condition to the merger, and such condition is not capable of being cured by December 31, 2017, or has not been cured by LFCB within 20 business days after LFCB’s receipt of written notice of such breach from Horizon;

•	Any single event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has or is reasonably expected to have individually, or in the aggregate, a material adverse effect on LFCB, whether or not covered by insurance;

•	Horizon elects to exercise its right of termination pursuant to the Merger Agreement because of certain environmental matters (see “– Environmental Inspections” below);

•	LFCB’s board of directors has failed to include its recommendation to approve the merger in the proxy statement/prospectus related to LFCB Special Meeting;

•	LFCB’s board of directors, after receiving an acquisition proposal from a third party, has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement and approved or recommended an acquisition proposal with a third party;

•	LFCB has entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle, or letter of intent with respect to another acquisition proposal; or

•	a quorum could not be convened at the LFCB Special Meeting or at a reconvened meeting held at any time prior to December 31, 2017.

LFCB may terminate the Merger Agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event shall have occurred that is not capable of being cured prior to December 31, 2017 and would result in a condition to LFCB’s obligations to consummate the merger not being satisfied;

•	Horizon breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a condition to the merger, and such condition is not capable of being cured by December 31, 2017, or has not been cured by Horizon within 20 business days after Horizon’s receipt of written notice of such breach from LFCB;

•	any single event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstance, or state of facts, that has or is reasonably expected to have individually, or in the aggregate, a material adverse effect on Horizon, whether or not covered by insurance; or

•	at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) and all other approvals and consents necessary for the consummation of the merger have been received (the “determination date”), with such termination to be effective on the tenth day following such determination date if both of the following conditions are satisfied:

•	the average of the daily closing price of Horizon common stock as reported on the NASDAQ Global Select Market for the fifteen consecutive trading days immediately preceding the determination date on which shares of Horizon common stock actually traded (the “Horizon Market Value”) is less than $21.57; and

•	the decline in Horizon’s share price is more than 15% greater than a corresponding price decline in the SNL Small Cap U.S. Bank and Thrift Index.

If LFCB elects to exercise its termination right as described above, Horizon may elect to avoid termination of the Merger Agreement by increasing the exchange ratio to the lesser of the amounts determined pursuant to the following formula: (i) a quotient, the numerator of which is equal to the product of $26.28 (the initial market value), the exchange ratio (as then in effect), and the average daily closing value of the SNL Small Cap U.S. Bank and Thrift Index for the fifteen consecutive trading days immediately preceding the determination date, divided by the closing value of the SNL Small Cap U.S. Bank and Thrift Index on the determination date, minus 0.15, and the denominator of which is equal to the Horizon Market Value on the determination date; or (ii) the quotient determined by dividing $26.28 by the closing price for Horizon’s common stock for the fifteen consecutive trading days immediately preceding the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.85. Since the formula is dependent on the future price of Horizon’s common stock and that of the SNL Small Cap U.S. Bank and Thrift Index, it is not possible presently to determine what the adjusted merger consideration would be at this time, but, in general, more shares of Horizon common stock would be issued, to take into account the extent by which the average price of Horizon’s common stock exceeded the decline in the average price of the common stock of the index group.

Under certain circumstances described in the Merger Agreement, a $1,280,000 termination fee may be payable by LFCB to Horizon if the Merger Agreement is terminated and the merger is not consummated. See “– Termination Fee” directly below.

Termination Fee

LFCB shall pay Horizon a $1,280,000 termination fee if the Merger Agreement is terminated for any of the following reasons:

•	If Horizon terminates the Merger Agreement because LFCB’s board of directors fails to include its recommendation to approve the merger in the proxy statement/prospectus delivered to shareholders or has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement or approves or publicly recommends an acquisition proposal with a third party, or LFCB has entered into or publicly announced an intention to enter into another acquisition proposal;

•	If either party terminates the Merger Agreement because it is not approved by the requisite vote of the shareholders of LFCB at the meeting called for such purpose or by Horizon because a quorum could not be convened at LFCB’s shareholder meeting called to approve the merger and, prior to the date that is twelve months after such termination LFCB or LCB enters into any acquisition agreement with a third party or an acquisition proposal is consummated;

•	If either party terminates the Merger Agreement because the consummation of the merger has not occurred by December 31, 2017, and (i) prior to the date of such termination an acquisition proposal was made by a third party, and (ii) prior to the date that is twelve months after such termination, LFCB or LCB enters into any acquisition agreement or any acquisition proposal is consummated; or

•	If Horizon terminates the Merger Agreement because (i) any event has occurred that is not capable of being cured prior to December 31, 2017 and would result in a condition to Horizon’s obligations to consummate the merger not being satisfied; (ii) LFCB breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a condition to the merger, and such condition is not capable of being cured by December 31, 2017, or has not been cured by LFCB within 20 business days after LFCB’s receipt of written notice of such breach from Horizon; or (iii) any single event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has or is reasonably expected to have individually, or in the aggregate, a material adverse effect on LFCB, whether or not covered by insurance, and any such events are a result of an intentional, willful, or grossly negligent breach or nonperformance by LFCB of any representation, warranty or covenant contained in the Merger Agreement.

Management and Operations After the Merger

Horizon’s officers and directors serving at the effective time of the merger shall continue to serve as Horizon’s officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office. Horizon’s Articles of Incorporation and Bylaws in existence as of the effective time of the merger shall remain Horizon’s Articles of Incorporation and Bylaws following the effective time, until such Articles of Incorporation and Bylaws are further amended as provided by applicable law.

Environmental Inspections

Under the Merger Agreement, if the estimated environmental clean-up costs with respect to real property owned or leased by LFCB and its subsidiaries are between $50,000 and $350,000, Horizon has the right to reduce the cash consideration by the amount of the estimated environmental clean-up costs. If the estimated environmental clean-up costs are more than $350,000, then Horizon has to right to either (i) reduce the cash consideration by the estimated environmental clean-up costs, or (ii) terminate the Merger Agreement. Any reduction in the cash consideration will be adjusted for any tax savings resulting from the expenditure of the clean-up costs, assuming a 35% tax rate. In order for Horizon to avail itself of this termination provision, it is required to request that phase I environmental investigations be commenced with respect to such real estate. Horizon is currently in the process of obtaining and reviewing such environmental investigations.

Effective Time of the Merger

Unless otherwise mutually agreed to by the parties, the effective time of the merger will occur within ten business days after the fulfillment of all conditions precedent to the merger and the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the merger.

Regulatory Approvals for the Merger

Under the terms of the Merger Agreement, the merger cannot be completed until Horizon receives necessary regulatory approvals. The merger of Horizon Bank and LCB requires the approval of the FDIC and IDFI. In addition, Horizon intends to file any required documentation with the FRB to request a waiver of the FRB’s approval for the merger of LFCB into Horizon.

On June 26 and 27, 2017, Horizon Bank filed the required applications with the IDFI and FDIC, respectively, to obtain approval of the merger of LCB into Horizon Bank. Horizon expects to receive FDIC and IDFI approval of the bank merger and the FRB’s waiver of the application requirements for the merger of LFCB into Horizon in August or September 2017. Although we believe that we will be able to obtain these regulatory approvals and waivers, there can be no assurance that all requisite approvals and waivers will be obtained or that they will be obtained within the time period we anticipate.

Accounting Treatment of the Merger

Horizon will account for the merger under the acquisition method of accounting in accordance with GAAP. Using the acquisition method of accounting, the assets (including identified intangible assets) and liabilities of LFCB will be recorded by Horizon at their respective fair values at the time of the completion of the merger. The excess of Horizon’s purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

NASDAQ Global Select Market Listing

Horizon’s common stock is listed on the NASDAQ Global Select Market under the symbol “HBNC.” The shares to be issued to the LFCB shareholders in the merger will be eligible for trading on the NASDAQ Global Select Market.

DISSENTERS’ RIGHTS

Pursuant to Chapter 44 of the Indiana Business Corporation Law, LFCB’s shareholders have dissenters’ rights with respect to the merger. Chapter 44 of the Indiana Business Corporation Law authorizes an LFCB shareholder to demand payment in cash for the “fair value” of his or her shares of LFCB common stock before the shareholder vote is taken on the merger. In this regard, Chapter 44 defines “fair value” to mean the value of the dissenting shareholder’s shares immediately before the effectuation of the merger, excluding any appreciation or depreciation in the value of the shares in anticipation of the merger unless a court determines that such exclusion would be inequitable. Pursuant to the procedures set forth in Chapter 44, the “fair value” of the shares is to be agreed upon by the dissenting shareholder and the corporation, unless no agreement can be reached, in which case the “fair value” of the shares will be determined by a court. The term “fair value” as used for purposes of Chapter 44 does not imply, and should not be construed as meaning, that the merger consideration is anything other than adequate and in the best interests of LFCB’s shareholders. If a shareholder asserts his or her dissenters’ rights, there is no guarantee that the “fair value” of his or her shares will be determined to be equal to or greater than the merger consideration. Investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the proposed merger are not opinions as to and do not address “fair value” for purposes of Chapter 44.

To claim dissenters’ rights, an LFCB shareholder who desires to exercise his or her rights as a dissenting shareholder must:

1.	before the vote is taken at the LFCB Special Meeting, deliver to LFCB written notice of his or her intent to demand payment for his or her shares if the merger is effectuated; and

2.	not vote in favor of the merger in person or by proxy at the LFCB Special Meeting.

If the merger is approved by LFCB’s shareholders, LFCB will send a notice of dissenters’ rights to those LFCB shareholders satisfying the above conditions within 10 days after the Special Meeting date. The notice will state the procedures the dissenting LFCB shareholders must follow to further exercise their dissenters’ rights in accordance with Chapter 44 of the Indiana Business Corporation Law.

LFCB’s shareholders who execute and return their proxies but do not specify a choice on the merger proposal will be deemed to have voted “For” the merger, and accordingly to have waived their dissenters’ rights, unless they revoke the proxy prior to its being voted.

An LFCB shareholder who does not deliver timely written notice of his or her intent to demand payment for his or her shares will not be entitled to dissenters’ rights under Chapter 44 of the Indiana Business Corporation Law even if he or she votes against the merger or refrains from voting.

Upon consummation of the merger, LFCB will pay each dissenting shareholder who has complied with all the requirements of Chapter 44 of the Indiana Business Corporation Law and of the notice, LFCB’s estimate of the fair value of the shares as of the time immediately prior to the merger, excluding any appreciation in value in anticipation of the merger. The determination of the estimate of “fair value” will be based on the value of such shares of LFCB common stock as of the last business day immediately prior to the effective time of the merger and will be determined by LFCB’s board of directors.

Dissenters can object to the fair value by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value within 30 days after LFCB makes or offers payment for the dissenters’ shares. LFCB can elect to agree to the dissenters’ fair value demand or can commence an action in the Circuit or Superior Court of Tippecanoe County, Indiana, within 60 days after receiving the demand for payment for a judicial determination of the fair value. The court can appoint appraisers to determine the fair value. The costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties, and experts, will be assessed against all parties to the action in such amounts as the court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by LFCB.

See the full text of Chapter 44 set forth in Appendix D to this proxy statement/prospectus.

THIS SUMMARY OF THE DISSENTERS’ RIGHTS OF LFCB’S SHAREHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX D. ANY INDIVIDUAL CONSIDERING EXERCISING RIGHTS OF DISSENT SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION DISCLOSED IN APPENDIX D AND CONSULT WITH INDEPENDENT PROFESSIONAL ADVISORS BEFORE EXERCISING RIGHTS OF DISSENT.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF LFCB IN THE MERGER

When LFCB’s shareholders are considering the recommendation of the LFCB board of directors in connection with the Merger Agreement proposal, you should be aware that some of the employees and directors of LFCB and LCB have interests that are in addition to, or different from, the interests of LFCB’s shareholders generally, which are described below. Horizon’s and LFCB’s boards of directors were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement. Except as described below, to the knowledge of LFCB, the officers and directors of LFCB do not have any material interest in the merger apart from their interests as shareholders of LFCB.

Payments Under Existing Employment Agreement With Bradley W. Marley

Under the Merger Agreement, LFCB will make a lump sum cash payment, no later than the closing date of the merger, to Bradley W. Marley, President and Chief Executive Officer of LFCB, of all amounts specified in Mr. Marley’s Employment Agreement with LCB, due to the fact that the change in control payments contemplated by the employment agreement will be triggered by the merger. Under the terms of the employment agreement, change in control payments are to be made to Mr. Marley if his employment is terminated or if his duties and responsibilities are materially reduced within twelve months following a change of control. The amount payable to Mr. Marley under the employment agreement is currently estimated to be $101,617. This payment is conditioned upon Mr. Marley entering into a mutual termination of employment agreement and noncompetition agreement in forms acceptable to Horizon.

Confidentiality and Limited Non-Competition Agreement

Mr. Marley, Mr. Murray, and Mr. Hickman each will enter into a Confidentiality and Limited Non-Competition Agreement with Horizon. Mr. Marley will receive $203,234, with 50% of such amount paid in cash in connection with the termination of his existing employment agreement (as discussed above) by LFCB and the other 50% being issued in the form of restricted stock of Horizon with cliff vesting on the third anniversary of the closing of the merger. Mr. Murray will receive $114,238, with 50% of such amount paid in cash and the other 50% being issued in the form of restricted stock of Horizon with cliff vesting on the third anniversary of the closing of the merger. Mr. Hickman will receive $54,879, with 50% of such amount paid in cash and the other 50% being issued in the form of restricted stock of Horizon with cliff vesting on the third anniversary of the closing of the merger.

Tippecanoe County Advisory Board

Horizon has agreed to establish, as soon as reasonably practical after the effective time of the merger, a Tippecanoe County Advisory Board comprised of three to five members and to add representatives to the advisory board from the communities served by LCB as mutually agreed upon by Horizon and LFCB. The members of the advisory board may include representatives from the LFCB and/or LCB boards of directors, or other third parties recommended by such board members. Each of such persons will be entitled to receive compensation from Horizon for their services on such board in accordance with the fee schedule for such services that is applicable from time to time for similar services by other members of Horizon’s and Horizon Bank’s boards.

Indemnification and Insurance of Directors and Officers

Horizon has agreed that all rights to indemnification and exculpation from liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time of the merger in favor of the present and former officers and directors of LFCB and LCB as provided under the articles of incorporation or bylaws of LFCB or LCB, or permitted under Indiana law, shall survive the merger and continue for a period of six years after the effective time of the merger.

In addition, Horizon has agreed to use its reasonable best efforts to maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the merger to cover the present officers and directors of LFCB and LCB with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger; provided that, Horizon is not obligated to pay each year more than 150% of LFCB’s annual premiums for such coverage.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General. The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of LFCB common stock with respect to the exchange of LFCB common stock for Horizon common stock pursuant to the merger. This discussion assumes that U.S. Holders hold their LFCB common stock as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing is subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the income tax consequences applicable to participants in the 401(k) plan or with respect to employee benefits generally, nor the laws of any state, local, foreign, or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of LFCB common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of LFCB common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of LFCB common stock that are partnerships or other pass-through entities (and persons holding their LFCB common stock through a partnership or other pass-through entity), persons who acquired shares of LFCB common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their LFCB common stock as part of a straddle, hedging, constructive sale, or conversion transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of LFCB common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate, the income of which is subject to United Sates federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds LFCB common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Horizon and LFCB intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligations of Horizon and LFCB to consummate the merger are conditioned upon the receipt of an opinion from Barnes & Thornburg LLP, counsel to Horizon, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon the assumptions, representations, warranties, and covenants made by Horizon and LFCB, including those contained in the Merger Agreement. This opinion also will provide that the merger will qualify as a statutory merger under Indiana state law. If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts existing at the effective time of the merger, the tax consequences of the merger could be adversely affected. The determination by tax advisors as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed merger unless tax counsel determines that such determination may be made as of the last business day before the Merger Agreement becomes a binding contract in accordance with Treasury Regulation Section 1.368-1(e).

Horizon and LFCB have not requested and do not intend to request any ruling from the Internal Revenue Service. Accordingly, each LFCB shareholder is urged to consult his, her, or its own tax advisors as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Pursuant to the Merger Agreement, Horizon and LFCB may exercise their right to terminate the merger if Barnes & Thornburg LLP is unable to render the tax opinion at closing. If the market price of the Horizon common stock as of the effective time declines relative to the market price of LFCB common stock to the extent that the value of the Horizon common stock received by the LFCB shareholders in the merger is less than 40% of the fair market value of the total consideration received in the merger by LFCB’s shareholders for their shares of LFCB common stock upon the merger, then Horizon and LFCB will not be obligated to consummate the merger pursuant to the Merger Agreement because Barnes & Thornburg LLP would be unable to render its favorable tax opinion on the merger.

Assuming the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by Horizon, its subsidiaries, or LFCB or LCB by reason of the merger. The material United States federal income tax consequences of the merger to the U.S. Holders are described below.

Exchange of LFCB Common Stock for Horizon Common Stock and Cash. As a result of receiving a combination of Horizon common stock and cash in exchange for shares of LFCB common stock, a U.S. Holder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain “realized” in the merger. The amount of gain a U.S. Holder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the Horizon common stock received, exceeds (b) the U.S. Holders’ aggregate adjusted tax basis in the LFCB common stock surrendered in the merger. Any recognized loss disallowed will be included in the adjusted basis of the Horizon common stock received in the merger, as discussed below. Any recognized gain will be taxed as a capital gain or a dividend, as described below. The aggregate adjusted tax basis of the shares of Horizon common stock received in the merger will be the same as the aggregate adjusted tax basis of the shares of LFCB common stock surrendered in the merger decreased by the amount of cash received in the merger and increased by (i) the gain recognized in the merger, if any, and (ii) the recognized loss disallowed in the merger, if any. The holding period for shares of Horizon common stock received by such U.S. Holder will include such U.S. Holder’s holding period for the LFCB common stock surrendered in exchange for the Horizon common stock, provided that such shares of LFCB common stock were held as capital assets of the U.S. Holder at the effective time of the merger. If a U.S. Holder acquired different blocks of LFCB common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of LFCB common stock, and the cash and shares of Horizon stock received will be allocated pro rata to each such block of stock. U.S. Holders of LFCB common stock should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Horizon common stock received in the merger.

Exchange of LFCB Common Stock Solely for Cash. A U.S. Holder who receives solely cash in exchange for all of his, her, or its shares of LFCB common stock (and is not treated as constructively owning Horizon common stock after the merger under the circumstances referred to below under “Potential Recharacterization of Gain as Dividend”) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received and such U.S. Holder’s aggregate adjusted tax basis in the LFCB common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. Holder at the effective time of the merger. See “Taxation of

Capital Gain” below for more information on the rules applicable to capital gains. The deductibility of capital losses is subject to limitations. See discussion above regarding blocks of stock that were purchased at different times or at different prices.

Taxation of Capital Gain. Except as described under “Potential Recharacterization of Gain as a Dividend” below, gain that U.S. Holders recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. Holders have held (or are treated as having held) their LFCB common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate U.S. Holders of LFCB common stock is generally taxed at preferential rates. For non-corporate U.S. Holders, long-term capital gain generally can be taxed at a maximum U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The maximum U.S. federal income tax rate in effect for long-term capital gains recognized during 2017 is 20% for high income taxpayers, i.e., married couples filing joint returns and surviving spouses with taxable income in excess of $470,700, heads of household with taxable income in excess of $444,550, and other individuals with taxable income in excess of $418,400. The maximum long-term capital gains rate for most other non-high income taxpayers is 15%. In addition, net investment income of certain high-income taxpayers may be subject to an additional 3.8% tax (i.e., the net investment income tax) under Section 1411 of the Code. The definition of “high income taxpayers” for purposes of the net investment income tax is different than as defined above for purposes of the capital gains rate. Because the impact of the net investment income tax depends primarily upon the particular circumstances of a U.S. Holder, U.S. Holders should consult their own tax advisors regarding the potential impact of these tax rules to them.

Potential Recharacterization of Gain as a Dividend. It is possible that gain recognized by a U.S. Holder will not be capital gain if the U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as dividends to the extent of the U.S. Holder’s ratable share of accumulated earnings and profits, as calculated for United States federal income tax purposes. For purposes of determining whether a U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, the U.S. Holder will be treated as if it first exchanged all of his, her, or its LFCB common stock solely in exchange for Horizon common stock and then Horizon immediately redeemed a portion or all of that stock for the cash that the U.S. Holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a distribution of a dividend to the U.S. Holder if such receipt is, with respect to the U.S. Holder, “not essentially equivalent to a dividend,” “substantially disproportionate,” or a “complete redemption,” each within the meaning of Section 302(b) of the Code.

The deemed redemption will not be “essentially equivalent to a dividend” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” in the U.S. Holder’s proportionate interest in Horizon. If a U.S. Holder that has a relatively minimal stock interest in Horizon and no right to exercise control over corporate affairs suffers a reduction in the U.S. Holder’s proportionate interest in Horizon, the U.S. Holder should be regarded as having suffered a meaningful reduction in the U.S. Holder’s proportionate interest in Horizon. For example, the IRS has held in a published ruling that, in the case of a less than 1% stockholder who does not have management control over the corporation, any reduction in the stockholder’s proportionate interest will constitute a “meaningful reduction.” The IRS has also indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

The deemed redemption will be “substantially disproportionate,” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder who owns less than 50% of the voting power of the outstanding Horizon common stock if the percentage of the outstanding Horizon voting (including all classes that carry voting rights) and common stock (both voting and nonvoting) that is actually and constructively owned by the U.S. Holder immediately after the deemed redemption is reduced to less than 80% of the percentage of the outstanding Horizon common stock that is considered to be actually and constructively owned by the U.S. Holder immediately before the deemed redemption.

The deemed redemption will be a “complete redemption,” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder, if it results in a complete termination of a U.S. Holder’s interest in the outstanding Horizon common stock that is considered to be actually and constructively owned by the U.S. Holder immediately before the deemed redemption.

For purposes of applying the foregoing tests, a U.S. Holder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the U.S. Holder is a beneficiary and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the U.S. Holder or such other persons. In the event of a “complete redemption” within the meaning of Section 302(b)(3) of the Code, a U.S. Holder may elect to waive the attribution rules of Section 318 of the Code pursuant to Section 302(c) of the Code.

The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each U.S. Holder. U.S. Holders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

Taxation of Dividend. If, after applying the tests described in “Potential Recharacterization of Gain as a Dividend” above, the deemed redemption results in the gain recognized by a U.S. Holder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual LFCB U.S. Holders at the long-term capital gains rate, provided that the U.S. Holder held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the closing date. The maximum rate on qualified dividends for high income taxpayers is currently 20%. In addition, certain high-income taxpayers may be subject to an additional 3.8% net investment income tax. Any gain treated as ordinary income will be taxable at ordinary income rates.

Cash Received In Lieu of a Fractional Share of Horizon Common Stock. A U.S. Holder who receives cash in lieu of a fractional share of Horizon common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Horizon of the fractional share. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in the U.S. Holder’s fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. See discussion in “Taxation of Capital Gain” above for information regarding the tax rates applicable to long-term capital gains, including the potential application of the net investment income tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or furnishes his, her, or its taxpayer identification number (Form W-9), and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability to the extent that they exceed such U.S. Holder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

A U.S. Holder will be required to retain records pertaining to the merger with regard to the stock consideration received by such U.S. Holder. A U.S. Holder who is a “significant holder” of LFCB shares and who receives shares of Horizon will be required to retain records pertaining to the merger with regard to the stock consideration received by such U.S. Holder and file a statement with his, her, or its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such U.S. Holder’s basis in the LFCB common stock surrendered and the fair market value of the Horizon common stock and cash received in the merger. A “significant holder” is a holder of LFCB common stock who, immediately before the merger, owned at least 1% of the outstanding stock of LFCB or securities of LFCB with a basis for federal income tax purposes of at least $1 million.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, LFCB urges LFCB shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws. The foregoing summary of material U.S. federal income tax consequences of the merger is not intended or written to be used, and cannot be used, by any shareholder of LFCB or any other person for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

Under the Merger Agreement, LFCB shareholders will exchange their shares of LFCB common stock for shares of Horizon common stock and cash (and cash for fractional share interests). Horizon is organized under the laws of the State of Indiana, and the Horizon shareholders are governed by the applicable laws of the State of Indiana, including the IBCL, and Horizon’s articles of incorporation and bylaws. LFCB is also an Indiana corporation, and is governed by the laws of the State of Indiana and the articles of incorporation of LFCB, as amended (which we refer to as the “LFCB Articles”) and the bylaws of LFCB (which we refer to as the “LFCB Bylaws”). Upon consummation of the merger, LFCB’s shareholders receiving the stock consideration will become Horizon shareholders, and the Amended and Restated Articles of Incorporation of Horizon (which we refer to as the “Horizon Articles”), the Amended and Restated Bylaws of Horizon (which we refer to as the “Horizon Bylaws”), the IBCL, and the rules and regulations applicable to public companies will govern their rights as Horizon shareholders.

The following summary discusses some of the material differences between the current rights of Horizon shareholders and LFCB shareholders under the Horizon Articles, Horizon Bylaws, LFCB Articles, and LFCB Bylaws.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Horizon Articles, the Horizon Bylaws, the LFCB Articles, and the LFCB Bylaws, as applicable.

Authorized Capital Stock

Horizon

Horizon currently is authorized to issue up to 66,000,000 shares of common stock, no par value, of which approximately 22,195,715 shares were outstanding as of [•], 2017. Horizon also is authorized to issue up to 1,000,000 shares of preferred stock. Horizon’s board may fix the preferences, limitations, and relative voting and other rights of the shares of any series of preferred stock that it designates. As of [•], 2017, options to purchase 363,538 shares of Horizon common stock were outstanding.

LFCB

LFCB currently is authorized to issue up to 10,000,000 shares of common stock, no par value, of which 1,948,000 shares were outstanding as of [•], 2017. LFCB also is authorized to issue up to 1,000,000 shares of preferred stock, none of which are outstanding as of [•], 2017. LFCB’s board may fix the preferences, limitations, and relative voting and other rights of the shares of any series of preferred stock that it designates. As of [•], 2017, options to purchase 97,500 shares of LFCB common stock were outstanding.

Voting Rights and Cumulative Voting

Horizon

Each holder of Horizon common stock generally has the right to cast one vote for each share of Horizon common stock held of record on all matters submitted to a vote of shareholders of Horizon.

Indiana law provides that shareholders may not cumulate their votes in the election of directors unless the corporation’s articles of incorporation so provide. The Horizon Articles do not grant cumulative voting rights to Horizon shareholders.

LFCB

Each holder of LFCB common stock generally has the right to cast one vote for each share of LFCB common stock held of record on all matters submitted to a vote of shareholders of LFCB.

Indiana law provides that shareholders may not cumulate their votes in the election of directors unless the corporation’s articles of incorporation so provide. The LFCB Articles do not grant cumulative voting rights to LFCB’s shareholders.

Dividends

Horizon

Horizon may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as the Horizon board may determine, subject to all statutory restrictions, including banking law restrictions discussed elsewhere in this proxy statement/prospectus.

Horizon has no issued and outstanding shares of preferred stock that take preference in dividend distributions over shares of common stock in certain circumstances. See “Comparison of the Rights of Shareholders – Preferred Stock” below.

LFCB

LFCB’s board of directors may, from time to time, distribute to its shareholders out of capital surplus of LFCB a portion of its assets, in cash or property, without authorization of approval of the shareholders of LFCB, subject to any limitations imposed by law, including banking law restrictions.

LFCB’s declaration of dividends is subject to Indiana law, which generally prohibits the payment of dividends to amounts that will not affect the ability of the corporation, after the dividend has been distributed, to pay its debts in the ordinary course of business. Moreover, such dividends may not exceed the difference between LFCB’s total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of common stock. LFCB has not paid a dividend.

Liquidation

In the event of the liquidation, dissolution, and/or winding-up of Horizon or LFCB, the holders of shares of Horizon or LFCB common and preferred stock, as the case may be, are entitled to receive, after the payment of or provision of payment for Horizon’s and LFCB’s respective debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of Horizon and LFCB, respectively. Horizon presently has no issued and outstanding shares of preferred stock that take preference in liquidation distributions over its shares of common stock. See “Comparison of the Rights of Shareholders – Dividends” directly above, and “– Preferred Stock” directly below.

Preferred Stock

Horizon

In general, the Horizon board is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. The Horizon board is authorized to issue up to 1,000,000 shares of preferred stock, but no shares of preferred stock are currently outstanding. If any preferred stock is issued, the Horizon board may fix the designation, preferences, limitations, relative voting, and other rights of the shares of such preferred stock.

LFCB

The LFCB board is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. The LFCB board is authorized to issue up to 1,000,000 shares of preferred stock. No shares of LFCB preferred stock have ever been issued. If any series of preferred stock is issued, the LFCB board may fix the designation, preferences, limitations, relative voting, and other rights of the shares of that series of preferred stock.

No Sinking Fund Provisions

No common or preferred shares of Horizon or LFCB are subject to any mandatory redemption, sinking fund, or other similar provisions.

Additional Issuances of Stock

Horizon

Except in connection with the proposed merger with LFCB, and as otherwise may be provided in this proxy statement/prospectus, Horizon has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of Horizon common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, issuance under a stock incentive plan, or issuance in future underwritten or other public or private offerings.

Section 23-1-26-2 of the IBCL permits the board of directors of an Indiana corporation to authorize the issuance of additional shares, unless the corporation’s articles of incorporation reserve such a right to the corporation’s shareholders. Under the Horizon Articles, no shareholder approval will be required for the issuance of these shares. As a result, the Horizon board may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of Horizon’s common shareholders, subject to any restrictions imposed on the issuance of such shares by the NASDAQ Stock Exchange.

LFCB

LFCB’s board of directors may authorize the issuance of additional shares of common stock or shares of preferred stock up to the amounts authorized in the LFCB Articles, without shareholder approval, subject only to the restrictions of the IBCL and the LFCB Articles.

Number of and Restrictions Upon Directors

Horizon

The Horizon Bylaws state that the Horizon board shall be composed of five to fifteen members, with the actual number being set by the Horizon board. Currently, the number of directors is set at twelve members. The Horizon board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Each director holds office for the term for which he or she was elected and until his or her successor is elected and has qualified, whichever period is longer, or until his or her death, resignation, or removal. The Horizon Bylaws provide that a director shall not qualify to serve as such effective as of the end of the term during which he or she becomes 75 years of age, and that a non-incumbent director may not be nominated for election as a director if he or she is 60 years of age at the time of election.

LFCB

The LFCB Bylaws state that the LFCB board shall be composed of eight directors. The LFCB board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Each director holds office for the term for which he or she was elected and until his or her successor is elected and has qualified, whichever period is longer, or until his or her death, resignation, or removal. The LFCB Articles provide that without the approval of at least seventy-five percent of the disinterested members of the board, each director must be a resident of the State of Indiana and at least one-half of the directors must maintain their respective principal residences within a fifty male radius of the primary business service area of LFCB.

Removal of Directors

Horizon

Under Indiana law, directors may be removed in any manner provided in the corporation’s articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise.

Under the Horizon Articles, any director may be removed, with or without cause, either at a meeting or by written consent, by the affirmative vote of at least 70% of all of the outstanding shares of capital stock of

Horizon entitled to vote on the election of directors. Any director may be removed with cause by the affirmative vote of (i) the holders of a majority of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors at a meeting of shareholders called for that purpose, or (ii) two-thirds or more of the other directors.

LFCB

Under Indiana law, directors may be removed in any manner provided in the corporation’s articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise. The LFCB Articles do not contain any provisions for the removal of directors.

Special Meetings of the Board

Horizon

The Horizon Bylaws provide that special meetings of the Horizon board may be called by, or at the request of, the Chairman, the President or a majority of the directors.

LFCB

The LFCB Bylaws provide that special meetings of the LFCB board may be called by the President or by not less than a majority of the members of the LFCB board.

Classified Board of Directors

Horizon

The Horizon Articles provide that Horizon’s board of directors shall be divided into three classes, with directors in each class elected to staggered three-year terms. Consequently, it could take two annual elections to replace a majority of the Horizon board.

LFCB

The LFCB Articles provide that LFCB’s board of directors may be divided into three classes, with directors in each class elected to staggered three-year terms. Consequently, it could take two annual elections to replace a majority of the LFCB board.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

Horizon

Pursuant to the Horizon Bylaws, nominations for election to the Horizon board may be made by the Horizon board or by any Horizon shareholder. Nominations, other than those made by or on behalf of the existing management of Horizon, must be made in writing and must be delivered or mailed to the President of Horizon not less than 120 calendar days in advance of the date of Horizon’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders. All such shareholder nominations must include the information specified in the Bylaws.

The Horizon Bylaws also provide that shareholders may submit proposals for business to be considered at Horizon’s annual meeting of shareholders, and have those proposals included in Horizon’s proxy and proxy statement delivered to shareholders, if the shareholder has given written notice to Horizon’s Secretary at least 120 days before the date of Horizon’s proxy statement for the prior year. Such proposals must be made in writing, must be received at Horizon’s principal executive offices not less than 120 calendar days in advance of the date of Horizon’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders and must contain the information specified in the Bylaws.

LFCB

Neither the LFCB Articles nor the LFCB Bylaws contain provisions regarding nominations of persons for election to the LFCB board of directors or for the presentation of proposals for business to be considered at an annual or special meeting of the shareholders.

Special Meetings of Shareholders

Horizon

The Horizon Bylaws state that special shareholders’ meetings may be called by the Chairman, the President, or, by the Secretary, at the request in writing of a majority of the directors.

LFCB

The LFCB Articles and Bylaws provide that special shareholders’ meetings may be called by a majority of the board of directors or the President.

Indemnification

Under the IBCL as applicable to both Horizon and LFCB, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual’s conduct was lawful, or the individual had no reasonable cause to believe that the individual’s conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding.

Horizon

The Horizon Articles provide that every person who is or was or has agreed to become a director or officer of Horizon shall be indemnified by Horizon against any and all liability and expense that may be incurred by him or her resulting from any claim, provided that the person acted in good faith and, for civil actions, acted in what he or she reasonably believed to be in or not opposed to the best interests of Horizon, or, for criminal actions, had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. Horizon also may, but is not required to, indemnify an employee or agent under similar circumstances. The indemnification by Horizon extends to attorneys’ fees, judgments, fines, liabilities, and settlements. Horizon must also advance expenses for the defense of a director or officer upon determination of eligibility and upon receipt of written affirmation of eligibility and an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

In order for a director or officer to be entitled to indemnification, the Horizon board, special legal counsel or the shareholders must determine that the director has met the standards of conduct required by the Horizon Articles.

LFCB

The LFCB Articles provide that any person who is or was a director, officer, employee, or agent of LFCB, shall be indemnified by LFCB against any and all liability and reasonable expense that may be incurred by him or her resulting from any claim, provided that the person (1) is wholly successful with respect to such claim, or, (2) if not wholly successful, acted in good faith and, for civil actions, acted in what he or she reasonably believed to be in or not opposed to the best interests of LFCB or at least not opposed to its best interests, or, for criminal actions, had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. The indemnification by LFCB extends to attorneys’ fees, judgments, fines, liabilities, and settlements. LFCB may also advance expenses for the defense of a director, officer, employee or agent of LFCB upon determination of eligibility and upon receipt of written affirmation of eligibility and an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

In order for a director, officer, employee or agent of LFCB to be entitled to indemnification, special legal counsel delivers to the board of directors of LFCB a written finding that the standard of conduct required by the articles of LFCB entitling such individual to indemnification by LFCB has been met, and the board of directors, acting upon such finding, so determines.

Preemptive Rights

Although permitted by the IBCL, neither the Horizon Articles nor the LFCB Articles provide for preemptive rights to subscribe for any new or additional common or preferred stock.

Amendment of Articles of Incorporation and Bylaws

Horizon

Except as otherwise provided below, amendments to the Horizon Articles must be approved by a majority vote of the Horizon board and also by a vote of shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment. The following provisions of the Horizon Articles may not be altered, amended, or repealed without the affirmative vote of at least 70% of the outstanding shares of Horizon stock entitled to vote on such matter:

•	Section 6.3, which establishes a three-tier director class structure; and

•	Section 6.4, regarding director removal.

The Horizon Articles may be amended by the Horizon board without shareholder approval to designate a new series of preferred shares.

The Horizon Bylaws may be amended only by a majority vote of the number of directors of the Horizon board in office at the time of the vote.

LFCB

Except as otherwise provided below, amendments to the LFCB Articles must be approved by a majority vote of the LFCB board and also by a vote of shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment. The following provisions of the LFCB Articles may not be altered, amended, or repealed without the affirmative vote of at least 67% of the outstanding shares of LFCB stock entitled to vote on such matter and a majority of the independent shareholders of LFCB (as defined in the LFCB articles):

•	Section 7.2, regarding the ability to call a special meeting of shareholders; and

•	Section 9.2, regarding the ability to redeem shares under the Control Share Acquisition Statute discussed below.

The LFCB Articles may be amended by the LFCB board without shareholder approval to designate a new series of preferred shares.

The LFCB Bylaws may be amended only by a majority vote of the number of directors of the LFCB board in office at the time of the vote.

Restrictions on Unsolicited Changes in Control (Anti-Takeover Protections)

Horizon

General. The Horizon Articles include several provisions that may have the effect of rendering the company less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then-current market prices, but would not be approved by the company’s board of directors. These provisions also have the effect of rendering the removal of management and the incumbent board of directors more difficult. However, the Horizon board has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Directors. Certain provisions in the Horizon Articles and Horizon Bylaws impede changes in the majority control of the company’s board of directors. The Horizon Articles provide that the board will be divided into three classes, with directors in each class elected for staggered three-year terms. As a result, it would take two annual elections to replace a majority of the Horizon board.

The Horizon Bylaws provide that any vacancy occurring in the Horizon board, including a vacancy created by resignation, death, incapacity, or an increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. No decrease in the number of directors of Horizon can have the effect of shortening the term of any incumbent director.

Finally, the Horizon Bylaws impose certain notice requirements in connection with the nomination by shareholders of candidates for election to the board of directors, and for proposals by shareholders of business to be acted upon at a meeting of shareholders.

Under the Horizon Articles, any director may be removed, with or without cause, by the affirmative vote of the holders of 70% of all of the outstanding shares of Horizon’s capital stock entitled to vote on the election of directors. Any Horizon director may be removed with cause by the affirmative vote of (i) the holders of a majority of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors, or (ii) two-thirds or more of the other directors.

Restrictions on Call of Special Meetings. The Horizon Bylaws state that special shareholders’ meetings may be called by the Chairman, the President, or, at the request in writing of a majority of the directors, by the Secretary.

No Cumulative Voting. The Horizon Articles do not provide for cumulative voting rights in the election of directors.

Authorization of Preferred Stock. Horizon is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, powers, preferences, and relative participating, optional, and other special rights of such shares, including voting rights, if any. In the event of a proposed merger, tender offer, or other attempt to gain control of Horizon not approved by the board of directors, it might be possible for the Horizon board to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors of Horizon has no present plans or understandings for the issuance of any preferred stock and it does not intend to issue any preferred stock except on terms that the board may deem to be in the best interests Horizon’s shareholders.

Evaluation of Offers. The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, the communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Horizon’s Articles provide that the Horizon board, when evaluating a business combination or tender or exchange offer, in addition to considering the adequacy of the amount to be paid in connection with any such transactions, may consider all of the following factors and any other factors that it deems relevant: (a) the social and economic effects of the transaction on Horizon and its subsidiaries, and each of their respective employees, depositors, loan and other customers, creditors, and other elements of the communities in which Horizon and its subsidiaries operate or are located; (b) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon Horizon and its subsidiaries and the other elements of the communities in which Horizon and its subsidiaries operate or are located; and (c) the competence, experience, and integrity of the acquiring person or persons and its or their management.

Procedures for Certain Business Combinations. The Horizon Articles require the affirmative vote of 70% of the outstanding shares of all classes of voting stock (reduced to 66 2/3% under certain conditions), and an independent majority of shareholders, to approve certain business combinations with holders of more than 10% of Horizon’s voting shares or their affiliates.

Amendments to Articles and Bylaws. As noted above, except for certain exceptions, amendments to the Horizon Articles must be approved by a majority vote of the Horizon board and also by a vote of shareholders in which more votes are cast in favor of the amendment than against the amendment. Additionally, the following provisions of the Horizon Articles may not be altered, amended or repealed without the affirmative vote of at least 70% of the outstanding shares of Horizon stock entitled to vote on such matter: (i) Section 6.3, which establishes a three-tier director class structure; and (ii) Section 6.4, regarding director removal.

The Horizon Articles may be amended by the Horizon board without shareholder approval to designate a new series of preferred shares.

The Horizon Bylaws may be amended only by a majority vote of the total number of directors of Horizon.

LFCB

General. The LFCB Articles include several provisions that may have the effect of rendering the company less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then-current market prices, but would not be approved by the company’s board of directors. These provisions also have the effect of rendering the removal of management and the incumbent board of directors more difficult. However, the LFCB board has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Directors. Certain provisions in the LFCB Articles and LFCB Bylaws impede changes in the majority control of the company’s board of directors. The LFCB board of directors is divided into three classes, with directors in each class elected for staggered three-year terms. As a result, it would take two annual elections to replace a majority of the LFCB board.

The LFCB Bylaws provide that any vacancy occurring in the LFCB board, including a vacancy created by resignation, death, incapacity, or an increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. No decrease in the number of directors of LFCB can have the effect of shortening the term of any incumbent director.

Restrictions on Call of Special Meetings. The LFCB Articles and Bylaws provide that special shareholders’ meetings may be called by a majority of the board of directors or the President.

No Cumulative Voting. The LFCB Articles do not provide for cumulative voting rights in the election of directors.

Authorization of Preferred Stock. LFCB is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, powers, preferences, and relative participating, optional, and other special rights of such shares, including voting rights, if any. In the event of a proposed merger, tender offer, or other attempt to gain control of LFCB not approved by the board of directors, it might be possible for the LFCB board to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors of LFCB has no present plans or understandings for the issuance of any preferred stock and it does not intend to issue any preferred stock except on terms that the board may deem to be in the best interests LFCB’s shareholders.

Amendments to Articles and Bylaws. As noted above, except for certain exceptions, amendments to the LFCB Articles must be approved by a majority vote of the LFCB board and also by a vote of shareholders in which more votes are cast in favor of the amendment than against the amendment. Additionally, the following provisions of the LFCB Articles may not be altered, amended, or repealed without the affirmative vote of at least 67% of the outstanding shares of LFCB stock entitled to vote on such matter and a majority of the independent shareholders of LFCB (as defined in the LFCB articles): (i) Section 7.2, regarding the ability to call a special meeting of shareholders; and (ii) Section 9.2, regarding the ability to redeem shares under the Control Share Acquisition Statute discussed below.

The LFCB Articles may be amended by the LFCB board without shareholder approval to designate a new series of preferred shares.

The LFCB Bylaws may be amended only by a majority vote of the total number of directors of LFCB.

State and Federal Law

State Law. Several provisions of the IBCL could affect the acquisition of shares of Horizon common stock or LFCB common stock, or otherwise affect the control of Horizon or LFCB. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations (assuming the company has over 100 shareholders) and an interested shareholder (defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for five years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the board of directors of the company. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. Horizon has elected in the Horizon Articles to not be governed by Chapter 43 of the IBCL. Chapter 43 of the IBCL does not apply to LFCB because LFCB does not have a class of voting securities registered with the SEC under Section 12 of the Exchange Act.

In addition, the IBCL contains a Control Share Acquisition Statute that may have the effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. The Control Share Acquisition Statute provides that, unless otherwise provided in a corporation’s articles of incorporation or by-laws, shares acquired in certain acquisitions of the corporation’s stock (which take the acquiror over the successive thresholds of 20%, 33%, and 50% of the corporation’s stock) will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. An Indiana corporation is subject to the Control Share Acquisition Statute if it has 100 or more shareholders and its principal place of business is in Indiana. An Indiana corporation otherwise subject to the Control Share Acquisition Statute may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. Horizon has elected not to be governed by the Control Share Acquisition Statute, but the Control Share Acquisition Statute does apply to LFCB.

The Control Share Acquisition Statute does not apply to a plan of affiliation and merger, if the corporation complies with the applicable merger provisions and is a party to the plan of merger. Thus, the provisions of the Control Share Acquisition Statute do not apply to the merger.

The IBCL specifically authorizes Indiana corporations to issue options, warrants, or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants, or rights may, but need not be, issued to shareholders on a pro rata basis.

The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider relevant. As described above, the Horizon Articles contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be “reasonable in relation to the threat posed.”

In taking or declining to take any action or in making any recommendation to a corporation’s shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

Because of the foregoing provisions of the IBCL, the Horizon board and the LFCB board each has flexibility in responding to unsolicited proposals to acquire Horizon or LFCB, as the case may be, and accordingly it may be more difficult for an acquiror to gain control of Horizon or LFCB in a transaction not approved by the respective boards of directors.

Federal Limitations. Subject to certain limited exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require approval of the Federal Reserve Board prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

ADDITIONAL INFORMATION ABOUT LFCB

Business of LFCB

Lafayette Community Bancorp (or LFCB), headquartered in Lafayette, Indiana, is an Indiana corporation and a one-bank holding company. It owns 100% of the capital stock of its subsidiary bank, Lafayette Community Bank (or LCB), an Indiana-chartered commercial bank. The primary business of LFCB is commercial banking conducted through LCB. As of March 31, 2017, on a consolidated basis, LFCB had total assets of approximately $171.7 million, total loans of approximately $136.4 million, and total deposits of approximately $149.2 million. LCB was founded in 2000 and offers a full range of banking and trust services with four branch locations serving Tippecanoe County, Indiana and surrounding areas.

Employees

As of July 13, 2017, LCB employed 37 persons on a full-time basis and 2 persons on a part-time basis. LFCB’s employees are not represented by any collective bargaining group, and management considers its relations with its employees to be excellent. LFCB has no employees.

Supervision and Regulation

General

LFCB is a corporation organized under the laws of the State of Indiana. The business in which LFCB and its subsidiaries are engaged is subject to extensive supervision, regulation, and examination by various bank regulatory authorities. The supervision, regulation, and examination to which LFCB and its subsidiaries are subject are intended primarily for the protection of depositors and the deposit insurance funds that insure the deposits of banks, rather than for the protection of shareholders.

Several of the more significant regulatory provisions applicable to banks and bank holding companies to which LFCB and its subsidiary are subject are discussed below, along with certain regulatory matters concerning LFCB and its subsidiaries. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory provisions. Any change in applicable law or regulation may have a material effect on the business and prospects of LFCB and its subsidiaries.

Regulatory Agencies

LFCB is a bank holding company and is subject to inspection, examination, and supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) pursuant to the Bank Holding Company Act of 1956, as amended.

LCB is an Indiana chartered commercial bank. It is subject to regulation and examination by both the Indiana Department of Financial Institutions (IDFI) and the Federal Deposit Insurance Corporation (FDIC).

Holding Company Activities

As a bank holding company incorporated and doing business within the State of Indiana, LFCB is subject to regulation and supervision under the Bank Holding Act of 1956, as amended (the “BHC Act”). LFCB is required to file with the Federal Reserve Board on a semi-annual basis information pursuant to the BHC Act. The Federal Reserve Board may conduct examinations or inspections of LFCB and its subsidiaries.

On November 12, 1999, the Gramm-Leach-Bliley Act (the “GLB Act”) was enacted into law. The GLB Act made sweeping changes with respect to the permissible financial services which various types of financial institutions may now provide. The Glass-Steagall Act, which had generally prevented banks from affiliation with securities and insurance firms, was repealed. Pursuant to the GLB Act, bank holding companies may elect to become a “financial holding company,” provided that all of the depository institution subsidiaries of the bank holding company are “well capitalized” and “well managed” under applicable regulatory standards.

Under the GLB Act, a bank holding company that has elected to become a financial holding company may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Activities that are “financial in nature” include securities underwriting, dealing and market-making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the Federal Reserve Board has determined to be closely related to banking.

Wall Street Reform and Consumer Protection

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which was signed into law in 2010, significantly changes the regulation of financial institutions and the financial services industry. The Dodd-Frank Act includes provisions affecting large and small financial institutions alike, including several provisions that will profoundly affect how community banks, thrifts, and small bank and thrift holding companies will be regulated in the future. Among other things, these provisions abolished the Office of Thrift Supervision and transferred its functions to the other federal banking agencies, relaxed rules regarding interstate branching, allowed financial institutions to pay interest on business checking accounts, and impose new capital requirements on bank and thrift holding companies. The Dodd-Frank Act also includes several corporate governance provisions that apply to all public companies, not just financial institutions. These include provisions mandating certain disclosures regarding executive compensation and provisions addressing proxy access by shareholders.

The Dodd-Frank Act also establishes the Consumer Financial Protection Bureau (CFPB) as an independent entity within the Federal Reserve. In July 2011, the CFPB assumed primary responsibility for administering substantially all of the consumer compliance regulations, including Regulation Z issued under the Truth in Lending Act and Regulation X issued under the Real Estate Settlement Procedures Act, formerly administered by other federal agencies. The CFPB also has the authority to promulgate consumer protection regulations that will apply to all entities, including banks, that offer consumer financial services or products. Additionally, the Dodd-Frank Act includes a series of provisions covering mortgage loan origination standards affecting, among other things, originator compensation, minimum repayment standards, and pre-payment penalties.

Affiliate Transactions

Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder limit borrowings by holding companies and non-bank subsidiaries from affiliated insured depository institutions, and also limit various other transactions between holding companies and their non-bank subsidiaries, on the one hand, and their affiliated insured depository institutions on the other. Section 23A of the Federal Reserve Act also generally requires that an insured depository institution’s loan to its non-bank affiliates be secured, and Section 23B of the Federal Reserve Act generally requires that an insured depository institution’s transactions with its non-bank affiliates be on arms-length terms.

Interstate Branching

Congress enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Act”) to allow bank holding companies to expand, by acquiring existing banks, into all states, even those which had theretofore restricted entry. The legislation also authorized a bank to open de novo branches in other states, but only to the extent that the law of the bank’s home state, as well as the law of the state where the branch was to be located, permitted an out-of-state bank to open a de novo branch. The Interstate Act also authorized, subject to future action by individual states, a bank holding company to convert its subsidiary banks located in different states under a single charter.

The Dodd-Frank Act amended the Interstate Act by expanding the authority of a state or national bank to open offices in other states. A state or national bank may now open a de novo branch in another state if the law of the state where the branch is to be located would permit a state bank chartered by that state to open the branch. This amendment repealed the restriction under the Interstate Act that permitted an out-of-state bank to open a de novo branch in another state only if the bank’s home state and the state where the branch was to be located had each enacted reciprocal de novo interstate branching laws.

Control Acquisitions

The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under the rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company may, under certain circumstances set forth in the presumption, constitute acquisition of control of the bank holding company. In addition, a company is required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of any class of outstanding voting stock of a bank holding company, or otherwise obtaining control or a “controlling influence” over that bank holding company.

Liability for Banking Subsidiaries

Under the current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment. Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (1) the “default” of a commonly controlled FDIC-insured depository institution; or (2) any assistance provided by the FDIC to both a commonly controlled FDIC-insured depository institution “in danger of default.” LCB is an FDIC-insured depository institution. If a default occurred with respect to LCB, any capital loans to LCB from its parent holding company would be subordinate in right of payment to payment of LCB’s depositors and certain of its other obligations.

Regulatory Capital Requirements

LCB is required by the various regulatory authorities to maintain certain capital levels. Bank holding companies are required to maintain minimum levels of capital in accordance with Federal Reserve Board capital adequacy guidelines. If capital falls below minimum guideline levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or non-bank businesses.

Beginning in 2015, LCB was required to measure capital adequacy using Basel III accounting. Basel III is a comprehensive set of reform measures, developed by the Basel Committee on Banking Supervision, to strengthen the regulation, supervision, and risk management of the banking sector. Implementation of the rules is overseen by the Federal Reserve, the FDIC, and the Office of the Comptroller of the Currency.

FDICIA

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), and the regulations promulgated under FDICIA, among other things, established five capital categories for insured depository institutions – well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized – and requires U.S. federal bank regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements based on these categories. Unless a bank is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on certain other aspects of its operations. An undercapitalized bank must develop a capital restoration plan and its parent bank holding company must guarantee the bank’s compliance with the plan up to the lesser of 5% of the bank’s assets at the time it became undercapitalized and the amount needed to comply with the plan.

Dividends

Various U.S. federal statutory provisions limit the amount of dividends LFCB and its banking subsidiary can pay without prior regulatory approval. For instance, in 2009 Federal Reserve Board Division of Banking Supervision and Regulation issued SR09-4 regarding the safe and sound payment of dividends by bank holding companies to its shareholders.

The principal source of LFCB’s funds consists of dividends from LCB. LCB is required to obtain the prior approval of the IDFI before paying a dividend that, together with other dividends it has paid during a calendar year, would exceed the sum of its net income for the year to date combined with its retained net income for the previous two years. In addition, the regulators are authorized, and under certain circumstances are required, to determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment. For example, the Federal Deposit Insurance Act generally prohibits a depository institution from making any capital distribution to its parent holding company if the depository institution would thereafter be undercapitalized.

The Dodd-Frank Act and its accompanying regulations also limit a depository institution’s ability to make capital distributions if it does not hold a 2.5% capital buffer above the required minimum risk-based capital ratios. Regulators also review and limit proposed dividend payments as part of the supervisory process and review of an institution’s capital planning. In addition to dividend limitations, LCB is subject to certain restrictions on extensions of credit to LFCB, on investments in the stock or other securities of LFCB and in taking such stock or securities as collateral for loans.

Deposit Insurance Assessments

The deposits of LCB are insured up to the regulatory limits set by the FDIC. The FDIC maintains the Deposit Insurance Fund (“DIF”) by assessing depository institutions an insurance premium assessment. The amount assessed to each institution is based on statutory factors that take into account the degree of risk the institution poses to the DIF. The primary purposes of the DIF are to (1) insure the deposits and protect the depositors of insured depository institutions; and (2) resolve failed banks. The DIF is primarily funded through quarterly assessments on insured depository institutions, but it also earns interest income on its securities. Decreases in the DIF result from loss provisions associated with the resolution of failed banks and FDIC operating expenses.

The Dodd-Frank Act revised the statutory authorities governing the FDIC’s management of the DIF. A key requirement from the Dodd-Frank Act resulted in the FDIC’s adoption of new rules in February 2011 regarding assessments, dividends, assessment base, and large bank pricing. The new rules implemented the following changes: (1) redefined the definition of an institution’s deposit insurance assessment base from one based on domestic deposits to one based on assets now defined as “average consolidated total assets minus average tangible equity;” (2) changed the assessment rate adjustments to better account for risk based on an institution’s funding sources; (3) revised the deposit insurance assessment rate schedule in light of the new assessment base and assessment rate adjustments; (4) implemented Dodd-Frank Act dividend provisions; (5) revised the large insured depository institution assessment system to better differentiate for risk and to take into account losses the FDIC may incur from large institution failures; and (6) provided technical and other changes to the FDIC’s assessment rules. Though deposit insurance assessments maintain a risk-based approach, the FDIC imposed a more extensive risk-based assessment system on large insured depository institutions with at least $10 billion in total assets since they are more complex in nature and could pose greater risk. The rules became effective April 1, 2011 implementing the revised assessment rate schedule for the quarter beginning April 1, 2011.

The Dodd-Frank Act permanently raised the standard maximum deposit insurance coverage amount to $250,000. The FDIC deposit insurance coverage limit applies per depositor, per insured depository institution for each account ownership category.

Depositor Preference Statute

In the “liquidation or other resolution” of an institution by any receiver, U.S. federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against the insured depository institution would be afforded a priority over general unsecured claims against that institution, including federal funds and letters of credit.

Government Monetary Policy

The earnings of LFCB are affected primarily by general economic conditions and to a lesser extent by the fiscal and monetary policies of the federal government and its agencies, particularly the Federal Reserve. Its policies influence, to some degree, the volume of bank loans and deposits, and interest rates charged and paid thereon, and thus have an effect on the earnings of LCB.

Financial Privacy

In accordance with the GLB Act, federal banking regulators adopted rules that limit the ability of banks and other financial institutions to disclose non-public information about customers to nonaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. The privacy provisions of the GLB Act affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.

USA Patriot Act of 2001

The USA Patriot Act of 2001 (the “USA Patriot Act”) was signed into law following the terrorist attacks of September 11, 2001. The USA Patriot Act is comprehensive anti-terrorism legislation that, among other things, substantially broadened the scope of anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations on financial institutions. The regulations adopted by the U.S. Department of the Treasury under the USA Patriot Act require financial institutions to maintain appropriate policies, procedures and controls to detect, prevent, and report money laundering, and terrorist financing. Additionally, the regulations require that LFCB, upon request from the appropriate federal regulatory agency, provide records related to anti-money laundering, perform due diligence of private banking and correspondent accounts, establish standards for verifying customer identity, and perform other related duties. Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution.

Community Reinvestment Act

The Community Reinvestment Act of 1977 requires that, in connection with examinations of financial institutions within their jurisdiction, the federal banking regulators must evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. Federal banking regulators are required to consider a financial institution’s performance in these areas as they review applications filed by the institution to engage in mergers or acquisitions or to open a branch or facility.

Consumer Financial Protection Laws

LCB is subject to a number of federal and state consumer financial protection laws and regulations that extensively govern its transactions with consumers. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, and the Service Members Civil Relief Act. LCB must also comply with applicable state usury laws and other laws prohibiting unfair and deceptive acts and practices. These laws, among other things, require disclosures of the cost of credit and the terms of deposit accounts, prohibit discrimination in credit transactions, regulate the use of credit report information, restrict LCB’s ability to raise interest rates, and subject LCB to substantial regulatory oversight. Violations of these laws may expose LCB to liability from potential lawsuits brought by affected customers. Federal bank regulators, state attorneys general, and state and local consumer protection agencies may also seek to enforce these consumer financial protection laws, in which case LCB may be subject to regulatory sanctions, civil money penalties, and customer rescission rights. Failure to comply with these laws may also cause the Federal Reserve Board or IDFI to deny approval of any applications we may file to engage in merger and acquisition transactions with other financial institutions.

Section 5 of the Federal Trade Commission Act provides banking regulatory agencies with authority to take supervisory or enforcement actions on banks with regard to Unfair or Deceptive Acts or Practices (“UDAP”). UDAP standards developed years ago by the Federal Trade Commission address unacceptable practices that may not specifically be addressed elsewhere in banking or consumer finance law. Banking regulatory agencies have increasingly used this authority over the last few years to address acts or practices that are deemed harmful, deceptive, or misleading to consumers. The Dodd-Frank Act gave the CFPB similar authority to take action in connection with unfair and deceptive acts or practices, as well as abusive acts or practices by entities subject to the CFPB’s supervisory or enforcement authority.

Future Legislation

Changes to the laws and regulations, both at the federal and state levels, can affect the operating environment of LFCB and LCB in substantial and unpredictable ways. LFCB cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon the financial condition or results of operations of LFCB or LCB. Various provisions and regulations authorized or required by the Dodd-Frank Act have not yet been proposed or implemented by federal regulators. Uncertainty also exists with respect to the Dodd-Frank Act regulations authorized or required that have not yet been proposed or finalized.

Properties

LFCB owns four full-service banking offices located in Northwest Indiana and owns one other property currently leased to a tenant. The following table provides certain information with respect to these properties as of June 30, 2017:

Properties	Date Opened	Net Book Value
2 N. 4th Street, Lafayette, IN – Former Main Office*	October 30, 2000	$503,192
301 South St., Lafayette, IN – Main Office	September 9, 2013	$3,851,574
2134 / 2136 Greenbush St., Lafayette, IN – Banking Office**	December 19, 2000	$664,148
1980 Northwestern Ave., West Lafayette, IN – Banking Office	July 21, 2003	$1,423,168
3602 Cougill Lane, Lafayette, IN – Banking Office	February 27, 2006	$855,702

		$7,297,784
*	Currently leased to a tenant and not used by LFCB as a banking office.
**	LCB intends to close the banking office at 2136 Greenbush Street and open a new facility at 2134 Greenbush Street. This figure reflects the net book value of both facilities.

The total net book value of LFCB’s premises and equipment at June 30, 2017, was $7,297,784 million.

Legal Proceedings

There are no material pending legal proceedings to which LFCB or LCB is a party or to which any of their property is subject.

Market Price and Dividend Information and Related Shareholder Matters

For information regarding the high and low prices per share for LFCB common stock and the cash dividends declared by LFCB for each quarterly period within the last two fiscal years and the first two quarters of 2017, as well as certain other related shareholder matters, see “Summary – Market Prices and Share Information” on page [•] above.

LFCB has never paid a dividend. Federal regulations governing LCB’s capital requirements affect the amount of dividends LCB may pay to LFCB. Generally, the timing and amount of future dividends on LFCB shares will depend on earnings, cash requirements, LFCB’s and LCB’s financial condition, applicable government regulations, and other factors that the LFCB board of directors deems relevant.

Under the IBCL, LFCB may pay dividends if, after the dividend payment, LFCB is able to pay its debts as they become due and its assets exceed its liabilities.

ADJOURNMENT OF THE SPECIAL MEETING (ITEM 2 ON THE LFCB PROXY CARD)

In addition to the proposal to approve the Merger Agreement, the shareholders of LFCB also are being asked to approve a proposal to adjourn or postpone the Special Meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of LFCB common stock is required to be represented at the Special Meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the Special Meeting is lower than expected, LFCB would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If LFCB desires to adjourn the Special Meeting, LFCB will request a motion that the Special Meeting be adjourned, and delay the vote on the Merger Agreement proposal described herein until the Special Meeting is reconvened. If LFCB adjourns the Special Meeting for 30 days or less, LFCB will not set a new record date and will announce prior to adjournment the date, time, and location at which the Special Meeting will be reconvened. No other notice will be provided. Unless revoked prior to its use, any proxy solicited for the Special Meeting will continue to be valid for any adjourned or postponed Special Meeting, and will be voted in accordance with the shareholder’s instructions and, if no contrary instructions are given, for the Merger Agreement proposal.

Any adjournment will permit LFCB to solicit additional proxies and will permit a greater expression of the views of LFCB’s shareholders with respect to the merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve the Merger Agreement because an adjournment will give LFCB additional time to solicit favorable votes and increase the chances of approving that proposal. LFCB has no reason to believe that an adjournment of the Special Meeting will be necessary at this time.

LFCB’s board of directors recommends that shareholders vote “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND EXPERTS

The consolidated financial statements of Horizon incorporated by reference from Horizon’s Annual Report on Form 10-K for the three years ended December 31, 2016, have been audited by BKD LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference into this proxy statement/prospectus in reliance upon such report given on the authority of BKD LLP as experts in accounting and auditing.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the Horizon common stock to be issued in the proposed merger and certain matters pertaining to the federal income tax consequences of the proposed merger will be passed upon by Barnes & Thornburg LLP, Indianapolis, Indiana.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Horizon

If the merger is completed, the LFCB shareholders receiving the stock consideration in the merger will become shareholders of Horizon. To be included in Horizon’s proxy statement and voted on at Horizon’s regularly scheduled 2018 annual meeting of shareholders, shareholder proposals must be submitted in writing by November 17, 2017, to Horizon’s Secretary, 515 Franklin Square, Michigan City, Indiana 46360, which date is 120 calendar days before the anniversary date of the release of the proxy statement relating to Horizon’s 2017 Annual Meeting. If notice of any other shareholder proposal intended to be presented at the 2018 annual meeting is not received by Horizon on or before November 17, 2017, the proxy solicited by the Horizon board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Horizon proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Securities Exchange Act of 1934, as amended. If the date of the 2018 annual meeting is changed, the dates set forth above may change.

Horizon’s Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the annual meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the date that Horizon’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, which nomination or proposal date for the 2018 annual meeting is November 17, 2017. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the Bylaws. Copies of the Bylaws are available to shareholders free of charge upon request to Horizon’s Secretary.

LFCB

If the merger occurs, there will be no LFCB annual meeting of shareholders for 2017 or thereafter. In that case, shareholder proposals must be submitted to Horizon in accordance with the procedures described above. If the merger is not completed, LFCB will provide notice of the record date and annual meeting date for its 2017 annual shareholders’ meeting.

WHERE YOU CAN FIND MORE INFORMATION

Horizon files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Horizon files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Horizon’s public filings also are available to the public from commercial document retrieval services and on the World Wide Web site maintained by the SEC at “http://www.sec.gov.” Shares of Horizon common stock are listed on the NASDAQ Global Select Market under the symbol “HBNC.”

Horizon has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the common stock of Horizon being offered in the merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the SEC. For further information, your attention is directed to the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the SEC.

The SEC allows Horizon to “incorporate by reference” the information filed by Horizon with the SEC, which means that Horizon can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus.

Horizon incorporates by reference the following documents and information that it has filed previously with the SEC (excluding any Form 8-K reports that have not been “filed” but instead have been “furnished” to the SEC):

•	Horizon’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	Horizon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

•	Horizon’s Current Reports on Form 8-K filed on February 6, March 27, May 4, May 5, May 24, May 26, June 13, June 14, and June 26, 2017;

•	The information concerning share ownership of principal shareholders, directors, and executive officers of Horizon under the caption “Common Share Ownership of Management and Certain Beneficial Owners” in Horizon’s Proxy Statement for the 2017 Annual Meeting of Shareholders; and

•	The description of Horizon’s common stock under the caption “Description of Common Stock” in the Registration Statement on Form S-3 filed with the SEC on January 14, 2015, including any amendment or report filed for the purpose of updating that description.

Horizon is also incorporating by reference additional documents that it files with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date hereof and the date of LFCB’s Special Meeting. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information Horizon discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that Horizon may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this proxy statement/prospectus.

These documents may be obtained as explained above, or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling Horizon at the following address or telephone number or via the Internet at:

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

Attn: Shareholder Relations

(219) 879-0211

Website: www.horizonbank.com

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

All information regarding Horizon in this proxy statement/prospectus has been provided by Horizon, and all information regarding LFCB in this proxy statement/prospectus has been provided by LFCB. Neither Horizon nor LFCB is required to provide any additional information about LFCB in this document. LFCB generally provides a copy of its financial statements to its shareholders on an annual basis. Copies of the financial statements can be obtained, without charge, by contacting Bradley W. Marley, LFCB’s President and Chief Executive Officer, at (765) 429-7200.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HORIZON BANCORP

AND

LAFAYETTE COMMUNITY BANCORP

DATED AS OF MAY 23, 2017

A-i

ARTICLE I. THE MERGER		A-1

1.01	THE MERGER	A-1
1.02	RESERVATION OF RIGHT TO REVISE STRUCTURE	A-2
1.03	TAX FREE REORGANIZATION	A-3
1.04	ABSENCE OF CONTROL	A-3
1.05	BANK MERGER	A-3
1.06	DISSENTERS’ RIGHTS	A-3

ARTICLE II. MANNER AND BASIS OF EXCHANGE OF STOCK		A-4

2.01	MERGER CONSIDERATION	A-4
2.02	LFCB OPTIONS	A-4
2.03	ANTI-DILUTION ADJUSTMENTS	A-4
2.04	NO FRACTIONAL SHARES	A-5
2.05	EXCHANGE PROCEDURES	A-5

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF LFCB		A-7

3.01	ORGANIZATION AND AUTHORITY	A-8
3.02	AUTHORIZATION	A-8
3.03	CAPITALIZATION	A-9
3.04	ORGANIZATIONAL DOCUMENTS	A-10
3.05	COMPLIANCE WITH LAW	A-10

3.06	ACCURACY OF INFORMATION PROVIDED TO HORIZON	A-10
3.07	LITIGATION AND PENDING PROCEEDINGS	A-11
3.08	FINANCIAL STATEMENTS AND REPORTS	A-11
3.09	MATERIAL CONTRACTS	A-12
3.10	ABSENCE OF UNDISCLOSED LIABILITIES	A-13
3.11	TITLE TO PROPERTIES	A-14
3.12	LOANS AND INVESTMENTS	A-16
3.13	INDEBTEDNESS	A-17
3.14	NO SHAREHOLDER RIGHTS PLAN	A-17
3.15	EMPLOYEE BENEFIT PLANS	A-17
3.16	LABOR AND EMPLOYMENT MATTERS	A-21
3.17	OBLIGATIONS TO EMPLOYEES	A-21
3.18	TAXES, RETURNS AND REPORTS	A-22
3.19	DEPOSIT INSURANCE	A-22
3.20	INSURANCE	A-22
3.21	BOOKS AND RECORDS	A-22
3.22	BROKER’S, FINDER’S OR OTHER FEES	A-23
3.23	INTERIM EVENTS	A-23
3.25	INDEMNIFICATION AGREEMENTS	A-24
3.26	SHAREHOLDER APPROVAL	A-25
3.27	INTELLECTUAL PROPERTY	A-25
3.28	INFORMATION TECHNOLOGY	A-26
3.29	COMMUNITY REINVESTMENT ACT	A-26
3.30	BANK SECRECY AND ANTI-MONEY LAUNDERING COMPLIANCE	A-26
3.31	AGREEMENTS WITH REGULATORY AGENCIES	A-27
3.32	APPROVAL DELAYS	A-27
3.34	FIDUCIARY ACCOUNTS	A-28
3.35	FAIRNESS OPINION	A-28

A-ii

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF HORIZON		A-28

4.01	ORGANIZATION AND AUTHORITY	A-29
4.02	AUTHORIZATION	A-29
4.03	CAPITALIZATION	A-30
4.04	COMPLIANCE WITH LAW	A-30
4.05	ABSENCE OF UNDISCLOSED LIABILITIES	A-31
4.06	ACCURACY OF INFORMATION PROVIDED TO LFCB	A-31
4.07	FINANCIAL STATEMENTS AND REPORTS	A-32
4.08	ADEQUACY OF RESERVES	A-32
4.09	LITIGATION AND PENDING PROCEEDINGS	A-32
4.10	TAXES, RETURNS AND REPORTS	A-33
4.11	DEPOSIT INSURANCE	A-33
4.12	BANK SECRECY AND ANTI-MONEY LAUNDERING COMPLIANCE	A-33
4.13	COMMUNITY REINVESTMENT ACT	A-34
4.14	APPROVAL DELAYS	A-34
4.15	HORIZON SECURITIES AND EXCHANGE COMMISSION FILINGS	A-34
4.16	NO SHAREHOLDER APPROVAL	A-34
4.17	AGREEMENTS WITH REGULATORY AGENCIES	A-34

ARTICLE V. CERTAIN COVENANTS		A-35

5.01	SHAREHOLDER APPROVAL	A-35
5.02	OTHER APPROVALS	A-35
5.03	CONDUCT OF BUSINESS	A-35
5.04	INSURANCE	A-39
5.05	ACCRUALS FOR LOAN LOSS RESERVE AND EXPENSES	A-39
5.06	ACQUISITION PROPOSALS	A-40
5.07	PRESS RELEASES	A-43
5.08	CHANGES AND SUPPLEMENTS TO DISCLOSURE SCHEDULES	A-43
5.09	FAILURE TO FULFILL CONDITIONS	A-44
5.10	ACCESS; INFORMATION	A-44
5.11	FINANCIAL STATEMENTS	A-45
5.12	ENVIRONMENTAL	A-45
5.13	GOVERNMENTAL REPORTS AND SHAREHOLDER INFORMATION	A-46
5.14	ADVERSE ACTIONS	A-47
5.15	EMPLOYEE BENEFITS AND EMPLOYEES	A-47
5.16	NONCOMPETITION AGREEMENTS	A-47
5.17	TERMINATION OF LFCB 401(K) PLAN	A-47
5.18	DISPOSITION OF WELFARE BENEFIT AND SEC. 125 PLANS	A-49
5.19	BANK MERGER	A-49
5.20	COOPERATION ON CONVERSION OF SYSTEMS	A-49
5.21	INSTALLATION/CONVERSION OF EQUIPMENT	A-50
5.22	EMPLOYMENT AGREEMENTS	A-50

ARTICLE VI. COVENANTS OF HORIZON		A-50

6.01	APPROVALS	A-50
6.02	SEC REGISTRATION	A-51
6.03	EMPLOYEE BENEFIT PLANS AND EMPLOYEE PAYMENTS	A-51
6.04	ADVERSE ACTIONS	A-53
6.05	D&O INSURANCE AND INDEMNIFICATION	A-53
6.06	CHANGES AND SUPPLEMENTS TO HORIZON DISCLOSURE SCHEDULES	A-54
6.07	TIPPECANOE COUNTY ADVISORY BOARD	A-55
6.08	ISSUANCE OF HORIZON COMMON STOCK	A-55

A-iii

ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER		A-55

7.01	CONDITIONS PRECEDENT TO HORIZON’S OBLIGATIONS	A-55
7.02	CONDITIONS PRECEDENT TO LFCB’S OBLIGATIONS	A-58

ARTICLE VIII. TERMINATION OF MERGER		A-59

8.01	TERMINATION	A-59
8.02	EFFECT OF TERMINATION	A-63

ARTICLE IX. EFFECTIVE TIME OF THE MERGER		A-64

ARTICLE X. CLOSING		A-64

10.01	CLOSING DATE AND PLACE	A-64
10.02	DELIVERIES	A-65

ARTICLE XI. MISCELLANEOUS		A-65

11.01	NO ASSIGNMENT	A-65
11.02	WAIVER; AMENDMENT	A-66
11.03	NOTICES	A-66
11.04	HEADINGS	A-67
11.05	SEVERABILITY	A-67
11.06	COUNTERPARTS; FACSIMILE	A-67
11.07	GOVERNING LAW; ENFORCEMENT; SPECIFIC PERFORMANCE; JURY TRIAL	A-67
11.08	WAIVER OF JURY TRIAL	A-67
11.09	ENTIRE AGREEMENT	A-67
11.10	SURVIVAL OF REPRESENTATIONS, WARRANTIES OR COVENANTS	A-68
11.11	EXPENSES	A-68
11.12	CERTAIN REFERENCES	A-68

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of the 23rd day of May, 2017, by and between HORIZON BANCORP, an Indiana corporation (“Horizon”), and LAFAYETTE COMMUNITY BANCORP, an Indiana corporation (“LFCB”).

WITNESSETH:

WHEREAS, Horizon is an Indiana corporation registered as a financial holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Michigan City, Indiana; and

WHEREAS, LFCB is an Indiana corporation registered as a bank holding company with the FRB under the BHC Act, with its principal office located in Lafayette, Indiana; and

WHEREAS, Horizon and LFCB seek to affiliate through a corporate reorganization whereby LFCB will merge with and into Horizon, and immediately thereafter, Lafayette Community Bank, an Indiana state chartered bank and wholly-owned subsidiary of LFCB (“LCB”), will be merged with and into Horizon Bank, National Association, a wholly-owned subsidiary of Horizon (“Horizon Bank”); and

WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of LFCB with and into Horizon, and the mode of carrying such merger into effect as follows:

ARTICLE I.

THE MERGER

1.01    The Merger.

(a)      General Description.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX) hereof, LFCB shall merge with and into Horizon (the “Merger”), and Horizon shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended (the “IBCL”).

(b)      Name, Officers and Directors.  The name of the Surviving Corporation shall be “Horizon Bancorp.” Its principal office shall be located at 515 Franklin Street, Michigan

City, Indiana 46360. The officers of Horizon serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death, or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of Horizon at the Effective Time, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

(c)      Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of Horizon in existence at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and Bylaws shall be further amended as provided by applicable law.

(d)      Effect of the Merger.  At the Effective Time, the title to all assets, real estate, and other property owned by LFCB shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of LFCB shall become liabilities of the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.

(e)      Integration.  At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to the terms of this Agreement and the IBCL, and this Agreement shall also constitute the “plan of merger” pursuant to Indiana Code Section 23-1-40-1. If required, the parties agree to enter into a separate short-form plan of merger evidencing the terms required by Indiana Code Section 23-1-40-1. The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.

1.02    Reservation of Right to Revise Structure.  At Horizon’s election, the Merger may alternatively be structured so that (a) LFCB is merged with and into any other direct or indirect wholly-owned subsidiary of Horizon or (b) any direct or indirect wholly-owned subsidiary of Horizon is merged with and into LFCB; provided, however, that no such change shall: (1) alter or change the amount or kind of the Merger Consideration (as defined in Section 2.01) or the treatment of the holders of common stock, no par value per share, of LFCB (the “LFCB Common Stock”), (2) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (3) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

1.03    Tax Free Reorganization.  Horizon and LFCB intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

1.04    Absence of Control.  Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither Horizon nor LFCB by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as defined in the introductory paragraphs to Article III and Article IV) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

1.05    Bank Merger.  The parties will cooperate and use reasonable best efforts to effect the merger of LCB with and into Horizon Bank (the “Bank Merger”) immediately after the Effective Time of the Merger pursuant to a merger agreement substantially in the form of the Bank Merger Agreement attached hereto as Exhibit 1.05. At the effective time of the Bank Merger, the separate corporate existence of LCB will terminate. Horizon Bank will be the surviving bank and will continue its corporate existence under applicable law. The Articles of Association of Horizon Bank, as then in effect, will be the Articles of Association of the surviving bank, the Bylaws of Horizon Bank, as then in effect, will be the Bylaws of the surviving bank, and the Board of Directors and officers of Horizon Bank will continue as the Board of Directors and officers of the surviving bank.

1.06    Dissenters’ Rights.  Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to holders of LFCB Common Stock pursuant to the provisions of any applicable Law (as defined in Section 3.05(a)), including Chapter 44 of the IBCL, any shares of LFCB Common Stock held by a Person (as defined in Section 2.04(f)) who objects to the Merger, whose shares were not voted in favor of the Merger and who complies with and satisfies all of the provisions of the applicable Law concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person’s shares and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such LFCB shareholders, the “Dissenting Shares”), shall not be converted pursuant to Section 2.01, but shall become the right to receive such consideration as may be determined to be due the holder of such Dissenting Shares pursuant to applicable Law; provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Law, shall be deemed to have been converted, as of the Effective Time, into the right to receive the consideration as is determined in accordance with Article II.

ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01    Merger Consideration.  Subject to the terms and conditions of this Agreement, at the Effective Time, each share of LFCB Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, shares held as treasury stock of LFCB, and shares held directly or indirectly by Horizon, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any; collectively, the “Exempt LFCB Stock”) shall become and be converted into the right to receive in accordance with this Article II, both: (i) 0.5878 shares of Horizon common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value (the aggregate stock consideration to be paid in the Merger is referred to herein as the “Stock Consideration”), and (ii) $1.73 in cash (the aggregate cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”) (with the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”); provided, however, that the LFCB stockholders owning less than 100 shares of LFCB Common Stock as of the Effective Time will only be entitled to receive $17.25 per share in cash and will not be entitled to receive any of the Stock Consideration.

2.02    LFCB Options.

(a)      Option Cancellation Agreement. Simultaneously with the execution of this Agreement, LFCB shall secure an option cancellation agreement from each holder of an LFCB Option (as defined in Section 3.03) providing that, as of the Effective Time, all outstanding and unexpired LFCB Options will become fully vested and be converted into the right to receive an amount of cash equal to the product of:

(i)      the difference (if positive) between (A) $17.25 and (B) the exercise price of such LFCB Option,

multiplied by

(ii)      the number of shares of LFCB Common Stock subject to such LFCB Option.

(b)    Payments pursuant to Option Cancellation Agreements. At or prior to the Effective Time, LFCB shall pay the LFCB Option holders the cash payments described in Section 2.02(a) less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign tax law with respect to the making of such payment.

2.03    Anti-Dilution Adjustments. If Horizon changes (or establishes a record date for changing) the number of shares of Horizon common stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, or similar transaction with respect to the outstanding Horizon common stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of LFCB at the

Effective Time shall receive, in the aggregate, such number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock as would have been represented by the number of shares of Horizon common stock the shareholders of LFCB would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section 2.02 solely as a result of Horizon changing its cash dividend levels or issuing additional shares of Horizon common stock provided it receives value for such shares or such shares are issued in connection with a Horizon employee benefit plan or similar plan.

2.04    No Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Horizon common stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Horizon shall pay to each holder of LFCB Common Stock who otherwise would be entitled to a fractional share of Horizon common stock an amount in cash (without interest) determined by multiplying such fraction by the average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the second business day prior to the Closing Date; provided, however, that closing sales prices shall only be used for days during which such shares are actually traded on the NASDAQ Global Select Market.

2.05    Exchange Procedures.

(a)      At and after the Effective Time, each physical certificate or book-entry account statement evidencing outstanding shares of LFCB Common Stock (each an “Old Certificate”) (other than the Exempt LFCB Stock) shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement. At or prior to the Effective Time, Horizon shall reserve a sufficient number of shares of Horizon common stock to be issued as part of the Merger Consideration.

(b)      As promptly as practicable after the Effective Time (and provided LFCB has delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations hereunder), the Exchange Agent shall mail to each holder of LFCB Common Stock who did not surrender, or who improperly surrendered, such shareholder’s Old Certificates to the Exchange Agent, a letter of transmittal providing instructions as to the transmittal to the Exchange Agent of the Old Certificates in exchange for the issuance of the Stock Consideration, and the Cash Consideration in exchange for the Old Certificates pursuant to the terms of this Agreement.

(c)      Horizon shall cause a book-entry account statement representing that number of whole shares of Horizon common stock that each holder of LFCB Common Stock has the right to receive and a check in the amount of such holder’s proportionate share of the Cash Consideration, as applicable, and any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, if any, to be delivered to such shareholder as soon as reasonably practicable after delivery to Horizon of the Old Certificates (or bond or other indemnity satisfactory to Horizon if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in the form and substance satisfactory to Horizon, and any other documents required by this Agreement or reasonably requested by Horizon or the Exchange Agent. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

(d)      No dividends or other distributions on Horizon common stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of LFCB Common Stock converted in the Merger into the right to receive shares of Horizon common stock until the holder thereof surrenders such Old Certificates in accordance with this Article II. After becoming so entitled in accordance with this Section 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Horizon common stock such holder had the right to receive upon surrender of the Old Certificate.

(e)      The stock transfer books of LFCB shall be closed immediately prior to the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of LFCB of any shares of LFCB Common Stock. If, after the Effective Time, Old Certificates are presented to Horizon, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II.

(f)      Horizon shall be entitled to rely upon LFCB’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations, or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Horizon shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party selected by Horizon and thereafter be relieved from any and all liability with respect to any claims thereto.

(g)      If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such Person of a bond or other indemnity satisfactory to Horizon as indemnity against any claim that may be made against it with respect to such Old Certificate, Horizon will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Article II.

(h)      Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of LFCB Common Stock that are held as treasury stock of LFCB or owned by Horizon (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist, and no stock of Horizon or other consideration shall be exchanged therefor.

(i)      Notwithstanding the foregoing, no party hereto shall be liable to any former holder of LFCB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

(j)      If outstanding Old Certificates are not surrendered or the payment for them is not claimed prior to the date on which the Merger Consideration payable therefor would otherwise escheat to, or become the property of any governmental unit or agency, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of Horizon (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled thereto. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of LFCB Common Stock for any Merger Consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF LFCB

On or prior to the date hereof, LFCB has delivered to Horizon a schedule (the “LFCB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.

For the purpose of this Agreement, and in relation to LFCB, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value, or business of LFCB and its Subsidiaries (as defined below in this introduction to Article III) on a consolidated basis, or (ii) would materially impair the ability of LFCB or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on LFCB shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of Horizon or at the direction of Horizon, (d) changes resulting from professional expenses (such as legal, accounting, and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition, or results of operations of LFCB and its Subsidiaries, (f) changes in general economic conditions to the extent such changes do not materially disproportionately affect LFCB and its Subsidiaries; and (g) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.

For the purpose of this Agreement, and in relation to LFCB and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of LFCB and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to LFCB, its “Subsidiaries” shall mean any entity which is required to be consolidated with LFCB for financial reporting purposes pursuant to United States generally accepted accounting principles (“GAAP”).

Accordingly, LFCB hereby represents and warrants to Horizon as follows, except as set forth in the LFCB Disclosure Schedule:

3.01    Organization and Authority.

(a)      LFCB is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered bank holding company under the BHC Act. LFCB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. LFCB has previously provided Horizon with a complete list of its Subsidiaries. Except for LCB, LFCB owns directly no voting stock or equity securities of any corporation, partnership, association, or other entity.

(b)      LCB is an Indiana state chartered bank existing under the laws of the State of Indiana. LCB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. LCB owns no voting stock or equity securities of any corporation, partnership, association, or other entity.

3.02    Authorization.

(a)      LFCB has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. This Agreement and its execution and delivery by LFCB have been duly authorized and approved by the Board of Directors of LFCB and, assuming due execution and delivery by Horizon, constitutes a valid and binding obligation of LFCB, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)      Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the articles of incorporation or bylaws of LFCB or the charter documents of any of LFCB’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule, or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ, or decree; (iii) conflicts with, results in a breach of, constitutes a default under, or requires any notice or consent under, any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which LFCB or any of its Subsidiaries is a party or by which LFCB or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than Horizon) or any other adverse interest, upon any right, property, or asset of LFCB or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which LFCB or any of its Subsidiaries is bound or with respect to which LFCB or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c)      Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by, or consent, authorization, or approval of any governmental agency or body is necessary for consummation of the Merger by LFCB.

3.03    Capitalization.

(a)      As of the date of this Agreement, the authorized capital stock of LFCB consists of 10,000,000 shares of LFCB Common Stock, no par value per share, and 1,000,000 shares of preferred stock, of which 1,948,000 shares of LFCB Common Stock are issued and outstanding, no shares of preferred stock are issued and outstanding, and options to purchase 107,500 shares of LFCB Common Stock are outstanding (the “LFCB Options”), which number of LFCB Options shall be reduced to 97,500 immediately prior to the Effective Time as described in Section 3.03(a) of the LFCB Disclosure Schedule. As of immediately prior to the Effective Time, there shall be 1,948,000 shares of LFCB Common Stock outstanding. Such issued and outstanding shares of LFCB Common Stock have been duly and validly authorized by all necessary corporate action of LFCB, are validly issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive or similar rights. All of the LFCB Options have been duly and validly authorized by all necessary corporate action of LFCB, are validly issued, and have not been issued in violation of any pre-emptive or similar rights. LFCB has no capital stock authorized, issued, or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of LFCB Common Stock is entitled to one vote per share.

(b)      All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of LFCB are owned by LFCB, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights, and of all other rights or claims of any other Person with respect thereto.

(c)      Other than the LFCB Options, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements, or subscription rights relating to any shares of LFCB Common Stock or any shares of capital stock of LFCB’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of LFCB or its Subsidiaries, by which LFCB is or may become bound. LFCB does not have any outstanding contractual or other obligation to repurchase, redeem, or otherwise acquire any of the issued and outstanding shares of LFCB Common Stock. To LFCB’s knowledge, there are no voting trusts, voting arrangements, buy-sell agreements, or similar arrangements affecting the capital stock of LFCB or its Subsidiaries.

3.04    Organizational Documents. The articles of incorporation and bylaws of LFCB and any similar governing documents for each of LFCB’s Subsidiaries, represent true, accurate, and complete copies of such corporate documents in effect as of the date of this Agreement, and are attached to and included in Section  3.04 of the LFCB Disclosure Schedule.

3.05    Compliance with Law.

(a)      None of LFCB or any of its Subsidiaries is currently in material violation of, and during the preceding five (5) years, none has been in material violation of, any local, state, federal, or foreign law, statute, regulation, rule, ordinance, order, restriction, or requirement, and none is in violation of any order, injunction, judgment, writ, or decree of any court or government agency or body (collectively, the “Law”). LFCB and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates, and authorizations are transferable (to the extent required) to Horizon at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b)      Section 3.05(b) of the LFCB Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers (vice presidents and higher) and directors of LFCB who have outstanding loans from LFCB or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

(c)      All of the existing offices and branches of LCB have been legally authorized and established in accordance with all applicable federal, state, and local laws, statutes, regulations, rules, ordinances, orders, restrictions, and requirements. LCB has no approved but unopened offices or branches.

3.06    Accuracy of Information Provided to Horizon. LFCB agrees that the information concerning LFCB or any of its Subsidiaries that is provided or to be provided by

LFCB to Horizon for inclusion or that is included in the Registration Statement or Proxy Statement (each as defined in Section 6.02), and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the LFCB Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, LFCB shall have no responsibility for the truth or accuracy of any information with respect to Horizon or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory agency or governmental body.

3.07    Litigation and Pending Proceedings.

(a)      Except for lawsuits involving collection of delinquent accounts, there are no claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or threatened against LFCB or any of its Subsidiaries, and to LFCB’s knowledge there is no basis for any claim, action, suit, proceeding, litigation, arbitration, or investigation against LFCB or any of its Subsidiaries.

(b)      Neither LFCB nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any court, arbitration panel, or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation, or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.

3.08    Financial Statements and Reports.

(a)      LFCB has delivered to Horizon copies of the following financial statements and reports of LFCB and its Subsidiaries, including the notes thereto (collectively, the “LFCB Financial Statements”):

(i)      consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of LFCB as of and for the fiscal years ended December 31, 2014, 2015 and 2016;

(ii)      an internal unaudited consolidated balance sheet and income statement as of and for the three months ended March 31, 2017 (without footnotes); and

(iii)      Call Reports (“Call Reports”) for LCB for the periods ending on December 31, 2014, 2015, and 2016, and March 31, 2017.

(b)      The LFCB Financial Statements present fairly, in all material respects, the consolidated financial position of LFCB as of and at the dates shown and the consolidated results of operations, (if presented) cash flows, and (if presented) changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of LFCB and its Subsidiaries. The LFCB Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)      Since December 31, 2016, on a consolidated basis, LFCB and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

3.09    Material Contracts.

(a)      As of the date of this Agreement, and except as disclosed by Section 3.09(a) of the LFCB Disclosure Schedule, neither LFCB nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under the following material contracts (collectively, the “Material Contracts”):

(b)      any contract relating to the borrowing of money in excess of $50,000 by LFCB or any of its Subsidiaries or the guarantee by LFCB or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business),

(c)      any contract containing covenants that limit the ability of LFCB or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, LFCB or any of its Subsidiaries may carry on its business (other than as may be required by Law (as defined in Section 3.05(a)) or any Governmental Authority (as defined in Section 5.13)), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract,

(d)      any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to LFCB or any of its Subsidiaries,

(e)      any contract deemed material by LFCB or LCB for the continued operations of LFCB and/or LCB by Horizon or any of its Subsidiaries after the Effective Time,

(f)      any lease of real or personal property providing for total aggregate lease payments by or to LFCB or its Subsidiaries during the remaining term of the agreement in excess of $50,000 or having a remaining term in excess of two (2) years, other than financing leases entered into in the ordinary course of business in which LFCB or any of its Subsidiaries is the lessor,

(g)      any contract (other than an extension of credit extended by LCB that is made in the ordinary course of business to unrelated third parties and in compliance with Section 5.03) that involves total aggregate expenditures or receipts by LFCB or any of its Subsidiaries in excess of $50,000 during the remaining term of the agreement or having a remaining term in excess of two (2) years, or

(h)      each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including software agreements and including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of its intellectual property or confidential information.

(i)      With respect to each of LFCB’s Material Contracts: (i) each Material Contract is in full force and effect; (ii) neither LFCB nor any of its Subsidiaries is in breach or default thereunder, as such terms or concepts are defined in each Material Contract; (iii) neither LFCB nor any of its Subsidiaries has repudiated or waived any material provision of any Material Contract; (iv) to LFCB’s knowledge, no other party to any Material Contract is in default; and (v) a true and complete copy of each Material Contract has been previously delivered to Horizon.

(j)      Neither LFCB nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for LFCB’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10    Absence of Undisclosed Liabilities. Except as provided in the LFCB Financial Statements and except for unfunded loan commitments and obligations on letters of credit to customers of LFCB’s Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries’ business, and except for the transactions contemplated by this Agreement or taken with the prior written consent of Horizon, none of LFCB or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease, or license made outside of the ordinary course of business, nor, to LFCB’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of LFCB or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP.

3.11    Title to Properties.

(a)      Section 3.11(a) of the LFCB Disclosure Schedule includes a list of all real property owned (including other real estate owned (“OREO”)) and leased by LFCB or any Subsidiary. LFCB or one of its Subsidiaries, as the case may be, has marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO); marketable title to all personal property reflected in the LFCB Financial Statements as of December 31, 2016, other than personal property disposed of in the ordinary course of business since December 31, 2016; the right to use by valid and enforceable written lease or contract all other real property which LFCB or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since December 31, 2016. All of such owned properties and assets are owned by LFCB or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties, or encumbrances of any nature except: (i) as set forth in Section 3.11(a) of the LFCB Disclosure Schedule; (ii) as specifically noted in reasonable detail in the LFCB Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens, and other matters of record, imperfections of title, and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by LFCB or its Subsidiaries is in compliance in all respects with all applicable zoning and land use laws and there are no encroachments or other violations of law with respect to any such property. All such properties also comply, in all material respects, with all applicable private agreements, zoning requirements, and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties. All real property, machinery, equipment, furniture, and fixtures owned or leased by LFCB or its Subsidiaries that is material to its respective business is in good operating condition for its intended purpose (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary course of business.

(b)      After the date hereof, Horizon shall be entitled, at its own cost, to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by LFCB or its Subsidiaries. Within thirty (30) days after the later of Horizon’s receipt of all such surveys and title commitments, Horizon shall notify LFCB of any objections to any exceptions, conditions or other matters contained in or set forth in any survey or title commitment other than Standard Permitted Exceptions (the “Unpermitted Exceptions”). The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access, and other easements, rights of way, restrictions, and exceptions existing on the real estate owned or leased by LFCB as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. Within ten (10) days after receipt of such written notice of Unpermitted Exceptions from Horizon, LFCB shall commence using its reasonable best efforts to cure any such Unpermitted Exceptions to the satisfaction of Horizon prior to the Closing. If LFCB agrees to cure the Unpermitted Exceptions but is unable to cure the Unpermitted Exceptions to the reasonable satisfaction of Horizon prior to the Closing, or does not agree to do so, Horizon may either: (i) waive the uncured Unpermitted Exceptions and close the transactions contemplated by this Agreement; or (ii) if such Unpermitted Exceptions decrease the value of the property by more than $175,000 in the reasonable and good faith estimate of Horizon or would require the expenditure of monies (including legal fees and costs) in excess of $175,000 to cure such Unpermitted Exceptions, reduce the Merger Consideration by the amount Horizon reasonably and in good faith determines will be required to remove or cure the Unpermitted Exceptions (or provide a reasonable alternative thereto). Such reduction in the Merger Consideration shall be adjusted for any tax savings resulting from the expenditure of such amount (assuming a 35% tax rate).

(c)      With respect to all real property presently or formerly owned, leased, or used by LFCB or any of its Subsidiaries, LFCB, its Subsidiaries, and to the knowledge of LFCB, each of the prior owners, have conducted their respective business in material compliance with all applicable federal, state, county, and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions, and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants, or storm water or process waste water or otherwise relating to the environment, air, water, soil, or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal, or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service, and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or threatened claims, actions, or proceedings by any local municipality, sewage district, or other governmental entity against LFCB or any of its Subsidiaries with respect to the Environmental Laws, and, to LFCB’s knowledge, there is no reasonable basis or grounds for any such claim, action, or proceeding. No environmental clearances are required for the conduct of the business of LFCB or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. Neither LFCB nor any of its Subsidiaries is the owner, or to the knowledge of LFCB, has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled, or disposed of, other than in compliance with Environmental Laws and which substances, if known to be present on, at or under such property, would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither LFCB nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.12    Loans and Investments.

(a)      Section 3.12(a) of the LFCB Disclosure Schedule contains (i) a list of each loan by LCB that has been classified by regulatory examiners or management as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of December 31, 2016, (ii) the most recent loan watch list of LCB and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as Troubled Debt Restructuring (“TDR”) loans, and (iii) a description of all unfunded loan commitments (and loans currently under consideration) of the types and amounts described in Section 5.03(a)(iv) of this Agreement. LFCB and LCB have not sold, purchased, or entered into any loan participation arrangement which was outstanding at December 31, 2016, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Section 3.12(a) of the LFCB Disclosure Schedule also contains a true, accurate, and complete list of all loans in which LCB has any participation interest or which have been made with or through another financial institution on a recourse basis against LCB.

(b)      All loans reflected in the LFCB Financial Statements as of December 31, 2016 and which have been made, extended, renewed, restructured, approved, amended, or acquired since December 31, 2016: (i) have been made for good, valuable, and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid, and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments, or other evidences of indebtedness which are true, genuine, and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming LCB as the secured party or mortgagee (unless by written agreement to the contrary).

(c)      The allowance for loan and lease losses and the carrying value for OREO which are shown on the LFCB Financial Statements are, in the judgment of management of LFCB, adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and OREO as of the respective dates.

(d)      None of the investments reflected in the LFCB Financial Statements as of and for the twelve months ended December 31, 2016, and none of the investments made by any Subsidiary of LFCB since December 31, 2016 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither LFCB nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by LFCB and LCB, as reflected in the latest balance sheet in the LFCB Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by LFCB and LCB, as reflected in the latest balance sheet in the LFCB Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59.

3.13      Indebtedness.  Except as set forth in Section 3.13 of the LFCB Disclosure Schedule and except for customer deposits and ordinary trade payables and FHLBI advances, neither LFCB nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

3.14    No Shareholder Rights Plan.  LFCB has no outstanding shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting, or discouraging a change in control or merger of LFCB or which reasonably could be considered an anti-takeover mechanism.

3.15    Employee Benefit Plans.

(a)      With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which LFCB is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with LFCB under Code Section 414(c), and all other entities which together with LFCB are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which LFCB or any ERISA Affiliate participates as a participating employer, or to which LFCB or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of LFCB or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen, or discontinued since January 1, 2011

(individually, “LFCB Plan” and collectively, “LFCB Plans”), LFCB represents and warrants, except as set forth in Section 3.15(a) of the LFCB Disclosure Schedule:

(i)      All such LFCB Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders, and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii)      All LFCB Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which LFCB may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.

(iii)      All LFCB Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2005, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

(iv)      No LFCB Plan allows for the granting of any awards over or with respect to any stock or other securities of LFCB. All shares of LFCB Common Stock owned by the Lafayette Community Bank 401(k) Plan (the “LFCB 401(k) Plan”) are and have at all times constituted “qualifying employer securities” as defined in Section 407(d)(5) of ERISA.

(v)      Neither LFCB, an ERISA Affiliate, nor any other fiduciary as defined in ERISA Section 3(21)(A) of a LFCB Plan has engaged in any transaction that may subject LFCB, any ERISA Affiliate, or any LFCB Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979, or 4980B.

(vi)      All obligations required to be performed by LFCB or any ERISA Affiliate under any provision of any LFCB Plan have been performed by it in all material respects and, neither LFCB nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any LFCB Plan.

(vii)      All required reports and descriptions for the LFCB Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all LFCB Plans have been proper as to form and timely given.

(viii)      No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any LFCB Plan.

(ix)        There are no examinations, audits, enforcement actions or proceedings, or any other investigations pending or threatened by any governmental agency involving any LFCB Plan.

(x)         There are no actions, suits, proceedings, or claims pending (other than routine claims for benefits) or threatened against LFCB or any ERISA Affiliate in connection with any LFCB Plan or the assets of any LFCB Plan.

(xi)        Any LFCB Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by LFCB and its ERISA Affiliates.

(b)      LFCB has provided or made available to Horizon true, accurate, and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following LFCB Plans, as applicable:

(i)          All current pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share, and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);

(ii)        All current employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, consulting, bonus, severance, and collective bargaining, agreements, arrangements, or understandings;

(iii)        All current executive and other incentive compensation plans, programs, and agreements;

(iv)        All current group insurance, medical, and prescription drug arrangements, policies, or plans;

(v)         All other current incentive, welfare, or employee benefit plans, understandings, arrangements, or agreements, maintained or sponsored, participated in, or contributed to by LFCB for its current or former directors, officers, or employees;

(vi)        All reports filed with the Internal Revenue Service or the Department within the preceding three (3) years by LFCB or any ERISA Affiliate with respect to any LFCB Plan;

(vii)      All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

(viii)        Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.

(c)      Except as disclosed in Section 3.15(c) of the LFCB Disclosure Schedule, no current or former director, officer, or employee of LFCB or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any LFCB Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with LFCB or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is a LFCB Plan maintained by LFCB or an ERISA Affiliate.

(d)      With respect to all LFCB Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by LFCB or any ERISA Affiliate, no director, officer, employee, or agent of LFCB or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on LFCB or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by LFCB or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

(e)      Except as disclosed in Section 3.15(e) of the LFCB Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, change in control, reimbursement, indemnity, retirement, early retirement, severance, or similar plans or agreements, commitments, or understandings, or any employee benefit or retirement plan or agreement, binding upon LFCB or any ERISA Affiliate, and no such agreement, commitment, understanding, or plan is under discussion or negotiation by management with any employee or group of employees, any member of management, or any other Person.

(f)      No Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is sponsored or maintained by LFCB or any ERISA Affiliate.

(g)      Except as contemplated in this Agreement or as disclosed in Section 3.15(g) of the LFCB Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.

(h)      Neither LFCB nor any of its ERISA Affiliates has ever sponsored, maintained, participated in, contributed to, or had any obligation with respect to any plan that is subject to Code Section 412 or Title IV of ERISA, that is or has been subject to Sections 4063 or 4064 of ERISA, or that is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither LFCB nor any of its ERISA Affiliates has ever participated in or had any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(i)      As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), LFCB, its ERISA Affiliates, and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.

(j)      Except as contemplated by this Agreement, neither LFCB nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement, or arrangement, or to modify or change in any material way LFCB Plans.

3.16    Labor and Employment Matters.  LFCB is and has been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment, and withholding of taxes. To the knowledge of LFCB, no employee with annual compensation of $40,000 or more plans to terminate his or her employment with LFCB or any Subsidiary. Within the past three (3) years, there has not been, and as of the date of this Agreement there is not pending or threatened, any labor dispute, work stoppage, labor strike, or lockout against LFCB. No employee of LFCB or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To LFCB’s knowledge, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth on Section 3.16 of the LFCB Disclosure Schedule, no employee or independent contractor of LFCB or any of its Subsidiaries is a party to any employment agreement, confidentiality, non-disclosure, or proprietary information agreement, non-compete agreement, non-solicitation agreement, or any similar agreement with LFCB or any of its Subsidiaries (the “Employee Agreements”), and neither LFCB, any Subsidiary or any employee or independent contractor is in violation of any such Employee Agreement. LFCB is in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs.

3.17    Obligations to Employees.  All material obligations and liabilities of and all payments by LFCB or any ERISA Affiliate and all LFCB Plans, whether arising by operation of law, by contract, or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee, or agent (or his or her heirs, legatees, or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract, or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by LFCB or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) LFCB Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance, or reimbursement; and

(d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.17 are correctly and accurately reflected and accounted for in the LFCB Financial Statements and the books, statements, and records of LFCB.

3.18    Taxes, Returns and Reports.  Each of LFCB and its Subsidiaries has since January 1, 2010 (a) duly and timely filed all federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). LFCB has established, and shall establish in the Subsequent LFCB Financial Statements (as defined in Section 5.11), in accordance with GAAP, a reserve for taxes in the LFCB Financial Statements adequate to cover all of LFCB’s and its Subsidiaries’ tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither LFCB nor any of its Subsidiaries has, nor will any of them have, any liability for taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent LFCB Financial Statements (as defined in Section 5.11) or as accrued or reserved for on the books and records of LFCB or its Subsidiaries. Neither LFCB nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. No federal, state, or local tax returns of LFCB or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

3.19    Deposit Insurance.  The deposits of LCB are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and LFCB or LCB has paid, prepaid, or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.20    Insurance.  Section 3.20 of the LFCB Disclosure Schedule contains a true, accurate, and complete list of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance, and insurance providing benefits for employees) owned or held by LFCB or any of its Subsidiaries on the date hereof or with respect to which LFCB or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

3.21    Books and Records.  The books of account, minute books, stock record books, and other records of LFCB and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the LFCB’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws. The minute books of LFCB and each of its Subsidiaries contain accurate and complete records, in all material respects, of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors, and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of LFCB and its Subsidiaries.

3.22    Broker’s, Finder’s or Other Fees.  Except for reasonable fees and expenses of LFCB’s attorneys and accountants and the contractually-agreed fees and expenses of Renninger & Associates LLC (“Renninger”), LFCB’s investment banker under the agreement identified on Section 3.22 of the LFCB Disclosure Schedule, all of which shall be paid or accrued by LFCB at or prior to the Effective Time, no agent, broker, or other Person acting on behalf of LFCB or any of its Subsidiaries or under any authority of LFCB or any of its Subsidiaries is or shall be entitled to any commission, broker’s or finder’s fee, or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.

3.23    Interim Events.  Except as otherwise permitted hereunder or disclosed in Section 3.23 of the LFCB Disclosure Schedule, since December 31, 2016, neither LFCB nor any of its Subsidiaries has:

(a)      Experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on LFCB;

(b)      Suffered any damage, destruction, or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or $250,000 in the aggregate;

(c)      Declared, distributed or paid any dividend or other distribution to its shareholders;

(d)      Repurchased, redeemed, or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights, or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize, or split its stock;

(e)      Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, change in control, health, bonus, insurance, or other welfare benefit plan or agreement to employees, officers, or directors of LFCB or a Subsidiary;

(f)      Increased the salary of (or granted any bonus to) any director, officer, or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement, or understanding with any officer or employee or installed or amended any existing employee welfare, pension, retirement, change in control, stock option, stock appreciation, stock dividend, profit sharing, or other similar plan or arrangement;

(g)      Leased, sold, or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased, or otherwise acquired from third parties any assets except in the ordinary course of business;

(h)      Except for the Merger and other transactions contemplated by this Agreement, merged, consolidated, or sold shares of its (or any of its Subsidiaries’) common stock, agreed to merge or consolidate LFCB or any of its Subsidiaries with or into any third party, agreed to sell any shares of its (or any of its Subsidiaries’) common stock, or acquired or agreed to acquire any stock, equity interest, assets, or business of any third party;

(i)      Incurred, assumed, or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j)      Mortgaged, pledged or subjected to a lien, security interest, option, or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by LCB of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

(k)     Canceled, released, or compromised any loan, debt, obligation, claim, or receivable other than in the ordinary course of business;

(l)      Entered into any transaction, contract, or commitment other than in the ordinary course of business;

(m)     Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business;

(n)      Amended their articles of incorporation, charter, or bylaws or adopted any resolutions by their board of directors or shareholders with respect to the same; or

(o)      Conducted its business in any manner other than substantially as it was being conducted prior to December 31, 2016.

3.24    Insider Transactions.  During the preceding five (5) years, no officer or director of LFCB or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business, or right which is owned, leased, held, or used by LFCB or any Subsidiary or in any liability, obligation, or indebtedness of LFCB or any Subsidiary, except for deposits of LCB, securities issued by LFCB, and interests in compensatory arrangements.

3.25    Indemnification Agreements.

(a)      Neither LFCB nor any of its Subsidiaries is a party to any indemnification, indemnity, or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder, or agent against liability or hold the same harmless from liability other than as expressly provided in the articles of incorporation or bylaws of LFCB or the charter documents of a Subsidiary.

(b)      During the preceding five (5) years, no claims have been made against or filed with LFCB or any of its Subsidiaries nor have any claims been threatened against LFCB or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee, or agent of LFCB or any of its Subsidiaries.

3.26    Shareholder Approval.  The affirmative vote of the holders of a majority of the LFCB Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger.

3.27    Intellectual Property.

(a)      LFCB and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as defined in Section 3.27(g)) that is used by LFCB or its Subsidiaries in their respective businesses as currently conducted. Neither LFCB nor any of its Subsidiaries has (i) licensed any Intellectual Property owned by it or its Subsidiaries to any third party, or (ii) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b)      LFCB and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party during the preceding five (5) years. There is no claim asserted or threatened against LFCB and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use, or licensed right to use any Intellectual Property.

(c)      To LFCB’s knowledge, no third party has infringed, misappropriated, or otherwise violated LFCB’s or any of its Subsidiaries’ Intellectual Property rights during the preceding five (5) years. There are no claims asserted or threatened by LFCB or any of its Subsidiaries, nor has LFCB or any of its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes, or otherwise harms any of their Intellectual Property rights.

(d)      To the extent LFCB has designated any of its information, materials, or processes a trade secret, LFCB and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them.

(e)      None of the Software (as defined in subsection (g) below: (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Software or any system containing or used in conjunction with such Software (collectively, “Defective Code”) or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Software or system.

(f)      No Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan Horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of any user or damaging or destroying any data file without the user’s consent; (collectively, “Malicious Code”).

(g)      For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, social media handles and related accounts, database rights, copyrights and any applications therefor, mask works, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form) (collectively, “Software”), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights of any kind, whether or not registered.

3.28    Information Technology.  The computers, Software, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, repair and refurbishment equipment and all other information technology equipment owned, used, or held for use by LFCB or LCB (collectively, “LFCB IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required for the conduct of LFCB’s and LCB’s businesses and have not materially malfunctioned or failed within the past three (3) years; and (ii) do not contain any Defective Code, Malicious Code, or open source code. LFCB and LCB take commercially reasonable actions, consistent with current banking industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including, but not limited to, (A) the use of robust encryption technology, and (B) the implementation of a comprehensive security plan which (x) promptly identify any and all internal and external risks to the security of LFCB’s and/or LCB’s confidential information or that of third parties or customers, and (y) implements, monitors, and improves adequate and effective safeguards to control those risks. LFCB and its Subsidiaries have achieved a “baseline” maturity level in all domains of its information systems according to the Federal Financial Institutions Examination Council (“FFIEC”) Cybersecurity Assessment Tool. Seller has implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with banking industry practices. No claims are pending or threatened in writing against LFCB or LCB alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information.

3.29    Community Reinvestment Act.  LCB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.30    Bank Secrecy and Anti-Money Laundering Compliance.  Neither LFCB nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy or anti-money laundering, including the Currency and Foreign Transactions Reporting Act, the Money Laundering Control Act of 1986, Annunzio-Wylie Anti-Money Laundering Act, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of

2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”). LFCB and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law in the past five (5) years. To the knowledge of LFCB and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against LFCB or its Subsidiaries under any BSA/AML Law that, if determined adversely to LFCB or its Subsidiaries, could reasonably be expected to adversely affect LFCB or its Subsidiaries.

3.31    Agreements with Regulatory Agencies.    Neither LFCB nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order, or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five (5) years, a recipient of any supervisory letter from, or, during the preceding five (5) years, has adopted any policies, procedures, or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts (or restricted), in any material respect, the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (a “LFCB Regulatory Agreement”), nor has LFCB or any of its Subsidiaries been advised, during the preceding five (5) years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such LFCB Regulatory Agreement. There are no refunds or restitutions required to be paid or corrective actions (including items designated as “matters requiring attention”) required to be taken as a result of any criticism of any regulatory agency or body cited in any examination report of LFCB or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to LFCB or any of its Subsidiaries.

3.32    Approval Delays.  To LFCB’s knowledge, there is no reason why the granting of any of the Regulatory Approvals (as defined in Section 7.01(e)) would be denied or unduly delayed.

3.33    Internal Controls.    LFCB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient, in the reasonable opinion of management of LFCB and LCB, to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three (3) years, (i) through the date hereof, neither LFCB nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of LFCB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that LFCB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing LFCB or any of its Subsidiaries, whether or not employed by LFCB or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by LFCB or any of its officers, directors, employees, or agents to the Board of Directors of LFCB or any committee thereof or to any director or officer of LFCB.

3.34    Fiduciary Accounts.  LFCB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither LFCB nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, has committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.35    Fairness Opinion.  LFCB has received an opinion from Renninger to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of LFCB pursuant to this Agreement is fair for such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF HORIZON

On or prior to the date hereof, Horizon has delivered to LFCB a schedule (the “Horizon Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V or Article VI.

For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries (as defined in this introduction to Article IV), a “Material Adverse Effect on Horizon” means any effect that (i) is material and adverse to the results of operations, properties, asset, liabilities, condition (financial or otherwise), value, or business of Horizon and its Subsidiaries on a consolidated basis, or (ii) would materially impair the ability of Horizon or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on Horizon shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition, or results of operations of Horizon and its Subsidiaries, (d) changes resulting from professional expenses (such as legal, accounting, and investment bankers’ fees)

incurred in connection with this Agreement or the transactions contemplated herein, (e) changes in general economic conditions to the extent such changes do not materially disproportionately affect Horizon and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the shares of Horizon common stock, by itself, be considered to constitute a Material Adverse Effect on Horizon and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying or caused by such decline has resulted in a Material Adverse Effect).

For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of Horizon. Additionally, for the purpose of this Agreement, and in relation to Horizon, its “Subsidiaries” shall mean any entity which is required to be consolidated with Horizon for financial reporting purposes pursuant to GAAP.

Accordingly, Horizon represents and warrants to LFCB as follows, except as set forth in the Horizon Disclosure Schedule:

4.01    Organization and Authority.

(a)      Horizon is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. Horizon has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(b)      Horizon Bank is a national bank chartered and existing under the laws of the United States. Horizon Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(c)      Each of Horizon’s Subsidiaries other than Horizon Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

4.02    Authorization.

(a)      Horizon has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d), (e), (f), and (k) hereof. This Agreement and its execution and delivery by Horizon have been duly authorized and approved by the Board of Directors of Horizon and, assuming due execution and delivery by LFCB, constitutes a valid and binding obligation of Horizon, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)      Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of Horizon or the charter documents of any of its Subsidiaries; (ii) conflicts with or violates any local, state, federal, or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ, or decree; (iii) conflicts with, results in a breach of, constitutes a default under, or requires any notice or consent under, any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which Horizon or any of its Subsidiaries is a party or by which Horizon or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than LFCB) or any other adverse interest, upon any right, property, or asset of Horizon or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which Horizon or any of its Subsidiaries is bound or with respect to which Horizon or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c)      Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Horizon.

4.03    Capitalization.  As of the date of this Agreement, the authorized capital stock of Horizon consists of (i) 66,000,000 shares of Horizon common stock, 22,195,715 shares of which are issued and outstanding (and which includes shares of restricted stock), and (ii) options to purchase 363,538 shares of Horizon common stock. Such issued and outstanding shares have been duly and validly authorized by all necessary corporate action of Horizon, are validly issued, fully paid, and nonassessable, and have not been issued in violation of any pre-emptive rights. Each share of Horizon common stock is entitled to one vote per share.

4.04    Compliance with Law.

(a)      None of Horizon or any of its Subsidiaries is currently in violation of, and during the preceding five (5) years, none has been in violation of any Law, except where such violation would not have a Material Adverse Effect on Horizon. Horizon and its Subsidiaries

possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on Horizon.

(b)      Horizon is not subject to any understandings or commitments with, and there are no orders or directives of, any government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets, or capital of Horizon or its Subsidiaries. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Horizon or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Horizon or any of its Subsidiaries.

(c)      Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Horizon, to its knowledge, has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d)      All of the existing offices and branches of Horizon Bank have been legally authorized and established in accordance with all applicable federal, state, and local laws, statutes, regulations, rules, ordinances, orders, restrictions, and requirements, except such as would not have a Material Adverse Effect on Horizon.

4.05    Absence of Undisclosed Liabilities.  Except (i) as provided in the Horizon financial statements included in its SEC Reports (as defined in Section 4.15), (ii) for unfunded loan commitments and obligations on letters of credit to customers of Horizon’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability, none of Horizon or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease, or license except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases, or licenses would not have a Material Adverse Effect on Horizon, nor, to Horizon’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of Horizon or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on Horizon.

4.06    Accuracy of Information Provided to LFCB.  Horizon agrees that the information concerning Horizon or any of its Subsidiaries that is provided or to be provided by Horizon to LFCB for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this

Agreement will at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Horizon shall have no responsibility for the truth or accuracy of any information with respect to LFCB or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory authority or governmental entity.

4.07    Financial Statements and Reports.

(a)      The following financial statements and reports of Horizon and its Subsidiaries, including the notes thereto (collectively, the “Horizon Financial Statements”) are publicly available:

(i)      consolidated balance sheets and the related consolidated statements of income, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of Horizon as of and for the fiscal years ended December 31, 2014, 2015, and 2016;

(ii)      internal (unaudited) consolidated balance sheet and income statement as of and for the three months ended March 31, 2017 (without footnotes); and

(iii)      Call Reports for Horizon Bank as of the close of business on December 31, 2014, 2015, and 2016, and March 31, 2017.

(b)      The Horizon Financial Statements present fairly, in all material respects, the consolidated financial position of Horizon as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of Horizon and its Subsidiaries. The Horizon Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

4.08    Adequacy of Reserves.  The reserves, the allowance for loan and lease losses, and the carrying value for real estate owned which are shown on the Horizon Financial Statements are, in the judgment of management of Horizon, adequate, in all material respects, under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

4.09    Litigation and Pending Proceedings.

(a)      There are no claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending and served against Horizon or any of its Subsidiaries or threatened in any court or before any government agency or authority, arbitration panel, or otherwise against Horizon or any of its Subsidiaries which, if determined adversely to Horizon or any of its Subsidiaries, would have a Material Adverse Effect on Horizon.

(b)      Neither Horizon nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any court, arbitration panel, or governmental agency or authority, except in the ordinary course of business regarding customer and fiduciary accounts; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation, or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.

4.10      Taxes, Returns and Reports.  Each of Horizon and its Subsidiaries has since January 1, 2010 (a) duly and timely filed all material federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force). Horizon has established, and shall establish in future publicly-filed financial statements, in accordance with GAAP, a reserve for taxes in the Horizon Financial Statements adequate to cover all of Horizon’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither Horizon nor any of its Subsidiaries, to their knowledge, has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in Horizon’s future publicly-filed financial statements and as accrued or reserved for on the books and records of Horizon or its Subsidiaries. Neither Horizon nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as disclosed in Section 4.10 of the Horizon Disclosure Schedule, no federal, state, or local tax returns of Horizon or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

4.11    Deposit Insurance.    The deposits of Horizon Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and Horizon or Horizon Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.12    Bank Secrecy and Anti-Money Laundering Compliance.  Neither Horizon nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any BSA/AML Law. Horizon and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of Horizon and its

Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against Horizon or its Subsidiaries under any BSA/AML Law that, if determined adversely to Horizon or its Subsidiaries, could reasonably be expected to adversely affect Horizon or its Subsidiaries.

4.13    Community Reinvestment Act.    Horizon Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.14    Approval Delays.  To the knowledge of Horizon, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.

4.15    Horizon Securities and Exchange Commission Filings.  Horizon has filed all material reports and other filings with the Securities and Exchange Commission (the “SEC”) required to be filed by it (“SEC Reports”). All such SEC Reports were true, accurate, and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by Horizon, and to the knowledge of Horizon, none of the SEC Reports is the subject of any ongoing review by the SEC.

4.16    No Shareholder Approval.    No vote or consent of any of the holders of Horizon’s capital stock is required by law, stock purchase agreement, or NASDAQ listing requirements for Horizon to enter into this Agreement and to consummate the Merger.

4.17    Agreements with Regulatory Agencies.    Neither Horizon nor any of its Subsidiaries is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five (5) years, a recipient of any supervisory letter from, or, during the preceding five (5) years, has adopted any policies, procedures, or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the Horizon Disclosure Schedule (a “Horizon Regulatory Agreement”), nor has Horizon or any of its Subsidiaries been advised, during the preceding five (5) years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Horizon Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Horizon or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Horizon or any of its Subsidiaries.

ARTICLE V.

CERTAIN COVENANTS

LFCB covenants and agrees with Horizon and covenants and agrees to cause its Subsidiaries to act as follows (and Horizon covenants and agrees with LFCB as follows):

5.01    Shareholder Approval.  LFCB shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the articles of incorporation and bylaws of LFCB (the “LFCB Shareholders’ Meeting”) as soon as reasonably practicable after the date of this Agreement and the effectiveness of the Registration Statement. Subject to Section 5.06 hereof, the Board of Directors of LFCB shall recommend to LFCB’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from LFCB’s shareholders. Additionally, each director of LFCB and LCB shall agree to vote any shares of LFCB Common Stock he or she owns, beneficially or of record, in favor of the Merger pursuant to the agreement attached hereto as Exhibit 5.01.

5.02    Other Approvals.

(a)      LFCB shall proceed expeditiously, cooperate fully, and use commercially reasonable efforts to assist Horizon in procuring, upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof, all consents, authorizations, approvals, registrations, and certificates, in completing all filings and applications, and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b)      LFCB will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments, and documents described in Section 3.02(b) of the LFCB Disclosure Schedule.

(c)      Any written materials or information provided by LFCB to Horizon for use by Horizon in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.03    Conduct of Business.

(a)      After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of LFCB and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted, and in the ordinary course of business; (2) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees, and preserve its present relationships with customers and Persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (4) maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound. Specifically, by way of example but not limitation, after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, LFCB will not, and will cause its Subsidiaries to not, without the prior written consent of Horizon:

(i)      make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization, or reclassification), authorize a class of stock, or issue any stock, issue or grant any warrant, option, right, or other agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or redeem any of its outstanding shares of common stock or other securities;

(ii)      distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; provided, however, LCB may pay cash dividends to LFCB in the ordinary course of business for payment of reasonable and necessary business and operating expenses of LFCB, including expenses of the Merger; provided further, at Horizon’s request pursuant to Section 7.01(i) and except to the extent prohibited by Law or any bank regulatory agency, LCB shall pay dividends to LFCB.

(iii)      purchase or otherwise acquire any investment security for their own account that exceeds $1,000,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable laws and regulations, or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”;

(iv)      make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of LFCB or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” in an amount in excess of $250,000. LCB also shall not make, purchase, renew, modify, amend, or extend the maturity of (1) any new commercial Loan in excess of

$1,000,000; provided, that LCB may, without the consent of Horizon, renew, modify, amend, or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $1,000,000 or less; and, provided further, that any previously approved and committed commercial loans by LCB are not subject to this Section 5.03, (2) any 1 to 4 family, residential mortgage Loan with a loan to value in excess of 85% (unless private mortgage insurance is obtained) or 100% in the event of a qualified “Doctor’s Only Loan Program” (which, for purposes of this Agreement, shall only include licensed medical doctors and dentists); provided, that in the event the loan is to be investor sold, such loans will not be subject to this subsection if the loan meets the criteria of the investor, or (3) any consumer Loan in excess of $75,000, (4) any home equity Loan or line of credit in excess of $150,000, or (5) any Loan participation; provided, that LFCB may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of Horizon shall be provided with notice of the proposed action in writing and Horizon shall not provide written objection to the taking of such proposed action within three (3) business days of being provided with such notice (the lack of such objection being deemed prior written consent of Horizon for purposes of this Section);

(v)      acquire any assets of any other Person by any means (other than personal property acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to LCB) or foreclose upon or otherwise take title to or possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified Person acceptable to Horizon, which indicates that the real property is free of pollutants, contaminants, or hazardous materials; provided, however, that neither LFCB nor LCB shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless LFCB has reason to believe that such property might contain such hazardous materials or otherwise might be contaminated;

(vi)      except as contemplated by this Agreement (including severance and change in control payments anticipated to be paid as described in Section 5.22 and Section 6.03(h) hereof), pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit, take any action that would give rise to an acceleration of the right to payment, or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers, or salaried employees or, except as required by law and except as contemplated by this Agreement, adopt or make any change in any LFCB Plan or other arrangement (including any agreement for indemnification) or payment made to, for, or with any of such consultants, directors, officers, or employees;

(vii)      fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith;

(viii)      except for obligations disclosed in this Agreement, short-term FHLBI advances, federal funds purchased by LCB, trade payables and similar liabilities, and obligations incurred in the ordinary course of business and the payment, discharge, or satisfaction in the ordinary course of business of liabilities reflected in the LFCB Financial Statements or the Subsequent LFCB Financial Statements, borrow any money or incur any indebtedness in an aggregate amount exceeding $100,000;

(ix)      change in its accounting methods, except as may be necessary and appropriate to conform to (1) changes in tax law requirements, (2) changes in GAAP or regulatory accounting principles, as required by LFCB’s independent auditors or its regulatory authorities, or (3) changes requested by Horizon pursuant to this Agreement;

(x)      make, change, or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment, or surrender any right to claim a refund of a material amount of taxes;

(xi)      make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(xii)      waive, release, grant, or transfer any material rights of value or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(iv) hereof, and legal, accounting, and investment banking or financial advisory fees related to the Merger) requiring payments by LFCB or any of its Subsidiaries which exceed $50,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which contain any financial commitment extending more than twelve (12) months following the date of this Agreement;

(xiii)      except as already committed in writing as of the date of this Agreement, make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate (for purposes of clarification, the costs associated with the construction of the new Greenbush Street branch in Lafayette, Indiana have already been committed in writing as of the date of this Agreement);

(xiv)      except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures, or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(xv)      take any action that would change LCB’s loan loss reserves that is not in compliance with LCB’s policy and past practices consistently applied and in compliance with GAAP;

(xvi)      except as already committed in writing as of the date of this Agreement, cancel, release, or compromise any indebtedness in excess of $50,000 owing to LFCB or any Subsidiary or any claims which LFCB or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;

(xvii)      pay, discharge, settle, or compromise any litigation, claim, action, arbitration, or other proceeding against LFCB or any Subsidiary unless such payment, discharge, settlement, or compromise does not require LFCB or any Subsidiary to pay any monies, incur any obligation, or admit any wrongdoing or liability;

(xviii)    take any action that is intended or is reasonably likely to result in (A) any of its representations or warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in this Agreement not being satisfied, or (C) a breach of any provision of this Agreement; except, in each case, as may be required by applicable Law;

(xix)    maintain the rate of interest paid by LCB on any deposit product, including, without limitation, on certificates of deposit, in a manner and pursuant to policies inconsistent with past practices;

(xx)      amend the articles of incorporation or bylaws of LFCB, or similar governing documents of any of its Subsidiaries;

(xxi)    maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to Loans previously charged off, on Loans and leases outstanding;

(xxii)    take any action or fail to take any action that would, or would be likely to, prevent, impede or delay the Merger from qualifying as a reorganization as defined by Section 368(a) of the Code; or

(xxiii)    agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section 5.03.

5.04    Insurance.  LFCB and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties, and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by LFCB or its Subsidiaries as of the date of this Agreement.

5.05    Accruals for Loan Loss Reserve and Expenses.

(a)      Prior to the Effective Time, LFCB shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as LFCB and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b)      LFCB recognizes that Horizon may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including, without limitation, applicable banking laws and regulations and GAAP), from and after the date hereof LFCB shall consult and cooperate in good faith with Horizon with respect to conforming the loan and accounting policies and practices of LFCB to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from Horizon to LFCB, based upon such consultation and subject to the conditions in Section 5.05(d).

(c)      Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), LFCB shall consult and cooperate in good faith with Horizon with respect to determining, as reasonably specified in a written notice from Horizon to LFCB, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of LFCB’s expenses of the Merger.

(d)      Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), LFCB and LCB shall make such conforming changes and entries as contemplated in Section 5.05(b) and Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after Horizon acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to LFCB that Horizon will at the Effective Time deliver to LFCB the certificate contemplated in Section 7.02(g).

(e)      LFCB’s representations, warranties, and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at Horizon’s request in compliance with Section 5.05(d).

5.06    Acquisition Proposals.

(a)      LFCB will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including Renninger) to, immediately cease and cause to be terminated any existing solicitations, discussions, or negotiations with any Person concerning an Acquisition Proposal (as defined in Section 5.06(e)). During the period from the date of this Agreement through the Effective Time, LFCB shall not terminate, amend, modify, or waive any material provision of any confidentiality or similar agreement to which LFCB or any of its Subsidiaries is a party (other than any involving Horizon).

(b)      Except as permitted in this Section 5.06, LFCB shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including

Renninger) not to, (i) solicit, initiate, or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in, or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by LFCB’s shareholders, if LFCB receives a bona fide Acquisition Proposal that the LFCB Board of Directors determines in good faith constitutes a Superior Proposal (as defined in Section 5.06(f)) that was not solicited after the date hereof and did not otherwise result from a breach of LFCB’s obligations under this Section 5.06, LFCB may furnish, or cause to be furnished, non-public information with respect to LFCB and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to Horizon prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the LFCB Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to LFCB’s shareholders under applicable law and (B) prior to taking such action, LFCB has used its reasonable best efforts to enter into a confidentiality agreement with respect to such proposal that contains a standstill agreement on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(b) by any representative (including Renninger) of LFCB or its Subsidiaries shall be a breach of this Section 5.06 by LFCB.

(c)      Neither the LFCB Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw, or modify in a manner adverse to Horizon or propose to withdraw or modify in a manner adverse to Horizon (or take any action inconsistent with) the recommendation by such LFCB Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit LFCB or LCB to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of LFCB’s shareholders to approve the Merger, the LFCB Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the LFCB Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of LFCB under applicable Law, and provided, further, that the LFCB Board of Directors may not effect such an Adverse Recommendation Change unless (A) the LFCB Board shall have first provided prior written notice to Horizon (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new ten (10) business day period) and (B) Horizon does not make, within ten (10) business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the LFCB Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the LFCB Board’s fiduciary duties to the shareholders of LFCB under applicable law. LFCB agrees that, during the ten (10) business day period prior to its effecting an Adverse Recommendation Change, LFCB and its officers, directors, and representatives shall negotiate in good faith with Horizon and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Horizon.

(d)      In addition to the obligations of LFCB set forth in paragraphs (a), (b), and (c) of this Section 5.06, LFCB shall as promptly as possible, and in any event within two (2) business days after LFCB first obtains knowledge of the receipt thereof, advise Horizon orally and in writing of (i) any Acquisition Proposal or any request for information that LFCB reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry LFCB reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request, or inquiry (including any subsequent amendment or other modification to such terms and conditions), and the identity of the Person making any such Acquisition Proposal or request, or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to LFCB any offer, material change, modification, or development to a previously made offer, letter of intent, or any other material development, LFCB (or its outside counsel) shall (A) advise and confer with Horizon (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request, or inquiry, and (B) promptly upon receipt or delivery thereof provide Horizon with true, correct, and complete copies of any document or communication related thereto.

(e)      For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal, or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income, or assets of LFCB and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of LFCB or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of LFCB or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, or similar transaction involving LFCB, LCB, or any of its other Subsidiaries pursuant to which any

Person or the shareholders of any Person would own 20% or more of any class of equity securities of LFCB, LCB, or any of LFCB’s other Subsidiaries or of any resulting parent company of LFCB or LCB; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Horizon of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

(f)      For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the LFCB Board determines in good faith (after having received the advice of its financial advisors), to be (i) materially more favorable to the shareholders of LFCB from a financial point of view and its other constituencies than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation, and any changes to the financial terms of this Agreement proposed by Horizon in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory, and other aspects of such proposal.

5.07    Press Releases.  Horizon and LFCB shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of the NASDAQ Global Select Market, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.08    Changes and Supplements to Disclosure Schedules.  LFCB shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the LFCB Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the LFCB Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of LFCB contained herein incorrect, untrue or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the LFCB Disclosure Schedule unless Horizon shall have first consented in writing with respect thereof.

5.09    Failure to Fulfill Conditions.  In the event LFCB determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify Horizon.

5.10    Access; Information.

(a)      Horizon and LFCB, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books, and records of the other party. Horizon and LFCB, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records, and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties, and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of LFCB or Horizon or either of their Subsidiaries. In addition, after receipt of all Regulatory Approvals, LFCB shall cooperate with Horizon to facilitate introductions to LCB’s customers and key business partners and referral sources.

(b)      No investigation by Horizon or LFCB shall affect the representations and warranties made by LFCB or Horizon herein.

(c)      Any confidential information or trade secrets received by Horizon, LFCB, or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents, and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Horizon or LFCB, as applicable, or at Horizon’s or LFCB’s request, returned to Horizon or LFCB, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided, however, that the parties may retain such received confidential information to comply with applicable law or regulation or professional standard or bona fide internal compliance policy requirements. Additionally, any confidential information or trade secrets received by Horizon or LFCB, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.09). This Section 5.10 will not require the disclosure of any information to Horizon or LFCB which would be prohibited by law.

(d)      Except to the extent prohibited by Law or any bank regulatory agency, in order to provide for a smooth transition after the Closing, beginning on the date of this Agreement, the Chairman of Horizon, or his designees, shall be entitled to receive notice of and a representative of Horizon shall be entitled to attend as an observer, all regular and special meetings of the Board of Directors and all committees of LFCB and any of its Subsidiaries, including, without limitation, the loan committee, asset/liability committee, investment committee, the executive committee, and any other committee of LFCB or its Subsidiaries; provided, however, LFCB shall not be required to permit any Horizon representative to remain present during any discussion of this Agreement and the transactions contemplated hereby or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of Horizon. LFCB shall also provide Horizon with copies of minutes and consents from all such Board and committee meetings no later than fourteen (14)  days thereafter.

5.11    Financial Statements.    As soon as internally available after the date of this Agreement, LFCB will deliver to Horizon any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of LFCB prepared for its internal use, LCB’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by Horizon (collectively, “Subsequent LFCB Financial Statements”). The Subsequent LFCB Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year-end adjustments).

5.12    Environmental.

(a)      If requested by Horizon, LFCB will cooperate with an environmental consulting firm designated by Horizon (the “Designated Environmental Consultant”) in connection with the conduct, at any time after the date hereof (the “Investigation Period”), by the Designated Environmental Consultant of Phase I environmental site assessments and any other investigation reasonably requested by Horizon on all real property owned or leased by LFCB or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO. Horizon will proceed with such assessments, testing, and investigations as soon as reasonably practicable after the date of this Agreement and will diligently work to pursue such assessments, testing, and investigations through completion. Horizon shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any LFCB property, promptly upon Horizon’s receipt of such reports. Horizon shall be responsible for the costs of the Phase I environmental site assessments, and Horizon and LFCB shall each bear 50% of the costs of any additional environmental investigation or testing as determined to be advisable or recommended by the Designated Environmental Consultant.

(b)      If the Designated Environmental Consultant’s good faith estimate, based upon the results of the Phase I environmental studies and other diligence and investigation conducted by the Designated Environmental Consultant, of the dollar amount, if any, that LFCB and its Subsidiaries would be required to expend due to a violation of applicable Environmental Laws for all of the LFCB properties (the “Environmental Liabilities”) for clean-up and remediation relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, and any other materials regulated under the Environmental Laws with respect to LFCB’s or its Subsidiaries’ owned or leased real properties (including OREO) or any adjoining properties (the “Estimated Clean-Up Costs”, as further adjusted pursuant to this Section 5.12), is in excess of $50,000 (the “Environmental Liability Threshold”), Horizon shall deliver to LFCB (not later than ten (10) business days of its receipt of the Designated Environmental Consultant’s good faith estimate) a written notice (an “Environmental Cost Notice”) describing the nature of such Environmental Liabilities and the course of action proposed to be taken by Horizon or its Subsidiaries (if it were to become the owner of such properties as a result of the Merger) to remediate or otherwise address the environmental problems and providing an estimate of the out of pocket cost of such remediation expected to be incurred (if different from the Estimated Clean-Up Costs). If LFCB disagrees with Horizon’s estimate of the amount of out of pocket costs of such remediation or the course of action proposed by Horizon, LFCB shall deliver to Horizon a written notice of such objection (an “Environmental Cost Objection”) within five (5) business days of LFCB’s receipt of the Environmental Cost Notice. No later than five (5) business days following Horizon’s receipt of an Environmental Cost Objection, one or more members of senior management of Horizon and LFCB having authority to resolve the dispute shall meet (in person or by telephone) and shall negotiate in good faith in an attempt to resolve the difference set forth in the Environmental Cost Objection. Regardless of whether the parties reach a resolution of the dispute within two (2) business days of the first such meeting, subsection (c) shall apply.

(c)      The Estimated Clean-up Costs shall be deemed to have been established for purposes of this Section 5.12: (i) if Horizon does not receive an Environmental Cost Objection, as of the last date that an Environmental Cost Objection would have been timely under subsection (b) above, or (ii) if an Environmental Cost Objection is delivered to Horizon and finally resolved as set forth in subsection (b) hereof or if it remains unresolved under such subsection (in which event the Estimated Clean-Up Costs shall be as set forth in the Environmental Cost Notice), then as of the date of such resolution or on the third (3rd) business day if unresolved (as the case may be) (as applicable, the “Environmental Costs Determination Date”). Following the establishment of the Estimated Clean-up Costs, if the Estimated Clean-Up Costs are (A) between $50,000 and $350,000, then Horizon shall have the right to reduce the Cash Consideration by the Estimated Clean-up Costs, or (B) more than $350,000, then Horizon shall have the right to either (1) reduce the Cash Consideration by the Estimated Clean-up Costs or (2) terminate this Agreement pursuant to Section 8.01(c)(iv), which termination right shall be Horizon’s sole remedy in such event. Any reduction in the Cash Consideration shall be adjusted for any tax savings resulting from the expenditure of such amount (assuming a 35% tax rate).

5.13    Governmental Reports and Shareholder Information.    Promptly upon its becoming available, LFCB shall furnish to Horizon one (1) copy of each financial statement, report, notice, or proxy statement sent by LFCB to any Governmental Authority or to LFCB’s shareholders, and of any order issued by any Governmental Authority in any proceeding to which LFCB is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency, or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations, or properties.

5.14    Adverse Actions.  LFCB shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement, or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

5.15    Employee Benefits and Employees.

(a)      Neither the terms of Section 6.03 hereof nor the provision of any employee benefits by Horizon or any of its Subsidiaries to employees of LFCB or any of its Subsidiaries shall: (a) create any employment contract, agreement, or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of LFCB or any of its Subsidiaries; or (b) prohibit or restrict Horizon or its Subsidiaries, whether before or after the Effective Time, from changing, amending, or terminating any employee benefits provided to its employees from time to time.

(b)      Before the date that is forty-five (45) days after the public announcement of the Merger, Horizon will use its reasonable best efforts to notify LFCB of the employees Horizon intends to retain after the Effective Time. Prior to the Closing Date, LFCB shall be responsible for timely giving any notices to, and terminating, any employees whose employment will not be continued by Horizon, and LFCB shall pay any and all amounts which are then due and payable to such employees in connection with the termination of their employment, including, without limitation, all accrued vacation and sick pay and the severance amounts contemplated by Section 6.03(h) of this Agreement.

(c)      Before Closing, with LFCB’s prior consent (which consent shall not be unreasonably withheld), Horizon may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with Horizon; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of LFCB.

5.16    Noncompetition Agreements.  Concurrently with the execution of this Agreement, LFCB shall cause to be delivered to Horizon a non-competition, non-solicitation, and non-disclosure agreement executed by each of Bradley W. Marley, Steve Hickman, and Richard Murray in a form acceptable to Horizon (the “Noncompetition Agreements”).

5.17    Termination of LFCB 401(k) Plan.

(a)      LFCB maintains the LFCB 401(k) Plan. LFCB shall make contributions to the LFCB 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the LFCB 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those LFCB 401(k) Plan participants who are employed by LFCB or its Subsidiaries.

(b)      On or before the Effective Time, the trustee of the LFCB 401(k) Plan shall (i) provide to the LFCB 401(k) Plan participants similar notices and materials provided to other LFCB shareholders with respect to those matters requiring a vote of the shareholders under this Agreement; (ii) obtain direction from the LFCB 401(k) Plan’s participants as to how to vote those shares of LFCB Common Stock allocated to the accounts of the LFCB 401(k) Plan’s participants with respect to those matters for which shareholder vote is required under this Agreement; (iii) vote those shares of LFCB Common Stock in accordance with the direction of the LFCB 401(k) Plan’s participants and in accordance with the LFCB 401(k) Plan; and (iv) vote the shares of LFCB Common Stock for which no participant investment direction has been timely received by the trustee in accordance with the LFCB 401(k) Plan.

(c)      No later than ten (10) days prior to the Closing Date, LFCB, pursuant to the provisions of the LFCB 401(k) Plan, shall, subject to review and approval by Horizon: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the LFCB 401(k) Plan, consistent with the provisions of Code Section 401(k)(10), effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”) and (ii) amend the LFCB 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under the LFCB 401(k) Plan and to provide that no distributions of accrued benefits shall be made from the LFCB 401(k) Plan, or its related employee benefit trust, subsequent to the Plan Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the LFCB 401(k) Plan’s qualification for favorable income tax treatment under the Code, other than distributions required by the terms of the LFCB 401(k) Plan to be made upon retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the LFCB 401(k) Plan.

(d)      At a time to be mutually agreed upon by LFCB and Horizon, LFCB will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the LFCB 401(k) Plan (IRS Form 5310 and related attachments) requesting the issuance to LFCB of the favorable determination letter described in the preceding subsection (c). A copy of the completed and filed IRS Form 5310 shall be provided to Horizon at least five (5) business days prior to the Effective Time.

(e)      Any contributions due to the LFCB 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by LFCB as soon as administratively feasible following the Plan Termination Date.

(f)      LFCB shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to LFCB as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the LFCB 401(k) Plan.

5.18    Disposition of Welfare Benefit and Sec. 125 Plans.

(a)      All fully insured welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by LFCB or LCB shall be terminated as of the Effective Time, unless Horizon determines that any such plan shall be continued past the Effective Time. LFCB shall take, or cause to be taken, all actions necessary to terminate all of LFCB’s and any Subsidiary’s group insurance policies as of the Effective Time, unless otherwise instructed by Horizon.

(b)      As of the Effective Time, and to the extent not prohibited by applicable law, LFCB shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to Horizon and to provide Horizon all necessary financial, enrollment, eligibility, contractual, and other information related to its welfare benefit and cafeteria plans to assist Horizon in the administration of such plans, unless Horizon determines that any or all of the group insurance policies should be terminated as of the Effective Time.

(c)      From the date of this Agreement through the Effective Time, LFCB shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under LFCB’s fully insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.

5.19    Bank Merger.  Prior to the Effective Time, LFCB shall, and cause LCB to, cooperate with Horizon and take such action as reasonably requested by Horizon and necessary to (i) merge LCB with and into Horizon Bank as of the Effective Time, and/or (ii) reconstitute the directors and officers of LCB as of the Effective Time to be the same as the directors and officers of Horizon Bank at the Effective Time, and amend the articles of incorporation and bylaws of LCB as of the Effective Time or make such other changes as Horizon Bank may request if necessary to accomplish the same.

5.20    Cooperation on Conversion of Systems.    LFCB agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its reasonable best efforts to ensure an orderly transfer of information, processes, systems, and data to Horizon and to otherwise assist Horizon in facilitating the conversion of all of LFCB’s systems into, or to conform with, Horizon’s systems (including cooperating with Horizon in the training of LFCB’s and its Subsidiaries’ employees on Horizon’s systems), so that, as of the Closing, the systems of LFCB are readily convertible to Horizon’s systems to the fullest extent possible without actually converting them prior to the Closing. LFCB and Horizon shall meet on a regular basis to discuss and plan for the conversion of LFCB’s data processing and related electronic informational systems to those used by Horizon, which planning shall include, without limitation: (i) discussion of possible termination by LFCB of third-party service provider arrangements effective at or following the Effective Time; (ii) non-renewal of personal property leases and software licenses used by LFCB in connection with its systems operations; and (iii) retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services.

5.21    Installation/Conversion of Equipment.  Prior to Closing, at times mutually agreeable to Horizon and LFCB, Horizon may, at Horizon’s sole expense, install teller equipment, platform equipment, security equipment, and computers, at the LFCB and LCB offices, branches, and ATM locations, and LFCB shall cooperate with Horizon in connection with such installation; provided, however, that such installations shall not interfere with the normal business activities and operations of LFCB or LCB or require material alterations to LFCB’s or LCB’s facilities.

5.22    Employment Agreements.  LFCB agrees to pay out all amounts payable pursuant to the Employment Agreement between LCB and Bradley W. Marley dated November 29, 2013 (the “Employment Agreement”), as identified in the LFCB Disclosure Schedule, as if the change in control payments contemplated by the Employment Agreement had been triggered by the Merger, provided that such agreement shall be amended with the written consent of Bradley W. Marley prior to the Effective Time, if necessary, to ensure and expressly provide that no payment shall be made under such agreement or under any other plan, arrangement, or agreement applicable to the individual that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute an “excess parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered an “excess parachute payment.” The payment of such amounts shall be contingent upon Mr. Marley entering into a mutual termination of employment agreement in a form acceptable to Horizon (the “Mutual Termination of Employment Agreements”), and Mr. Marley entering into the Noncompetition Agreement referenced in Section 5.16. Such payment will be made in a lump sum no later than the Closing Date.

ARTICLE VI.

COVENANTS OF HORIZON

Horizon covenants and agrees with LFCB and covenants and agrees to cause its Subsidiaries to act as follows (and LFCB covenants and agrees with Horizon as follows):

6.01    Approvals.  Horizon shall have primary responsibility of the preparation, filing, and costs of all bank regulatory applications required for consummation of the Merger, and all parties shall file such applications as promptly as practicable after the execution of this Agreement not to exceed 60 days. Horizon and LFCB shall provide to the other’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Horizon and LFCB shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations, and certificates, to complete all filings and applications, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.

6.02    SEC Registration.

(a)      As soon as practicable following the date of this Agreement, LFCB (with the assistance of Horizon as appropriate) shall prepare the required proxy disclosures, in accordance with the rules and regulations of the SEC, to be used in connection with the LFCB shareholders meeting to obtain approval for the merger (the “Proxy Statement”), and Horizon shall prepare and file with the SEC a joint registration and proxy statement on an appropriate form under the Securities Act of 1933, as amended (the “1933 Act”) covering the shares of Horizon Common Stock to be issued pursuant to this Agreement and containing the Proxy Statement to be used for the LFCB Shareholders’ Meeting. Such joint registration and proxy statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” Horizon shall use its reasonable best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Horizon shall, as soon as practicable after filing the Registration Statement (but not to exceed 75 days), make all filings required to obtain all blue sky exemptions, authorizations, consents, or approvals required for the issuance of Horizon common stock.

(b)      The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect to the Registration Statement. If prior to the Effective Time any event occurs with respect to LFCB, Horizon, or any Subsidiary of LFCB or Horizon, respectively, or any change occurs with respect to information supplied by or on behalf of LFCB or Horizon, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, LFCB or Horizon, as applicable, shall promptly notify the other of such event, and LFCB or Horizon, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to LFCB’s shareholders.

(c)      Horizon will use reasonable best efforts to list for trading on the NASDAQ Global Select Market (subject to official notice of issuance) prior to the Effective Time, the shares of Horizon common stock to be issued in the Merger.

6.03    Employee Benefit Plans and Employee Payments.

(a)      Horizon shall make available to the officers and employees of LFCB or any Subsidiary who continue as employees of Horizon or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits as are generally available to all Horizon employees, except where different benefits are required by other provisions of this Agreement.

(b)      Horizon and LFCB agree to address any issues related to the differences between the vacation and paid time off policies of LFCB and any Subsidiary (including,

without limitation, any banked paid time) and the vacation and paid time off policies of Horizon, and communicate the proposed reconciliation of the policies to the Continuing Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the Horizon vacation and paid time off policies are made available to the Continuing Employees, such Continuing Employees will be subject to the terms and conditions of the Horizon vacation/paid time off policy in place for similarly situated employees of Horizon, with credit given for all prior years of service with LFCB or any Subsidiary for purposes of determining vacation pay eligibility and the amount of such vacation pay.

(c)      Continuing Employees will receive credit for prior service with LFCB or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Horizon and its Subsidiaries.

(d)      To the extent a LFCB employee benefit plan is terminated at or prior to the Effective Time, Continuing Employees shall become eligible to participate in Horizon’s similar employee benefit plans as of the Effective Time. Horizon will use its reasonable best efforts to: (i) avoid subjecting Continuing Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of Horizon or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of LFCB; and (ii) give credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding LFCB plan during the balance of the then current 12-month period of coverage.

(e)      To the extent permitted under the terms of any tax-qualified retirement plan maintained by Horizon after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the LFCB 401(k) Plan with respect to any Continuing Employees.

(f)      Horizon may elect to continue to maintain all fully insured employee welfare benefit and cafeteria plans currently in effect at the Effective Time until such time as Horizon determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

(g)      Until the Effective Time, LFCB or a Subsidiary of LFCB, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. Horizon or a Horizon Subsidiary, whichever is applicable, shall, after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of LFCB or a Subsidiary of LFCB who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the

Effective Time for each qualified beneficiary of LFCB or a Subsidiary of LFCB who incurs a qualifying event before the Effective Time.

(h)      Except for Mr. Marley and any other employee receiving a separate change in control, severance, or similar payment in connection with the Closing of the Merger, those employees of LCB as of the Effective Time (i) who are still employed by LCB and who Horizon or its Subsidiaries elect not to employ after the Effective Time or who are terminated, other than for cause, within twelve (12) months after the Effective Date; and (ii) who sign and deliver a termination and release agreement in a form acceptable to Horizon, shall be entitled to severance pay equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with LCB with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. Such employees will receive their severance in a lump-sum payment. Furthermore, any of such terminated employees shall be entitled to continuation coverage under Horizon Bank’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. In addition, Horizon, at its expense will provide group career counseling for LCB employees who will not be continuing with Horizon and will make professional career counseling services available through its internal employee assistance program of up to four (4) visits per employee. Nothing in this Section 6.03(h) shall be deemed to limit or modify Horizon’s or Horizon Bank’s at-will employment policy or any employee’s at will employment status.

6.04    Adverse Actions.  Horizon shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, or (c)  a material violation of any provision of this Agreement.

6.05    D&O Insurance and Indemnification.

(a)       Subject to the limits of applicable federal banking law and regulations, Horizon shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of LFCB and its Subsidiaries, including LCB (each, an “Indemnified Party”) for a period of six (6) years following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director or officer of LFCB or any of its Subsidiaries under applicable Indiana law or LFCB’s or any such Subsidiaries’ articles of incorporation or bylaws as in effect as of the date of this Agreement.

(b)      Provided LFCB has historically carried directors’ and officers’ liability insurance, Horizon shall use its reasonable best efforts to cause the persons serving as officers and directors of LFCB and LCB immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by LFCB (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by Horizon, LFCB shall cause the applicable broker of record for its Existing Policy and its Financial Institution Bond (or similar policy) to be assigned to Horizon’s designee. Such assignments in favor of Horizon’s designee shall be executed by LFCB with sufficient time to allow Horizon and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that Horizon shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 150% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, Horizon is unable to maintain or obtain the insurance called for by this Section 6.05(b), Horizon shall obtain as much comparable insurance as is available for the Maximum Amount. Horizon’s obligations within this Section 6.05(b) apply solely and exclusively to the Existing Policy and the existing Financial Institution Bond at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions and annual premiums as of the date of this Agreement, and which must be continuously maintained in force by LFCB without interruption, cancellation, or amendment until the Effective Time or Horizon’s obligations within this Section shall cease.

(c)      The provisions of this Section 6.05 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

(d)      In the event that either Horizon or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Horizon shall assume the obligations set forth in this Section 6.05.

6.06    Changes and Supplements to Horizon Disclosure Schedules.  Horizon shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Horizon Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Horizon Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Horizon contained herein materially incorrect, untrue or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the Horizon Disclosure Schedule unless LFCB shall have first consented in writing with respect thereof.

6.07    Tippecanoe County Advisory Board.  As soon as reasonably practical after the Closing Date, Horizon agrees to form a Tippecanoe County Advisory Board comprised of three to five members and add representatives to the advisory board from the communities served by LCB, as mutually agreed upon.

6.08    Issuance of Horizon Common Stock.  The Horizon Common Stock to be issued by Horizon to the shareholders of LFCB pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid, and nonassessable. The Horizon common stock to be issued to the shareholders of LFCB pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Horizon or any other Person, firm, or entity. The Horizon common stock to be issued to the shareholders of LFCB pursuant to this Agreement will not be subject to any restrictions on transfer arising under the 1933 Act, except for Horizon common stock issued to any shareholder of LFCB who may be deemed to be an “affiliate” (under the Securities Act) of Horizon after completion of the Merger pursuant to Rule 145 of the Securities Act.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.01    Conditions Precedent to Horizon’s Obligations.  The obligation of Horizon to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Horizon:

(a)      Representations and Warranties at Effective Time.  Each of the representations and warranties of LFCB contained in this Agreement shall be true, accurate, and correct at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

(b)      Covenants.  Each of the covenants and agreements of LFCB shall have been fulfilled or complied with, in all material respects, from the date of this Agreement through and as of the Effective Time.

(c)      Deliveries at Closing.  Horizon shall have received from LFCB at the Closing (as defined in Section 10.01) the items and documents, in form and content reasonably satisfactory to Horizon, set forth in Section 10.02(b).

(d)      Registration Statement Effective.  Horizon shall have registered its shares of Horizon Common Stock to be issued to shareholders of LFCB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC, and no stop order shall have been issued or threatened.

(e)      Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions, or requirements which the Board of Directors of Horizon reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on LFCB or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Horizon would not have entered into this Agreement had such conditions, restrictions, or requirements been known at the date hereof.

(f)      Shareholder Approval.  The shareholders of LFCB shall have approved and adopted this Agreement as required by applicable law and approved the Merger. The total number of the Dissenting Shares shall be no greater than 7.5% of the number of shares of LFCB Common Stock outstanding as of the date of this Agreement.

(g)      Officers’ Certificate.  LFCB shall have delivered to Horizon a certificate signed by its CEO and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of LFCB contained in Article III are true, accurate, and correct on and as of the Effective Time, subject to the standard specified in Section 7.01(a); (ii) all the covenants of LFCB have been complied with, in all material respects, from the date of this Agreement through and as of the Effective Time; and (iii) LFCB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h)      Tax Opinion.  The Board of Directors of Horizon shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Effective Time, in form and content reasonably satisfactory to Horizon, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of LFCB, except with respect to the Cash Consideration and the cash received by the shareholders of LFCB for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.02 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)      Special Dividend.  At the request of Horizon and subject to bank regulatory approval, LCB shall dividend its excess capital to LFCB at least ten (10) days prior to the Effective Time. LFCB and LCB shall file all necessary applications, requests, and notices with the bank regulatory authorities to obtain approval for any such requested dividend prior to the Effective Time and pursue the same as expeditiously as possible and in good faith.

(j)      Material Proceedings.   None of Horizon, LFCB, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

(k)      Listing.  The shares of Horizon common stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(l)      Notice of Termination of Data Processing Agreement.  LCB shall have provided notice of termination to Computer Services, Inc. under that certain Data Processing Agreement, dated July 30, 2010 (including related exhibits and schedules) (the “Data Processing Agreement”).

(m)      Noncompetition Agreements.  Messrs. Marley, Murray, and Hickman shall have executed and delivered the Noncompetition Agreements to Horizon.

(n)      Termination of Existing Employment Agreement.  Mr. Marley shall have executed and delivered the Mutual Termination of Employment Agreement to Horizon.

(o)      LFCB Adjusted Consolidated Shareholder’s Equity.  As of the end of the month prior to the Effective Time, the LFCB Adjusted Consolidated Shareholders’ Equity (as defined in this Section 7.01(o)), shall not be less than $19.902 million. “LFCB Adjusted Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of LFCB and LCB determined in accordance with GAAP consistently applied for prior periods; provided, however, that (A) any accruals established by LFCB pursuant to Section 5.05(b); (B) any changes to the valuation of the LFCB investment portfolio attributed to ASC 320, whether upward or downward, from December 31, 2016 until the measurement date; (C) the aggregate expenses of attorneys, accountants, consultants, financial advisors, and other professional advisors incurred by LFCB in connection with this Agreement or the transactions contemplated hereby; (D) any amounts paid or payable to any director, officer, or employee of LFCB or any Subsidiary of LFCB under any contract, severance arrangement, benefit plan or employment practice of LFCB, or at the direction of or with the written consent of Horizon, and all other payroll and non-payroll related costs and expenses; (E) costs associated with the termination of the LFCB 401(k) Plan; (F) costs associated with the termination of the Data Processing Agreement set forth in Section 7.01(l); and, (G) the aggregate expenses of attorneys, accountants, consultants, financial advisors, and other professional advisors incurred by LFCB in connection with any lawsuit filed involving this Agreement or the transactions contemplated hereby; in each case incurred or to be incurred by LFCB through the Effective Time in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the LFCB Adjusted Consolidated Shareholders’ Equity for purposes of this Section. All such excluded amounts shall also be determined in accordance with GAAP. To the extent the actual consolidated shareholders’ equity of LFCB is less than the LFCB Adjusted Consolidated Shareholders’ Equity, the Merger Consideration shall be reduced dollar for dollar.

(p)      Consents.  LFCB shall have obtained or caused to be obtained (a) all written consents, if any, required under the Material Contracts, and (b) all permits, authorizations, other written consents, permissions, and approvals as required for the lawful consummation of this Merger and as required under all agreements, contracts, appointments, indentures, plans, trusts, or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

(q)      LFCB Option Cancellation Agreements.  Horizon shall have received executed copies of the cancellation agreements with respect to the LFCB Options, as contemplated by Section 2.02, all of which shall be in full force and effect.

7.02    Conditions Precedent to LFCB’s Obligations.  The obligation of LFCB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by LFCB:

(a)      Representations and Warranties at Effective Time.  Each of the representations and warranties of Horizon contained in this Agreement shall be true, accurate, and correct on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

(b)      Covenants.  Each of the covenants and agreements of Horizon shall have been fulfilled or complied with, in all material respects, from the date of this Agreement through and as of the Effective Time.

(c)      Deliveries at Closing.  LFCB shall have received from Horizon at the Closing the items and documents, in form and content reasonably satisfactory to LFCB, listed in Section 10.02(a) hereof.

(d)      Registration Statement Effective.  Horizon shall have registered its shares of Horizon Common Stock to be issued to shareholders of LFCB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC, and no stop order shall have been issued or threatened.

(e)      Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(f)      Shareholder Approval.  The shareholders of LFCB shall have approved and adopted this Agreement as required by applicable Law and approved the Merger.

(g)      Officers’ Certificate.  Horizon shall have delivered to LFCB a certificate signed by its CEO and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of Horizon contained in Article IV are true, accurate, and correct on and as of the Effective Time subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of Horizon have been complied with, in all material respects, from the date of this Agreement through and as of the Effective Time; and (iii) Horizon has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h)      Tax Opinion.  The Board of Directors of LFCB shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Effective Time, in form and content reasonably satisfactory to LFCB, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of LFCB, except with respect to the Cash Consideration and the cash received by the shareholders of LFCB for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.02 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)      Listing.  The shares of Horizon Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(j)      Material Proceedings.  None of Horizon, LFCB, or any Subsidiary of Horizon or LFCB, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger, and no material claim, litigation, or proceeding shall have been initiated or threatened relating to this Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII.

TERMINATION OF MERGER

8.01    Termination.  This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a)      by the mutual written consent of Horizon and LFCB;

(b)      by either of LFCB or Horizon by written notice to the other:

(i)      if this Agreement and the Merger are not approved by the requisite vote of the shareholders of LFCB at the LFCB Shareholders’ Meeting contemplated in Section 5.01;

(ii)     (x) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment, or injunction or taken any other action that permanently restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction, or other action shall have become final and non-appealable, or (y) if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or (z) any application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Governmental Authority; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (x), (y) and (z) above;

(iii)     if the consummation of the Merger shall not have occurred on or before December 31, 2017 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date; or

(c)      by written notice from Horizon to LFCB, if:

(i)      any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;

(ii)     LFCB breaches or fails to perform any of its representations, warranties, or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by LFCB within twenty (20) business days after LFCB’s receipt of written notice of such breach from Horizon;

(iii)    there shall have occurred after the date of this Agreement any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstance, or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on LFCB; or

(iv)    Horizon elects to exercise its right to terminate pursuant to Section 5.12.

(d)      by written notice from LFCB to Horizon if:

(i)      any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;

(ii)     Horizon breaches or fails to perform any of its representations, warranties, or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Horizon within twenty (20) business days after Horizon’s receipt of written notice of such breach from LFCB; or

(iii)    there shall have occurred after the date of this Agreement any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstances, or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on Horizon.

(e)      by written notice from Horizon to LFCB:

(i)      if the LFCB Board of Directors shall fail to include its recommendation to approve the Merger in the Proxy Statement;

(ii)     in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

(iii)    if the LFCB Board shall approve any Acquisition Proposal or publicly recommend that the holders of LFCB Common Stock accept or approve any Acquisition Proposal; or

(iv)    if LFCB shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle, or letter of intent with respect to any Acquisition Proposal.

(f)      by written notice by Horizon to LFCB if a quorum could not be convened at the LFCB Shareholders’ Meeting contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.

(g)      by written notice by LFCB to Horizon at any time during the five (5) day period commencing on the Determination Date if, and only if both of the following conditions are satisfied, such termination to be effective on the tenth (10th) day following the Determination Date:

(i)      the Horizon Market Value (as determined on the Determination Date), is less than $21.57; and

(ii)     the number obtained by dividing the Horizon Market Value by the Initial Horizon Market Value shall be less than the number obtained by dividing ( (A) the Final Index Price by (B) the Initial Index Price ) minus 0.15;

subject, however, to the following three sentences. If LFCB elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Horizon.

During the five (5) business day period commencing with its receipt of such notice, Horizon shall have the option to increase the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial Horizon Market Value, the Exchange Ratio (as then in effect), and the [Index Ratio minus 0.15] and the denominator of which is equal to the Horizon Market Value (as determined on the Determination Date); or (ii) the quotient determined by dividing the Initial Horizon Market Value by the Horizon Market Value (as determined on the Determination Date), and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.85. If within such five (5) business day period, Horizon delivers written notice to LFCB that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies LFCB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the Merger have been received.

“Final Index Price” means the average of the daily closing value of the Index for the fifteen (15) consecutive trading days immediately preceding the Determination Date.

“Index” means the SNL Small Cap U.S. Bank and Thrift Index or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL Small Cap U.S. Bank and Thrift Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Horizon Market Value” means $26.28, adjusted as indicated in the last sentence of this Section 8.01(g).

“Initial Index Price” means the closing value of the Index on the date of this Agreement.

“Horizon Market Value” means the average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the Determination Date; provided, however, that closing sales prices shall only be used for days during which Horizon’s shares are actually traded on the NASDAQ Global Select Market.

If Horizon or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).

8.02    Effect of Termination.

(a)       Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Horizon or LFCB and each of their respective Subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Sections 5.06 and 8.02 and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Agreement, including this Section 8.02, except for the amounts payable pursuant to subsections (b), (c), or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants, or other agreements contained in this Agreement or any related agreement.

(b)       LFCB shall pay to Horizon an amount in cash equal to $1,280,000 (the “Termination Fee”) if:

(i)      this Agreement is terminated by Horizon pursuant to Section 8.01(e); or

(ii)     this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of LFCB’s shareholders to approve the Agreement and the Merger by the requisite vote or by Horizon pursuant to Section 8.01(f) and, in each case, prior to the date that is twelve (12) months after such termination LFCB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or

(iii)    this Agreement is terminated by either LFCB or Horizon pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve (12) months after such termination, LFCB, or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

(iv)    this Agreement is terminated by Horizon pursuant to Section 8.01(c)(i), (ii) or (iii) as a result of an intentional, willful, or grossly negligent breach or nonperformance by LFCB of any representation, warranty, or covenant contained in this Agreement.

(c)      Any fee due under Section 8.02(b) shall be paid by LFCB by wire transfer of same day funds:

(i)      in the case of Section 8.02(b)(i) or (iv), concurrently with such termination; and

(ii)     in the case of Section 8.02(b)(ii) or Section 8.02(b)(iii), on the earlier of the date LFCB enters into such Acquisition Agreement or consummates such Acquisition Proposal.

(d)      In the event Horizon would be entitled to the Termination Fee pursuant to Section 8.02(b), then Horizon may elect, in its sole discretion, to (i) terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages; provided, however, this Agreement shall not be terminated until the Termination Fee is paid in full, or (ii) not terminate this Agreement and institute a proceeding at law or in equity to specifically enforce this Agreement and/or recover all of its damages arising hereunder, including all of its costs, fees, and expenses (including reasonable attorneys’ and accountants’ fees and expenses). LFCB acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Horizon would not have entered into this Agreement. Accordingly, if LFCB fails promptly to pay the Termination Fee, and, in order to obtain such payment, Horizon commences a suit that results in a judgment against LFCB for the Termination Fee, LFCB shall also pay to Horizon its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of Horizon and LFCB as filed with the Indiana Secretary of State (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur within ten (10) business days after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled, and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.

ARTICLE X.

CLOSING

10.01    Closing Date and Place.  So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by Horizon.

10.02    Deliveries.

(a)        At the Closing, Horizon will deliver to LFCB the following:

(i)      the officers’ certificate contemplated by Section 7.02(g) hereof;

(ii)     copies of all Regulatory Approvals necessary to consummate the Merger;

(iii)    copies of the resolutions adopted by the Board of Directors of Horizon, certified by the Secretary of Horizon relative to the approval of this Agreement and the Merger;

(iv)    the tax opinion required by Section 7.02(h) hereof;

(v)     to the extent applicable, evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Parties in accordance with Section 6.05; and

(vi)    such other documents and information as LFCB or its legal counsel may reasonably request.

(b)      At the Closing, LFCB will deliver to Horizon the following:

(i)      the officers’ certificate contemplated by Section 7.01(g) hereof;

(ii)     copies of the resolutions adopted by the Board of Directors and shareholders of LFCB certified by the Secretary of LFCB relative to the approval of this Agreement and the Merger;

(iii)    the LFCB Options cancellations required by Section 7.01(q) hereof; and

(iv)    such other documents and information as Horizon or its legal counsel may reasonably request.

ARTICLE XI.

MISCELLANEOUS

11.01    No Assignment. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.05 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons) and Sections 6.03(a)-(e) (dealing with the Continuing Employees employee benefit plans) and Section 6.03(h) (dealing with severance commitments to employees), the representations, warranties, covenants, and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of LFCB, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

11.02    Waiver; Amendment.

(a)        The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions, or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b)        This Agreement may be amended, modified, or supplemented only by a written agreement executed by the parties hereto.

11.03    Notices. All notices, requests, and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows:

If to Horizon:	with a copy (which shall not constitute notice) to:

Horizon Bancorp 515 Franklin Street Michigan City, IN 46360 Attn: Craig M. Dwight CEO and Chairman	Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, IN 46204-3535 Attn: Curt W. Hidde

And

If to LFCB:	with a copy (which shall not constitute notice) to:

Lafayette Community Bancorp 301 South Street Lafayette, IN 4799901 Attn: Bradley W. Marley, President and CEO	SmithAmundsen LLC Capital Center, South Tower 201 North Illinois Street, Suite 1400 Indianapolis, Indiana 46204 Attn: John W. Tanselle

or such substituted address or Person as any of them has given to the other in writing. All such notices, requests, or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.

11.04    Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05    Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

11.06    Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

11.07    Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement (and any and all other documents, agreements, and instruments entered into in connection with the Merger and any related transaction; collectively, the “Related Agreements”) shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

11.08    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT.

11.09    Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations, or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the confidentiality letter agreement dated March 14, 2017, by and between the parties (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect.

The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.10    Survival of Representations, Warranties or Covenants.  Except as set forth in the following sentence, none of the representations, warranties, or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.06, 5.07, and 8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The covenants contained in Sections 1.01, 1.05, 1.06, 2.05, 5.17, 5.18, 5.19, 5.22, 6.03, 6.05, 6.07, and all of the provisions of this Article XI shall survive the Effective Time.

11.11    Expenses.  Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.12    Certain References.  Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine, and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when Horizon Bank, in Michigan City, Indiana, is open for the transaction of business.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, Horizon and LFCB have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts, and delivered by their duly authorized officers.

HORIZON BANCORP

By:	/s/ Craig M. Dwight
Craig M. Dwight, CEO & Chairman

LAFAYETTE COMMUNITY BANCORP

By:	/s/ Bradley W. Marley
Bradley W. Marley, President and CEO

INDEX OF EXHIBITS

Exhibit 1.05	Bank Merger Agreement
Exhibit 5.01	Voting Agreement

INDEX OF SCHEDULES

Schedule 3.04	LFCB and Subsidiary Organizational Documents

Schedule 3.05(b)	Insider Loans

Schedule 3.09(a)	Material Contracts

Schedule 3.11(a)	Owned and Leased Real Property

Schedule 3.12(a)	Loans

Schedule 3.13	Indebtedness

Schedule 3.15(a)	Non-Compliance with Employee Benefit Plans

Schedule 3.15(c)	Former Employee Benefits

Schedule 3.15(e)	Employee Benefit Plans

Schedule 3.15(g)	Acceleration of Employee Benefits

Schedule 3.16	Employee Agreements

Schedule 3.20	List of Insurance Policies

Schedule 3.22	Broker’s, Finder’s or Other Fees

Schedule 3.23	Interim Events

Schedule 4.10	Horizon Tax Audits

EXHIBIT 1.05

BANK MERGER AGREEMENT

(See attached)

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT (this “Agreement”) dated as of the      day of                     , 2017, is entered into by and between HORIZON BANK, NATIONAL ASSOCIATION (“Surviving Bank”), a national bank and wholly-owned subsidiary of HORIZON BANCORP, an Indiana corporation (“Holding Company”), and LAFAYETTE COMMUNITY BANK, an Indiana state chartered bank (“Merging Target Bank”), and wholly-owned subsidiary of LAFAYETTE COMMUNITY BANCORP (“LFCB”).

WITNESSETH:

WHEREAS, Holding Company and LFCB have entered into an Agreement and Plan of Merger, dated as of May 23, 2017 (the “Agreement of Merger”), providing for an acquisition transaction in which Holding Company will acquire all of the outstanding shares of common stock, no par value per share, of LFCB and merging the Merging Target Bank and Surviving Bank (the “Merger”);

WHEREAS, the Boards of Directors and sole shareholders of Surviving Bank and Merging Target Bank each have adopted resolutions approving this Agreement and authorized the Merger contemplated hereby.

NOW, THEREFORE, the parties hereto, in consideration of amounts to be paid pursuant to the Agreement of Merger and subject to the terms and conditions of this Agreement, agree as follows:

Article 1.    BANK MERGER

Section 1.1. Effective Time of Merger. Effective as of the Effective Time, as defined in the Agreement of Merger (the “Effective Time of the Merger”), Merging Target Bank shall be merged with and into Surviving Bank, and Surviving Bank shall be the surviving institution (the “Surviving Institution”).

Article 2.    ARTICLES, BY-LAWS, ETC.

Section 2.1. Articles of Incorporation. At the Effective Time of the Merger, the Articles of Incorporation of Surviving Bank in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation of the Surviving Institution.

Section 2.2. By-Laws. At the Effective Time of the Merger, the By-Laws of Surviving Bank in effect immediately prior to the Effective Time of the Merger shall continue to be the By-Laws of the Surviving Institution.

Section 2.3. Directors and Officers. At the Effective Time of the Merger, the directors of Surviving Bank shall continue to be the directors of the Surviving Institution, and the officers of Surviving Bank then holding office shall continue to be the officers of the Surviving Institution, in each case, subject to the Surviving Institution’s Articles of Incorporation and By-Laws and applicable law as to the term and removal of directors and officers.

Section 2.4. Home Office. The main office of Surviving Bank located at 515 Franklin Street, Michigan City, Indiana 46360, and all branch offices of Surviving Bank immediately prior to the Merger shall continue to be the main office and branch offices, respectively, of the Surviving Institution at the Effective Time of the Merger. The main office and branch offices of Merging Target Bank immediately prior to the Merger shall become branch offices of the Surviving Institution at the Effective Time of the Merger.

Article 3.    MANNER OF CONVERTING AND EXCHANGING MERGING TARGET BANK STOCK

Section 3.1. Converting and Exchanging Shares. Subject to the provisions of this Article 3, the manner of converting and exchanging the outstanding common shares of Surviving Bank and Merging Target Bank at the Effective Time of the Merger shall be as follows:

(a) Each of the shares of common stock of Surviving Bank (“Surviving Bank Common Stock”), outstanding immediately prior to the Effective Time of the Merger shall remain outstanding immediately after the Effective Time of the Merger.

(b) Each of the 1,948,000 shares of the common stock, no par value per share, of Merging Target Bank (the “Merging Target Bank Common Stock”) outstanding immediately prior to the Effective Time of the Merger shall, at the Effective Time of the Merger, be cancelled without additional consideration therefor.

Section 3.2. Transfer of Shares. After the Effective Time of the Merger, there shall be no transfers on the stock transfer books of Merging Target Bank or the Surviving Institution of any shares of Merging Target Bank Common Stock.

Article 4.    MISCELLANEOUS

Section 4.1. Effect of Merger. From and after the Effective Time of the Merger, the Surviving Institution shall have all of the rights, privileges, powers, immunities and franchises (public and private) of each of the constituent corporations, and all property (real, personal, and mixed), all debts due on whatever account, and all other choses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Institution without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.

Section 4.2. Obligations of Surviving Institution. From and after the Effective Time of the Merger, the Surviving Institution shall be responsible for all obligations of the Merging Target Bank and each claim existing and each action or proceeding pending by or against the Merging Target Bank may be prosecuted as if the Merger had not taken place, and the Surviving Institution may be substituted in the place of the Merging Target Bank. No right of any creditor of the Merging Target Bank and no lien upon the property of the Merging Target Bank shall be impaired by the Merger.

Section 4.3. Further Documents. If at any time the Surviving Institution shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Institution the title to any property or rights of the Merging Target Bank, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the Merging Target Bank immediately prior to the Effective Time of the Merger (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in the Surviving Institution and otherwise to carry out the provisions hereof.

Section 4.4. Termination. This Agreement shall terminate automatically upon termination of the Agreement of Merger.

Section 4.5. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, without regard to conflict of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the day and year first written above.

HORIZON BANK, NATIONAL ASSOCIATION	LAFAYETTE COMMUNITY BANK

By:	By:

Printed:	Printed:

Title	Title:

EXHIBIT 5.01

VOTING AGREEMENT

(See attached)

VOTING AGREEMENT

Each of the undersigned, being all of the directors of LAFAYETTE COMMUNITY BANCORP (“LFCB”) and LAFAYETTE COMMUNITY BANK, an Indiana state chartered bank and wholly-owned subsidiary of LFCB (“LCB”) having voted for the approval and adoption by LFCB of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among LFCB and Horizon Bancorp (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of LFCB in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to LFCB and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a) will support the consummation of the Holding Company Merger and, any other merger of LCB with and into Horizon Bank, subject to fiduciary duties and Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the shareholders of LFCB;

(b) will vote all shares of common stock of LFCB (“LFCB Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of LFCB or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger; and

(c) until such time as the Holding Company Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of LFCB Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to Horizon a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to Horizon.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of LFCB Common Stock indicated beside his or her signature below.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of LFCB’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of LFCB.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf, or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXECUTED AND DELIVERED as of May 23, 2017.

(11,200 shares)
Bradley W. Marley

(147,709 shares)
Edward Chosnek

(57,100 shares)
Steven Hogwood

(43,404 shares)
Richard Murray

(654,702 shares)
John Scheumann

(61,094 shares)
Daniel A. Teder

(4,801 shares)
Gary Henriott

Appendix B

May 23, 2017

Board of Directors

Lafayette Community Bancorp

2 North 4th Street

Lafayette, IN 47901

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Lafayette Community Bancorp (“LFCB”) and its shareholders, of the Merger Consideration (as defined below) pursuant to the Agreement and Plan of Reorganization and Merger dated as of May 23, 2017 (the “Agreement”) by and between Horizon Bancorp (“Horizon”) and LFCB. The Agreement provides for the merger of LFCB with and into Horizon, with Horizon being the surviving company. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

The financial terms of the Agreement provide that LFCB shareholders shall be entitled to receive in exchange for each LFCB common share (“LFCB Common Stock”), the Merger Consideration consisting of 0.5878 shares of Horizon’s common stock and $1.73 in cash.

Renninger as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have reviewed among other things:

(i)	the Agreement dated as of May 23, 2017;
(ii)	certain publicly available financial statements and other historical financial information of LFCB and Horizon that we deemed relevant;
(iii)	certain non-public internal financial and operating data of LFCB and Horizon that were prepared and provided to us by the respective management of LFCB and Horizon;
(iv)	internal financial projections for LFCB for the year ending December 31, 2017 prepared by and reviewed with management of LFCB;
(v)	the pro forma financial impact of the Merger on Horizon, based on assumptions relating to transaction expenses, acquisition accounting adjustments and cost savings as discussed with representatives of Horizon;
(vi)	publicly reported historical stock price and trading activity for LFCB’s and Horizon’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to LFCB and Horizon;
(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;
(viii)	the current market environment generally and the banking environment in particular; and,
(ix)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

12076 Bayhill Drive, Carmel, IN 46033                              (317) 695-7939 (317) 818-1235 fax                     www.renningerllc.com

B-1

We also discussed with certain members of senior management of LFCB the business, financial condition, results of operations and prospects of LFCB, including certain operating, regulatory and other financial matters. We held similar discussions with senior management of Horizon regarding the business, financial condition, results of operations and prospects of Horizon.

Management of LFCB and Horizon, respectively, have represented that there has been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that LFCB and Horizon will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, Renninger expresses no view or opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated by the Agreement or any terms or other aspects of the Agreement, the Merger or any such other transactions.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of LFCB’s or Horizon’s assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to LFCB and its shareholders.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of LFCB common stock. As part of the engagement, Renninger reserves the right to review any public disclosures describing this fairness opinion or its firm. In addition, LFCB agreed to indemnify Renninger against certain liabilities. Renninger expresses no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of LFCB or as to the underlying decision by LFCB to engage in the Merger or enter into the Agreement. Renninger did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by LFCB officers, directors or employees, or class of such persons, relative to the compensation to be received in the Merger by the holders of LFCB common stock.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of LFCB common stock.

Respectfully,

RENNINGER & ASSOCIATES, LLC

Michael A. Renninger

Principal

mrenninger@renningerllc.com

B-2

Appendix C

VOTING AGREEMENT

Each of the undersigned, being all of the directors of LAFAYETTE COMMUNITY BANCORP (“LFCB”) and LAFAYETTE COMMUNITY BANK, an Indiana state chartered bank and wholly-owned subsidiary of LFCB (“LCB”) having voted for the approval and adoption by LFCB of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among LFCB and Horizon Bancorp (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of LFCB in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to LFCB and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a)      will support the consummation of the Holding Company Merger and, any other merger of LCB with and into Horizon Bank, subject to fiduciary duties and Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the shareholders of LFCB;

(b)      will vote all shares of common stock of LFCB (“LFCB Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of LFCB or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger; and

(c)      until such time as the Holding Company Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of LFCB Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to Horizon a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to Horizon.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of LFCB Common Stock indicated beside his or her signature below.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of LFCB’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of LFCB.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf, or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXECUTED AND DELIVERED as of May 23, 2017.

/s/ Bradley W. Marley	(11,200 shares)
Bradley W. Marley

/s/ Edward Chosnek	(147,709 shares)
Edward Chosnek

/s/ Steven Hogwood	(57,100 shares)
Steven Hogwood

/s/ Richard Murray	(43,404 shares)
Richard Murray

/s/ John Scheumann	(654,702 shares)
John Scheumann

/s/ Daniel A. Teder	(61,094 shares)
Daniel A. Teder

/s/ Gary Henriott	(4,801 shares)
Gary Henriott

Appendix D

INDIANA CODE

TITLE 23. BUSINESS AND OTHER ASSOCIATIONS

ARTICLE 1. INDIANA BUSINESS CORPORATION LAW

CHAPTER 44. DISSENTERS’ RIGHTS

§ 23-1-44-1. “Corporation” defined.

As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

§ 23-1-44-2. “Dissenter” defined.

As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

§ 23-1-44-3. “Fair value” defined.

As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

§ 23-1-44-4. “Interest” defined.

As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

§ 23-1-44-4.5. “Preferred shares” defined.

As used in this chapter, “preferred shares” means a class or series of shares in which the holders of the shares have preference over any other class or series with respect to distributions.

§ 23-1-44-5. “Record shareholder” defined.

As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

§ 23-1-44-6. “Beneficial shareholder” defined.

As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

§ 23-1-44-7. “Shareholder” defined.

As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

§ 23-1-44-8. Right to dissent and obtain payment for shares.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party if:

(A) shareholder approval is required for the merger by IC 23-1-40 or the articles of incorporation; and

(B) the shareholder is entitled to vote on the merger.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4) The approval of a control share acquisition under IC 23-1-42.

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(6) Election to become a benefit corporation under IC 21-1.3-3-2.

(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were a covered security under Section 18(b)(1)(A) or 18(b)(1)(B) of the Securities Act of 1933, as amended.

(c) The articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate the right to dissent and obtain payment for any class or series of preferred shares. However, any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates the right to dissent and obtain payment for any shares:

(1) that are outstanding immediately before the effective date of the amendment; or

(2) that the corporation is or may be required to issue or sell after the effective date of the amendment under any exchange or other right existing immediately before the effective date of the amendment;

does not apply to any corporate action that becomes effective within one (1) year of the effective date of the amendment if the action would otherwise afford the right to dissent and obtain payment.

(d) A shareholder:

(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

(e) Subsection (d) does not apply to a corporate action that was approved by less than unanimous consent of the voting shareholders under IC 23-1-29-4 if both of the following apply:

(1) The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten (10) days before the corporate action was effected.

(2) The proceeding challenging the corporate action is commenced not later than ten (10) days after notice of the approval of the corporate action is effective as to the shareholder brining the proceeding.

§ 23-1-44-9. Dissenters’ rights of beneficial shareholder.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

§ 23-1-44-10. Proposed action creating dissenters’ rights; notice.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

(b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.

§ 23-1-44-11. Proposed action creating dissenters’ rights; assertion of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) must not vote the shareholder’s shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

§ 23-1-44-12. Dissenters’ notice; contents.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.

(b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

§ 23-1-44-13. Demand for payment and deposit of shares by shareholder.

(a) A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

§ 23-1-44-14. Uncertificated shares; restriction on transfer; dissenters’ rights.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 23-1-44-15. Payment to dissenter.

(a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares; and

(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.

§ 23-1-44-16. Failure to take action; return of certificates; new action by corporation.

(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.

§ 23-1-44-17. Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares.

(a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.

§ 23-1-44-18. Dissenters’ estimate of fair value; demand for payment; waiver.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

§ 23-1-44-19. Court proceeding to determine fair value; judicial appraisal.

(a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

§ 23-1-44-20. Costs; fees; attorneys’ fees.

(a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Horizon Bancorp is an Indiana corporation. Horizon’s officers and directors (and those who have agreed to such positions) are entitled to be indemnified under Indiana law and our Articles of Incorporation against certain liabilities and expenses. Chapter 37 of The Indiana Business Company Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director or an officer who is made a party to a proceeding because the individual was a director or an officer of the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the individual must also either have had reasonable cause to believe the individual’s conduct was lawful or no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Horizon’s Articles of Incorporation provide for mandatory indemnification of officers and directors (and those who have agreed to such positions) if they are wholly successful on the merits of a proceeding and satisfy the standards of conduct specified by the IBCL set forth in the preceding paragraph. The Articles of Incorporation also provide that any director or officer of Horizon or any person who is serving at the request of Horizon as a director or officer of another entity shall be indemnified and held harmless by Horizon to the same extent as Horizon’s directors and officers. In any proceeding, an officer or director is entitled to be indemnified against all liabilities and expenses related to the proceeding including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement. Horizon’s Articles of Incorporation also provide such persons with certain rights to be paid or reimbursed for expenses incurred in defending any such proceeding in advance of the final disposition. The Articles of Incorporation also provide that Horizon has the discretion to indemnify employees and agents to the same extent, and on the same basis, as it is required to indemnify its officers and directors.

The Articles of Incorporation also authorize Horizon to maintain insurance to protect itself and any director, officer, employee or agent of Horizon against expense, liability or loss, whether or not Horizon would have the power to indemnify such person against such expense, liability or loss under the IBCL or pursuant to its Articles of Incorporation. Horizon currently maintains such insurance.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following exhibits are filed with this Registration Statement:

2.1	Agreement and Plan of Merger dated May 23, 2017 by and among Horizon Bancorp and Lafayette Community Bancorp (included as Appendix A to this proxy statement/prospectus).

3.1	Amended and Restated Articles of Incorporation of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2016).

3.2	Amended and Restated Bylaws of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2013).

3.3	Amendment to the Amended and Restated Bylaws of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2015).

5.1	Opinion of Barnes & Thornburg LLP regarding legality of the securities being registered.

8.1	Opinion of Barnes & Thornburg LLP regarding tax matters.

10.1	Voting Agreement dated May 23, 2017 (included as Appendix C to this proxy statement/prospectus).

21.1	Subsidiaries of Horizon Bancorp (incorporated by reference to Exhibit 21 of Horizon’s Annual Report on Form 10-K for the year ended December 31, 2016).

23.1	Consent of BKD LLP.

23.2	Consent of Barnes & Thornburg LLP (included in Exhibits 5.1 and 8.1).

24	Powers of Attorney.

99.1	Form of Lafayette Community Bancorp proxy card.

99.2	Consent of Renninger & Associates, LLC.

(b)	Financial Statement Schedules

Not applicable.

(c)	Reports, Opinions, or Appraisals

Opinion of Renninger & Associates, LLC (included as Appendix B to the proxy statement/prospectus contained in this registration statement).

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g) That every prospectus (1) that is filed pursuant to paragraph (f) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Michigan City, State of Indiana, on July 14, 2017.

HORIZON BANCORP

By:	/s/ Craig M. Dwight
Craig M. Dwight
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

SIGNATURE	TITLE(S)	DATE

/s/ Craig M. Dwight	President, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	July 14, 2017
Craig M. Dwight

/s/ Mark E. Secor	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 14, 2017
Mark E. Secor

/s/ Susan D. Aaron Susan D. Aaron	Director	July 14, 2017

/s/ Lawrence E. Burnell Lawrence E. Burnell	Director	July 14, 2017

/s/ James B. Dworkin James B. Dworkin	Director	July 14, 2017

/s/ Daniel F. Hopp Daniel F. Hopp	Director	July 14, 2017

/s/ Michele M. Magnuson Michele M. Magnuson	Director	July 14, 2017

/s/ Larry N. Middleton Larry N. Middleton	Director	July 14, 2017

/s/ Peter L. Pairitz Peter L. Pairitz	Director	July 14, 2017

/s/ Steven W. Reed Steven W. Reed	Director	July 14, 2017

/s/ Robert E. Swinehart Robert E. Swinehart	Director	July 14, 2017

/s/ Spero W. Valavanis Spero W. Valavanis	Director	July 14, 2017

SIGNATURE	TITLE(S)	DATE

/s/ Maurice F. Winkler, III Maurice F. Winkler, III	Director	July 14, 2017

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated May 23, 2017 by and among Horizon Bancorp and Lafayette Community Bancorp (included as Appendix A to this proxy statement/prospectus).

3.1	Amended and Restated Articles of Incorporation of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2016).

3.2	Amended and Restated Bylaws of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2013).

3.3	Amendment to the Amended and Restated Bylaws of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2015).

5.1	Opinion of Barnes & Thornburg LLP regarding legality of the securities being registered.

8.1	Opinion of Barnes & Thornburg LLP regarding tax matters.

10.1	Voting Agreement dated May 23, 2017 (included as Appendix C to this proxy statement/prospectus).

21.1	Subsidiaries of Horizon Bancorp (incorporated by reference to Exhibit 21 of Horizon’s Annual Report on Form 10-K for the year ended December 31, 2016).

23.1	Consent of BKD LLP.

23.2	Consent of Barnes & Thornburg LLP (included in Exhibits 5.1 and 8.1).

24	Powers of Attorney.

99.1	Form of Lafayette Community Bancorp proxy card.

99.2	Consent of Renninger & Associates, LLC.